Exhibit 10.1

SIXTH AMENDMENT TO

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SIXTH AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into as of August 12, 2026 (the “Effective Date”), by and among WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as a joint lead arranger and administrative agent (the “Agent”) for the Lenders (as defined in the Credit Agreement referred to below), the Lenders party hereto, WABASH NATIONAL CORPORATION, a Delaware corporation (“Wabash”), certain Subsidiaries of Wabash designated on the signature pages hereto as borrowers (together with Wabash, such Subsidiaries are collectively referred as the “Borrowers”) and certain Subsidiaries of Wabash designated on the signature pages hereto as guarantors. Capitalized terms not otherwise defined herein have the definitions provided therefor in the Credit Agreement (as hereinafter defined).

WHEREAS, Borrowers, Agent, and Lenders are parties to that certain Second Amended and Restated Credit Agreement dated as of December 21, 2018 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”);

WHEREAS, Borrowers have requested that Agent and Lenders agree to amend the Credit Agreement in the manner specified in this Amendment;

WHEREAS, New Lender (as defined below) has agreed to join the Credit Agreement as a Lender; and

WHEREAS, Agent and Lenders have agreed to Borrowers’ requests, on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

1. Amendments. Subject to the satisfaction of the conditions to effectiveness set forth in Section 3 below, the Credit Agreement is hereby amended as follows:

(a) the Credit Agreement, together with Schedule 1.1, Schedule 5.1 and Schedule 5.2 to the Credit Agreement, are hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as reflected in the modifications set forth in the document attached hereto as Exhibit A-1.

(b) Schedule C-1 to the Credit Agreement is hereby amended and restated in its entirety as set forth on Exhibit A-2 attached hereto.

(c) Schedules E-1, P-1, P-2, 4.1(b), 4.1(c), 4.6(a), 4.6(b), 4.6(c), 4.6(d), 4.11, 4.12, 4.13, 4.15, 4.17, 4.19, 4.24, 4.29 and 6.6 to the Credit Agreement are hereby added to the Credit Agreement or amended and restated in their entirety, as applicable, as set forth on Exhibit A-3 attached hereto.

(d) Schedules 4.33, 6.12 and 11 are hereby added to the Credit Agreement as set forth on Exhibit A-4 attached hereto.

2. Joinder of New Lender; Reallocation.

(a) Morgan Stanley Senior Funding, Inc. (“New Lender”) (i) effective as of the Effective Date, hereby joins the Credit Agreement as a Lender and shall have the rights and obligations of a Lender under the Loan Documents; (ii) represents and warrants that it is legally authorized to enter into this Amendment and the Credit Agreement; (iii) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment; (iv) agrees that it will, independently and without reliance upon Agent or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (v) confirms that it is an Eligible Transferee; (vi) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (vii) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; (viii) confirms that it is a Non-Defaulting Lender; and (ix) confirms that prior to the date hereof, it has delivered to the Agent and the Administrative Borrower the forms prescribed by the Internal Revenue Service of the United States certifying New Lender’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to New Lender under the Credit Agreement.

(b) In connection herewith, the Commitments will be allocated to the Lenders (including New Lender) in the amounts set forth on Exhibit A-2 attached hereto. Each Lender agrees to make settlement payments to Agent, as applicable, as provided in the Credit Agreement, such that after giving effect to the making of such settlement payments, each Lender’s share of the outstanding Revolver Usage shall equal such Lender’s Pro Rata Share thereof in accordance with Exhibit A-2. Nothing contained herein shall constitute a novation of any Obligation.

(c) The Credit Agreement is hereby amended such that (i) Citizens Bank, N.A. is no longer a Lender and no longer holds any title under the Loan Documents as of the Effective Date and (ii) PNC Capital Markets, LLC and JPMorgan Chase Bank, N.A. are appointed joint lead arrangers (together with Wells Fargo Capital Finance, LLC) as of the Effective Date.

3. Conditions to Effectiveness. This Amendment shall become effective as of the Effective Date, when, and only when, each of the following conditions have been satisfied (or waived) in accordance with the terms therein:

(a) Agent shall have received a copy of this Amendment duly executed and delivered by Agent, the Lenders and the Loan Parties, together with each of the additional documents, instruments and agreements listed on the closing checklist attached hereto as Exhibit B (other than the documents, instruments and agreements listed under the heading “Post-Closing Items”, if any, on such checklist);

(b) Borrowers shall have paid (i) the fees referred to in Section 7 below, to the extent due and payable under the terms of the Fee Letter (as defined below) on the Effective Date, and (ii) all other Lender Group Expenses incurred in connection with the transactions evidenced by this Amendment to the extent invoiced on or prior to the Effective Date;

(c) upon giving effect to this Amendment on the Effective Date, Excess Availability is not less than $120,000,000; and

(d) the representations and warranties in Section 4 of this Amendment shall be true and correct in all respects as of the Effective Date.

Agent shall promptly notify the Administrative Borrower and Lenders of the satisfaction of the conditions to the occurrence of the Effective Date, which notice shall be conclusive and binding.

4. Representations and Warranties. In order to induce Agent and Lenders to enter into this Amendment, each Loan Party hereby makes each of the following representations and warranties to the Lenders, each of which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Effective Date, and shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) at and as of the date of the Effective Date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such earlier date):

(a) such Loan Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of this Amendment and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Amendment;

(b) such Loan Party has duly executed and delivered this Amendment and this Amendment constitutes the legal, valid and binding obligation of such Loan Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, moratorium, or similar laws affecting creditors’ rights generally and subject to general principles of equity;

(c) neither the execution, delivery or performance by such Loan Party of this Amendment nor compliance with the terms and provisions hereof nor the consummation of the transactions contemplated hereby will (a) contravene any material provision of any applicable law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality binding on any Loan Party, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Loan Party (other than Permitted Liens) pursuant to the terms of any Material Contract of any Loan Party or its Subsidiaries other than any such breach, default or Lien that could not reasonably be expected to result in a Material Adverse Change or (c) violate any material provision of the certificate of incorporation, by-laws or other Governing Document of such Loan Party or any of its Subsidiaries;

(d) after giving effect to the amendments to the Schedules to the Credit Agreement contemplated by this Amendment, both immediately before and upon giving effect to the Effective Date and the transactions contemplated hereby, all representations and warranties made by each Loan Party contained in the Credit Agreement and in the other Loan Documents shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Change” shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the Effective Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Change” shall be true and correct in all respects) as of such earlier date); and

(e) no Default or Event of Default shall exist on the Effective Date before or upon giving effect to the effectiveness hereof and the consummation of the transactions contemplated hereby.

5. Reaffirmation of the Loan Parties. Each Loan Party hereby consents to the amendment of the Credit Agreement effected hereby and confirms and agrees that, notwithstanding the effectiveness of this Amendment, each Loan Document to which such Loan Party is a party is, and the obligations of such Loan Party contained in the Credit Agreement, this Amendment or in any other Loan Document to which it is a party are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, in each case as amended by this Amendment. For greater certainty and without limiting the foregoing, each Loan Party hereby confirms that the existing security interests granted by such Loan Party in favor of the Lenders pursuant to the Loan Documents in the Collateral described therein shall continue to secure the obligations of the Loan Parties under the Credit Agreement and the other Loan Documents as and to the extent provided in the Loan Documents.

6. Amendment, Modification and Waiver. This Amendment may not be amended, modified or waived except in accordance with Section 14.1 of the Credit Agreement.

7. Fees. Borrowers shall pay to Agent, as and when due under the terms of the Sixth Amendment Fee Letter of even date herewith between Agent and Borrowers (the “Fee Letter”), the fees set forth in the Fee Letter.

8. Release of Certain Loan Parties.

(a) As of the Effective Date, Administrative Borrower is deemed to have designated SC Tower Structural Laminating, Inc., a Texas corporation (the “Released Loan Party”), as an Immaterial Subsidiary. Effective automatically upon the Effective Date, Agent hereby agrees that (i) the Released Loan Party shall no longer be a “Borrower” or a “Loan Party” for the purposes of the Credit Agreement or any other Loan Document, including without limitation, this Amendment; and (ii) all security interests and Liens granted to Agent, for itself and for the other Lenders, in property and assets of the Released Loan Party (the “Released Assets”) shall automatically terminate and be released.

(b) Nothing herein shall be construed (i) as evidence of payment in part or in full of the Obligations secured by the Lien created under the Security Agreement or any other Loan Document or (ii) except as to the Released Assets, as a release, waiver or discharge of any obligations, indebtedness or liabilities of the Loan Parties or any other Person, nor a release of any Liens on any assets described in the Security Agreement or any other Loan Documents now or hereafter executed in connection with the Credit Agreement.

9. Post-Closing Covenant. On or before the 90th day following the date hereof (or such later date as Agent may agree in writing in its reasonable discretion), Borrowers shall use commercially reasonable efforts to deliver, or cause to be delivered, to Agent, Collateral Access Agreements with respect to the leased and third party locations listed on Schedule E-1 (as amended in connection with this Amendment), to the extent not previously received by Agent, excluding such locations to the extent that the aggregate value (calculated in accordance with the definition of “Borrowing Base”) of Inventory and Leasing Inventory at such locations does not exceed $1,000,000.

10. Release of Claims. In consideration of the agreements of Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Loan Party and the Released Loan Party, on behalf of itself and each of its respective successors, assigns, and other legal representatives (the “Releasing Parties”), hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Agent and the Lenders and each of their successors and assigns, and each of their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives (Agent and the Lenders and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every kind and nature, known or unknown, suspected or unsuspected, at law or in equity, which any Loan Party, the Released Loan Party or any of its respective successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time prior to the date of this Amendment, including, without limitation, for or on account of, or in relation to, or in any way in connection with this Amendment, the Credit Agreement, or any of the other Loan Documents or transactions hereunder or thereunder. The Releasing Parties hereby represent to the Releasees that they have not assigned or transferred any interest in any Claim against any Releasee prior to the date hereof.

11. Miscellaneous.

(a) Expenses. Each Borrower agrees to pay promptly after receipt of written demand therefor from Agent all reasonable costs and expenses of Agent (including reasonable and documented attorneys’ fees) incurred in connection with the preparation, negotiation, execution, delivery and administration of this Amendment and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided herein shall survive any termination of this Amendment and the Credit Agreement as amended hereby.

(b) Choice of Law and Venue; Jury Trial Waiver; Reference Provision. Without limiting the applicability of any other provision of the Credit Agreement or any other Loan Document, the terms and provisions set forth in Section 12 of the Credit Agreement are expressly incorporated herein by reference.

(c) Counterparts. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Amendment. Execution of any such counterpart may be by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Agent reserves the right, in its sole discretion, to accept, deny, or condition acceptance of any electronic signature on this Amendment (it being understood and agreed that Agent accepts, consents to and approves of transmission through electronic means of an image of an original wet-ink manual signature). Any party delivering an executed counterpart of this Amendment by faxed, scanned or photocopied manual signature shall also deliver an original manually executed counterpart, but the failure to deliver an original manually executed counterpart shall not affect the validity, enforceability and binding effect of this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

BORROWERS:

WABASH NATIONAL CORPORATION, a Delaware corporation

By: /s/ Patrick J. Keslin
Name: Patrick J. Keslin
Title: Senior Vice President and Chief Financial Officer

WABASH NATIONAL, L.P., a Delaware limited partnership

By: Wabash National Trailer Centers, Inc.,
Its General Partner

By: /s/ Patrick J. Keslin
Name: Patrick J. Keslin
Title: Treasurer

WABASH NATIONAL TRAILER CENTERS, INC., a Delaware corporation

By: /s/ Patrick J. Keslin
Name: Patrick J. Keslin
Title: Treasurer

Signature Page to Sixth Amendment to Second Amended and Restated Credit Agreement

BULK SOLUTIONS LLC, a Texas limited liability company

By: Wabash National, L.P.,
Its Sole Member

By: Wabash National Trailer Centers, Inc.,
Its General Partner

By: /s/ Patrick J. Keslin
Name: Patrick J. Keslin
Title: Treasurer

WALKER STAINLESS EQUIPMENT COMPANY LLC, a Delaware limited liability company

By: Wabash National, L.P.,
Its Sole Member

By: Wabash National Trailer Centers, Inc.,
Its General Partner

By: /s/ Patrick J. Keslin
Name: Patrick J. Keslin
Title: Treasurer

BRENNER TANK LLC, a Wisconsin limited liability company

By: Wabash National, L.P.,
Its Sole Member

By: Wabash National Trailer Centers, Inc.,
Its General Partner

By: /s/ Patrick J. Keslin
Name: Patrick J. Keslin
Title: Treasurer

Signature Page to Sixth Amendment to Second Amended and Restated Credit Agreement

SUPREME CORPORATION, a Texas corporation

By:	/s/ Patrick J. Keslin
Name: Patrick J. Keslin
Title: Vice President, Treasurer/Controller and Principal Financial Officer

Signature Page to Sixth Amendment to Second Amended and Restated Credit Agreement

GUARANTOR:

WABASH NATIONAL SERVICES, L.P.

By:	Wabash National Trailer Centers, Inc.,
Its General Partner

By: /s/ Patrick J. Keslin
Name: Patrick J. Keslin
Title: Treasurer

Signature Page to Sixth Amendment to Second Amended and Restated Credit Agreement

RELEASED LOAN PARTY:

SC TOWER STRUCTURAL LAMINATING, INC., a Texas corporation

By: /s/ Patrick J. Keslin
Name: Patrick J. Keslin
Title: Vice President, Treasurer and Principal Financial Officer

Signature Page to Sixth Amendment to Second Amended and Restated Credit Agreement

WELLS FARGO CAPITAL FINANCE, LLC, as Agent, a Joint Lead Arranger and a Lender

By: /s/ Brandi Petrucci
Name: Brandi Petrucci
Title: Authorized Signatory

Signature Page to Sixth Amendment to Second Amended and Restated Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By: /s/ Andrew Salmon
Name: Andrew Salmon
Title: Vice President

Signature Page to Sixth Amendment to Second Amended and Restated Credit Agreement

JPMORGAN CHASE BANK, N.A., as a Joint Lead Arranger and a Lender

By: /s/ Andrew Rossman
Name: Andrew Rossman
Title: Executive Director

Signature Page to Sixth Amendment to Second Amended and Restated Credit Agreement

MORGAN STANLEY SENIOR FUNDING, INC., as a New Lender

By: /s/ Michael King
Name: Michael King
Title: Vice President

Signature Page to Sixth Amendment to Second Amended and Restated Credit Agreement

Exhibit A-1

Amended Credit Agreement

[attached]

~~CONFORMED THRU FIFTH~~EXHIBIT A-1 TO SIXTH AMENDMENT TO

SECOND AMENDED AND RESTATED CREDIT AGREEMENT~~, DATED AS OF~~

~~JULY 14, 2026~~

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

by and among

WABASH NATIONAL CORPORATION,

THE SUBSIDIARIES OF WABASH NATIONAL CORPORATION

IDENTIFIED ON THE SIGNATURE PAGES HEREOF AND THE ADDITIONAL

BORROWERS FROM TIME TO TIME PARTY HERETO,

as Borrowers,

THE LENDERS THAT ARE SIGNATORIES HERETO,

as the Lenders,

~~and~~

WELLS FARGO CAPITAL FINANCE, LLC,

as the Administrative Agent and Book Runner,

~~as the Administrative Agent, Lead Arranger and Bookrunner,~~

and

WELLS FARGO CAPITAL FINANCE, LLC, PNC CAPITAL MARKETS, LLC and

JPMORGAN CHASE BANK, N.A.,

as Joint Lead Arrangers

Dated as of December 21, 2018

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3. CONDITIONS; TERM OF AGREEMENT		~~46~~49

3.1.	Conditions Precedent to the Initial Extension of Credit	~~46~~49

3.2.	Conditions Precedent to all Extensions of Credit	~~47~~50

3.3.	Maturity	~~47~~50

3.4.	Effect of Maturity	~~47~~50

3.5.	Early Termination by Borrowers	~~48~~51

4. REPRESENTATIONS AND WARRANTIES		~~48~~51

4.1.	Due Organization and Qualification; Subsidiaries	~~48~~51

4.2.	Due Authorization; No Conflict	~~49~~52

4.3.	Governmental Consents	~~50~~53

4.4.	Binding Obligations; Perfected Liens	~~50~~53

4.5.	Title to Assets; No Encumbrances	~~50~~53

4.6.	Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims	~~51~~53

4.7.	Litigation	~~51~~54

4.8.	Compliance with Laws	~~51~~54

4.9.	No Material Adverse Change	~~52~~54

4.10.	Fraudulent Transfer	~~52~~55

4.11.	Employee Benefits	~~52~~55

4.12.	Environmental Condition	~~52~~55

4.13.	Intellectual Property	~~53~~56

4.14.	Leases	~~53~~56

4.15.	Deposit Accounts and Securities Accounts	~~53~~56

4.16.	Complete Disclosure	~~54~~56

4.17.	Material Contracts	~~54~~57

4.18.	Patriot Act	~~54~~57

4.19.	Indebtedness	~~55~~57

4.20.	Payment of Taxes	~~55~~58

4.21.	Margin Stock	~~55~~58

4.22.	Governmental Regulation	~~55~~58

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4.23.	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	~~56~~58

4.24.	Employee and Labor Matters	~~56~~59

4.25.	Eligible Accounts	~~57~~59

4.26.	Eligible Inventory	~~57~~60

4.27.	Eligible Leasing Inventory and Eligible Unappraised Leasing Inventory	~~57~~60

4.28.	~~[Intentionally Omitted]~~Hedge Agreements	~~57~~60

4.29.	Locations of Inventory, Leasing Inventory and Equipment	~~58~~60

4.30.	Inventory Records	~~58~~61

4.31.	Business Activity	~~58~~61

4.32.	Vehicles	~~58~~61

4.33.	Other Financing Arrangements	61

5. AFFIRMATIVE COVENANTS		~~58~~61

5.1.	Financial Statements, Reports, Certificates	~~59~~62

5.2.	Collateral Reporting	~~59~~62

5.3.	Existence	~~59~~62

5.4.	Maintenance of Properties	~~59~~62

5.5.	Taxes	~~60~~63

5.6.	Insurance	~~60~~63

5.7.	Inspection; Maintenance of Records	~~61~~64

5.8.	Compliance with Laws	~~61~~65

5.9.	Environmental	~~61~~65

5.10.	Disclosure Updates	~~62~~65

5.11.	Formation of Subsidiaries	~~62~~66

5.12.	Further Assurances	~~63~~67

5.13.	Employee Benefits	~~64~~67

5.14.	[Intentionally Omitted]	~~64~~68

5.15.	Location of Inventory, Leasing Inventory and Equipment	~~64~~68

5.16.	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	~~65~~68

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Page

5.17.	Physical and Cycle Counts of Inventory	~~65~~68

5.18.	Vehicle Titles	~~65~~69

5.19.	Post-Closing Obligations	~~65~~69

6. NEGATIVE COVENANTS		~~66~~70

6.1.	Indebtedness	~~66~~70

6.2.	Liens	~~67~~70

6.3.	Restrictions on Fundamental Changes	~~67~~70

6.4.	Disposal of Assets	~~68~~71

6.5.	Change Name	~~68~~71

6.6.	Nature of Business	~~68~~71

6.7.	Prepayments and Amendments	~~68~~72

6.8.	Change of Control	~~69~~73

6.9.	Restricted Junior Payments	~~69~~73

6.10.	Accounting Methods	~~71~~74

6.11.	Investments; Controlled Investments	~~71~~74

6.12.	Transactions with Affiliates	~~71~~75

6.13.	Use of Proceeds	~~72~~76

6.14.	~~Limitation on Issuance of Stock~~[Reserved]	~~73~~76

6.15.	Consignments and Other Arrangements	~~73~~77

6.16.	Inventory, Leasing Inventory and Equipment with Bailees	~~73~~77

6.17.	Material Intellectual Property	77

6.18.	Other Financing Arrangements	78

7. FINANCIAL COVENANT		~~74~~78

8. EVENTS OF DEFAULT		~~74~~78

9. RIGHTS AND REMEDIES		~~77~~81

9.1.	Rights and Remedies	~~77~~81

9.2.	Remedies Cumulative	~~77~~82

10. WAIVERS; INDEMNIFICATION		~~78~~83

10.1.	Demand; Protest; etc	~~78~~83

10.2.	The Lender Group’s Liability for Collateral	~~78~~83

10.3.	Indemnification	~~78~~83

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11. NOTICES		~~79~~84

12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER		~~80~~85

13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS		~~81~~86

13.1.	Assignments and Participations	~~81~~86

13.2.	Successors	~~85~~90

14. AMENDMENTS; WAIVERS		~~85~~91

14.1.	Amendments and Waivers	~~85~~91

14.2.	Replacement of Certain Lenders	~~88~~93

14.3.	No Waivers; Cumulative Remedies	~~89~~94

15. AGENT; THE LENDER GROUP		~~89~~94

15.1.	Appointment and Authorization of Agent	~~89~~94

15.2.	Delegation of Duties	~~90~~95

15.3.	Liability of Agent	~~90~~96

15.4.	Reliance by Agent	~~91~~96

15.5.	Notice of Default or Event of Default	~~91~~96

15.6.	Credit Decision	~~91~~97

15.7.	Costs and Expenses; Indemnification	~~92~~98

15.8.	Agent in Individual Capacity	~~93~~98

15.9.	Successor Agent	~~93~~99

15.10.	Lender in Individual Capacity	~~94~~99

15.11.	Collateral and Guaranty Matters	~~94~~100

15.12.	Restrictions on Actions by Lenders; Sharing of Payments	~~96~~102

15.13.	Agency for Perfection	~~97~~102

15.14.	Payments by Agent to the Lenders	~~97~~102

15.15.	Concerning the Collateral and Related Loan Documents	~~97~~103

15.16.	Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	~~97~~103

15.17.	Several Obligations; No Liability	~~98~~104

15.18.	~~Documentation and Syndication Agent~~Joint Lead Arrangers and Book Runner	~~99~~104

15.19.	Disqualified Institutions	~~99~~105

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16. WITHHOLDING TAXES		~~100~~105

16.1.	Payments	~~100~~105

16.2.	Exemptions	~~100~~106

16.3.	Reductions	~~102~~108

16.4.	Refunds	~~103~~108

17. GENERAL PROVISIONS		~~103~~109

17.1.	Effectiveness	~~103~~109

17.2.	Section Headings	~~103~~109

17.3.	Interpretation	~~104~~109

17.4.	Severability of Provisions	~~104~~109

17.5.	Bank Product Providers	~~104~~109

17.6.	Debtor-Creditor Relationship	~~105~~110

17.7.	Counterparts; Electronic Execution	~~105~~111

17.8.	Revival and Reinstatement of Obligations	~~105~~111

17.9.	Confidentiality	~~106~~111

17.10.	Lender Group Expenses	~~107~~113

17.11.	Survival	~~107~~113

17.12.	Patriot Act; Due Diligence	~~107~~114

17.13.	Integration	~~108~~114

17.14.	Wabash as Agent for Borrowers	~~108~~114

17.15.	Intercreditor Agreement	~~109~~115

17.16.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~109~~115

17.17.	Acknowledgement Regarding Any Supported QFCs	~~109~~116

17.18.	Erroneous Payments	~~110~~116

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EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit B-2	Form of Bank Product Provider Letter Agreement
Exhibit C-1	Form of Compliance Certificate
Exhibit D-1	Form of Notice of Additional Borrower
Exhibit E-1	Form of Borrower Termination Notice
Exhibit S-1	Form of SOFR Notice
Exhibit 3.1	Closing Checklist

Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule E-1	Eligible Inventory Locations
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule 1.1	Definitions
Schedule 2.11(g)	Existing Letters of Credit
Schedule 3.1	Conditions Precedent
Schedule 4.1(b)	Capitalization of Borrowers
Schedule 4.1(c)	Capitalization of Borrowers’ Subsidiaries
Schedule 4.6(a)	Jurisdictions of Organization
Schedule 4.6(b)	Chief Executive Offices
Schedule 4.6(c)	Organizational Identification Numbers
Schedule 4.6(d)	Commercial Tort Claims
Schedule 4.11	Benefit Plans
Schedule 4.12	Environmental Matters
Schedule 4.13	Intellectual Property
Schedule 4.15	Deposit Accounts and Securities Accounts
Schedule 4.17	Material Contracts
Schedule 4.19	Permitted Indebtedness
Schedule 4.24	Union Activity
Schedule 4.29	Locations of Inventory and Equipment
Schedule 4.33	Other Financing Arrangements
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting
Schedule 6.6	Nature of Business
Schedule 6.12	Transactions with Affiliates
Schedule 11	Notice Information

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SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), is entered into as of December 21, 2018, by and among the lenders identified on the signature pages hereof (each of such lenders, together with their respective successors and permitted assigns, are referred to hereinafter as a “Lender”, as that term is hereinafter further defined), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as ~~lead arranger, bookrunner~~book runner (“Book Runner”) and administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), WELLS FARGO CAPITAL FINANCE, LLC, PNC CAPITAL MARKETS, LLC and JPMORGAN CHASE BANK, N.A., as joint lead arrangers (the “Joint Lead Arrangers”), WABASH NATIONAL CORPORATION, a Delaware corporation (“Wabash”)~~,~~ and the Subsidiaries of Wabash identified on the signature pages hereof and the Additional Borrowers from time to time party thereto (such Additional Borrowers and such Subsidiaries, together with Wabash, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”).

STATEMENT OF PURPOSE

Wabash, certain of the other Borrowers, the lenders party thereto, and Agent executed and delivered that certain Amended and Restated Credit Agreement dated as of the Existing Credit Facility Closing Date (as amended, restated or otherwise modified prior to the Closing Date, the “Existing Credit Agreement”).

Borrowers have requested, and, subject to the terms and conditions hereof, Agent and such Lenders have agreed, effective on the Closing Date, to amend and restate the Existing Credit Agreement on the terms and conditions of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree, effective on the Closing Date, as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1. Definitions.

Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2. Accounting Terms.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, however, that if any Borrower notifies Agent that such Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies any Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and such Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and such Borrower after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. Notwithstanding any changes in GAAP after the Closing Date (including the phase-in of the effectiveness of any changes to GAAP pursuant to any amendment to GAAP adopted as of the Closing Date), any lease of the Borrowers or their Subsidiaries that would be characterized as an operating lease under GAAP in effect on the Closing Date (without giving effect to such phase-in), whether such lease is entered into before or after the Closing Date, shall not constitute a Capital Lease under this Agreement or any other Loan Document (except for purposes of provisions relating to the preparation of financial statements in accordance of GAAP) as a result of such changes in GAAP unless otherwise agreed to in writing by Administrative Borrower and Agent. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” or “Borrowers” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrowers and their Subsidiaries on a consolidated basis in accordance with GAAP, unless the context clearly requires otherwise.

1.3. Code.

Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4. Construction.

Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in full in cash or immediately available funds (or, (a) in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization, and (b) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization) of all of the Obligations (including the payment of any termination amount then applicable (or which would or could reasonably be expected to become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification, reimbursement and similar Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable agreements between the applicable Loan Party and the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid. Any reference herein or in any other Loan Document to any Person shall be construed to include such Person’s successors and permitted assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5. Schedules and Exhibits.

All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

1.6. Currency Matters.

Notwithstanding anything to the contrary contained herein, for purposes of any determination under Article 4, Article 5, Article 6 or Article 8 (any of the foregoing, an “Applicable Transaction”), in a currency other than Dollars, (i) the Dollar Equivalent of an applicable transaction in any such currency shall be calculated as of the date of such applicable transaction (which, in the case of any distribution, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided, that if any Indebtedness is incurred to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under another clause of the definition of Permitted Indebtedness (provided such incurrence shall be deemed a usage of such additional clause of the definition of Permitted Indebtedness for all purposes) and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any Applicable Transaction so long as such Applicable Transaction was permitted at the time incurred, made, acquired, committed, entered or declared.

1.7. Effect of Amendment and Restatement; No Novation.

On the Closing Date, upon the effectiveness of this Agreement, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement. The Existing Obligations (as amended and restated hereby) shall continue in full force and effect, and the effectiveness of this Agreement on the Closing Date shall not constitute a novation or repayment of the Existing Obligations. Such Existing Obligations, together with any and all additional Obligations incurred by Borrowers under this Agreement or under any of the other Loan Documents, shall continue to be secured by, among other things, the Collateral, whether now existing or hereafter acquired and wheresoever located, all as more specifically set forth in the Loan Documents. Each Borrower hereby reaffirms its obligations, liabilities, grants of security interests, pledges and the validity of all covenants by it contained in any and all Loan Documents, as amended, supplemented or otherwise modified by this Agreement and by the other Loan Documents delivered on the Closing Date (including, without limitation, as modified by any releases of Collateral delivered on the Closing Date). On the Closing Date, any and all references in any Loan Documents to the Existing Credit Agreement shall be deemed to be amended to refer to this Agreement.

1.8. Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Stock at such time.

1.9. Rates.

Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, ~~Adjusted~~ Term ~~SOFR, Term~~ SOFR or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, or with respect to any alternative, successor or replacement rate thereto (including any then-current Benchmark or any Benchmark Replacement) (other than, for the avoidance of doubt, Agent’s obligation to determine any Benchmark Replacement in accordance with this Agreement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), as it may or may not be adjusted pursuant to Section 2.12(d)(iii), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, ~~Adjusted Term SOFR,~~ Term SOFR or any other Benchmark, prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes (other than, for the avoidance of doubt, with respect to its obligation to implement any Conforming Changes that Agent decides may be appropriate or reasonably necessary in accordance with this Agreement). Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, ~~Adjusted Term SOFR,~~ Term SOFR, any

alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto and such transactions may be adverse to a Borrower. Agent may select information sources or services in its reasonable discretion to ascertain the Term SOFR Reference Rate~~, Adjusted Term SOFR~~ or Term SOFR, or any other Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

2. LOAN AND TERMS OF PAYMENT.

2.1. Revolver Advances.

(a) On the Closing Date, the outstanding principal balance of the Advances (as defined in the Existing Credit Agreement) is $49,157.51. All Advances (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement on the Closing Date shall be continued and shall, for all purposes of this Agreement, constitute Advances hereunder owing to Lenders as if such Advances had been made by Lenders to Borrowers hereunder. Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make revolving loans (“Advances”) to Borrowers in an amount at any one time outstanding not to exceed the lesser of:

(i) such Lender’s Revolver Commitment, or

(ii) such Lender’s Pro Rata Share of an amount equal to the lesser of:

(A) the Maximum Revolver Amount less the sum of (1) the Letter of Credit Usage at such time, plus (2) the principal amount of Swing Loans outstanding at such time, plus (3) the Availability Block, and

(B) the Borrowing Base at such time less the sum of (1) the Letter of Credit Usage at such time, plus (2) the principal amount of Swing Loans outstanding at such time.

(b) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Advances, together with interest accrued thereon, shall be due and payable on the Maturity Date or, in the case of an Extended Revolver Commitment, the applicable extended maturity date, or in either case, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(c) Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation) to establish, increase, reduce, eliminate, or otherwise adjust reserves from time to time against the Borrowing Base or the Maximum Revolver Amount in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, including (i) reserves in an amount equal to the Bank Product Reserve Amount, and (ii) reserves with respect to (A) sums that any Borrower is or its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has or have failed to pay when due, (B) amounts owing by any Borrower or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien which is a permitted purchase money Lien or the interest of a lessor under a Capital Lease or Liens securing the Term Loan Indebtedness and subject to the Intercreditor Agreement), which Lien or trust, in the Permitted Discretion of Agent likely would be pari passu with or have a priority superior to Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral, (C) price adjustments, damages, unearned discounts, returned products or other matters for which credit memoranda are issued in the ordinary course of a Borrower’s business; (D) shrinkage, spoilage and obsolescence of Inventory; (E) slow moving Inventory; (F) amounts relating to currency exchange rate risk; (G) amounts determined by Agent (in its Permitted Discretion) to be necessary in order to complete any Remedial Action required in order for Borrowers and their Subsidiaries to be in compliance in all material respects with applicable Environmental Law or to cause to be discharged any existing or reasonably expected Environmental Liabilities; (H) Accounts for Leasing Inventory that are the subject of a Sale Leaseback that is permitted pursuant to the last sentence of the definition of Permitted Disposition; (I) those reserves that Agent deems necessary or appropriate, in its Permitted Discretion, to establish and maintain with respect to Eligible Unappraised Leasing Inventory and Eligible Leasing Inventory, including based on the results of an appraisal by an Approved Appraiser, and (J) such other specific events, conditions or contingencies as to which Agent, in its reasonable credit judgment as is customary for asset based facilities of this type, determines reserves should be established from time to time hereunder. Agent will provide written notice in reasonable detail to Administrative Borrower at least five (5) Business Days’ prior to the establishment of any new categories of reserves after the date hereof or any change in the methodology of calculating an existing reserve after the date hereof that results in an increase to such reserve, except that such prior notice shall not be required (i) for a change that arises from the application of any existing criteria of reserves, (ii) for a change that arises as a result of Agent correcting any errors in calculation by the Borrowers, (iii) at any time that an Event of Default has occurred and is continuing, (iv) at any time there is a Dominion Period, or (v) if in the commercially reasonable good faith determination of Agent, it is necessary to act sooner to preserve or protect the Collateral or its value or the rights of Agent therein or to otherwise address any event, condition or circumstance that, in the commercially reasonable good faith judgment of the Agent, is reasonably likely to imminently cause a diminution in the value of the Collateral or to imminently threaten the ability to realize upon any portion of the Collateral, and provided, however, that, during such period of five (5) Business Days, no additional Borrowings that would cause an Overadvance to exist upon giving effect to such change shall be permitted. Upon receipt of such notice, Administrative Borrower may take such action as may be required so that the event, condition, or matter that is the basis for the reserve no longer exists. In any case where the foregoing does not require prior written notice of the establishment of any new categories of reserves or any change in the methodology of calculating an existing reserve that results in an increase to such reserve, Agent shall provide written notice thereof in reasonable detail to Administrative Borrower as promptly as practicable following the application thereof.

2.2. Revolver Increases.

Borrowers may, prior to the Latest Maturity Date, by written notice to Agent (whereupon Agent shall promptly deliver a copy to each of the Lenders), request up to ~~4~~five (5) increases (in minimum increments of $25,000,000) and not to exceed $175,000,000 in the aggregate, to the amount of the Maximum Revolver Amount (any such increase, a “Revolver Increase” and collectively, the “Revolver Increases”); provided, that (i) no such request shall be made, and no Revolver Increase shall be effective, if at the time that such Revolver Increase is to be made (and upon giving effect thereto) a Default or Event of Default shall exist and (ii) any such Revolver Increase may be subject to a closing fee to be determined. The notice from Borrowers pursuant to this Section shall set forth the requested amount of such Revolver Increase. Agent or Borrowers, at Borrowers’ election, may invite any existing Lender(s) and/or prospective lenders who are reasonably satisfactory to Agent and Borrowers to become a Lender in connection with such proposed Revolver Increase, subject to the provisions of Section 13 (including, without limitation, consent rights of Agent and Administrative Borrower with respect to any such prospective lender as if it were an Assignee). No Lender shall have any obligation to participate in any Revolver Increase. In connection with each Revolver Increase and as a further condition to providing each Revolver Increase, Lenders and each Loan Party shall execute such amendments, agreements, instruments and documents, if any, as Agent shall reasonably request to evidence such Revolver Increase and to increase each minimum Excess Availability or minimum Availability threshold set forth in this Agreement and the other Loan Documents by an amount in proportion to such Revolver Increase and, any Person that becomes a Lender shall execute a joinder to this Agreement as a Lender. In connection with any Revolver Increase, if any Loan Party or any of its Subsidiaries owns or will acquire any Margin Stock, Borrowers shall deliver to Agent an updated Form U-1 (with sufficient additional originals thereof for each Lender), duly executed and delivered by the Borrowers, together with such other documentation as Agent shall reasonably request, in order to enable Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the Board of Governors.

2.3. Borrowing Procedures and Settlements.

(a) Procedure for Borrowing. Each Borrowing shall be made by a written request by an Authorized Person delivered to Agent (which may be delivered through Agent’s electronic platform or portal). Such notice must be received by Agent no later than 1:00 p.m. (Chicago time) on the Business Day that is the requested Funding Date (in the case of a Swing Loan) or no later than 1:00 p.m. (Chicago time) on (A) the Business Day prior to the date that is the requested Funding Date in the case of a Base Rate Loan and (B) the U.S. Government Securities Business Day that is three U.S. Government Securities Business Days’ prior to the requested Funding Date in the case of a SOFR Loan, specifying, in each case, (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day. ~~At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, each Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the~~

~~request.~~ All Borrowing requests which are not made on-line via Agent’s electronic platform or portal shall be subject to (and unless Agent elects otherwise in the exercise of its sole discretion, such Borrowings shall not be made until the completion of) Agent’s authentication process (with results satisfactory to Agent) prior to the funding of any such requested Advance.

(b) Making of Swing Loans. In the case of a request for an Advance and so long as the aggregate amount of Swing Loans made since the last Settlement Date, minus the amount of Collections or payments applied to Swing Loans since the last Settlement Date, plus the amount of the requested Advance does not exceed an amount equal to ten percent (10%) of the Maximum Revolver Amount, and Swing Lender, in its sole discretion, shall agree to make a Swing Loan, Swing Lender shall make an Advance in the amount of such requested Borrowing (any such Advance made solely by Swing Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and such Advances being referred to collectively as “Swing Loans”) available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds to the Designated Account. Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other Advances, except that all payments on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by Agent’s Liens, constitute Advances and Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.

(c) Making of Loans.

(i) Promptly after receipt of a request for a Borrowing (other than a Swing Loan) pursuant to Section 2.3(a), Agent shall notify the Lenders by facsimile, telephone, email or other electronic form of transmission of the requested Borrowing, such notification to be sent on the Business Day or U.S. Government Securities Business Day, as applicable, that is (A) in the case of a Base Rate Loan, at least one Business Day prior to the requested Funding Date, or (B) in the case of a SOFR Loan, prior to 1:00 p.m. (Chicago time) at least three U.S. Government Securities Business Days prior to the requested Funding Date. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 12:00 noon (Chicago time) on the Funding Date applicable thereto. After Agent’s receipt of the proceeds of such Advances, Agent shall make the proceeds thereof available to Borrowers on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, however, that, subject to the provisions of Section 2.3(d)(ii), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

(ii) Unless Agent receives notice from a Lender prior to 11:00 a.m. (Chicago time) on the date of a Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on such date a corresponding amount. If and to the extent that any Lender shall not have made its full amount available to Agent in immediately available funds and if Agent in such circumstances has made available to Borrowers such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest or demonstrable error. If such amount is so made available, such payment to Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrowers of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing. The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.

(d) Protective Advances and Optional Overadvances.

(i) Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv) and the last sentence of this Section 2.3(d)(i), Agent hereby is authorized by Borrowers and the Lenders, from time to time in Agent’s sole discretion, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, to make Advances to, or for the benefit of, Borrowers on behalf of the Lenders (subject to the aggregate amount limitation set forth in Section 2.3(d)(iv)) that Agent, in its Permitted Discretion deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (any of the Advances described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”). In any event, if any Protective Advances remain outstanding for more than 30 days, unless otherwise agreed to by the Required Lenders, Agent shall not make additional Protective Advances.

(ii) Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.3(d)(iv), and the last sentence of this Section 2.3(d)(ii), the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or thereby would be created, so long as (A) upon giving effect to such Advances, the aggregate amount of Overadvances and Protective Advances does not exceed the limitation set forth in Section 2.3(d)(iv), and (B) upon giving effect to such Advances, the outstanding Revolver

Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount. In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders with Revolver Commitments thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrowers to an amount permitted by the immediately preceding sentence. In such circumstances, if any Lender with a Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrowers, which shall continue to be bound by the provisions of Section 2.5. Each Lender with a Revolver Commitment shall be obligated to settle with Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses. In any event: (x) if any Overadvance remains outstanding for more than 30 days, unless otherwise agreed to by the Required Lenders, Borrowers shall immediately repay Advances in an amount sufficient to eliminate all such Overadvances, and (y) after the date all such Overadvances have been eliminated, there must be at least five consecutive days before Overadvances are made.

(iii) Each Protective Advance and each Overadvance shall be deemed to be an Advance hereunder, except that no Protective Advance or Overadvance shall be eligible to be a SOFR Loan and, prior to Settlement therefor, all payments on the Protective Advances shall be payable to Agent solely for its own account. The Protective Advances and Overadvances shall be repayable on demand, secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans. The ability of Agent to make Protective Advances is separate and distinct from its ability to make Overadvances and its ability to make Overadvances is separate and distinct from its ability to make Protective Advances. For the avoidance of doubt, the limitations on Agent’s ability to make Protective Advances do not apply to Overadvances and the limitations on Agent’s ability to make Overadvances do not apply to Protective Advances. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit Borrowers in any way.

(iv) Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary: (A) no Overadvance or Protective Advance may be made by Agent if such Advance would cause the aggregate principal amount of Overadvances and Protective Advances outstanding to exceed an amount equal to ten percent (10%) of the Maximum Revolver Amount or such higher amount as the Required Lenders may approve; (B) to the extent any Protective Advance causes the aggregate Revolver Usage to exceed the Maximum Revolver Amount, each such Protective Advance shall be for Agent’s sole and separate account and not for the account of any Lender and shall be entitled to priority in repayment in accordance with Section 2.4(b); and (C) no Lender shall be required to make Advances (including reimbursement to Agent of Overadvances and Protective Advances) in excess of the amount of its Revolver Commitment.

(e) Settlement. It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Advances, the Swing Loans, and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:

(i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Protective Advances, and (3) with respect to Borrowers’ or their Subsidiaries’ Collections or payments received, as to each by notifying the Lenders by facsimile, telephone, or other similar form of transmission, of such requested Settlement, no later than 4:00 p.m. (Chicago time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, and Protective Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(g)): (y) if the amount of the Advances (including Swing Loans and Protective Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, then Agent shall, by no later than 2:00 p.m. (Chicago time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances), and (z) if the amount of the Advances (including Swing Loans and Protective Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, such Lender shall no later than 2:00 p.m. (Chicago time) on the Settlement Date transfer in immediately available funds to Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Protective Advances and, together with the portion of such Swing Loans or Protective Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii) In determining whether a Lender’s balance of the Advances, Swing Loans, and Protective Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swing Loans, and Protective Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and, if applicable, proceeds of Collateral.

(iii) Between Settlement Dates, Agent, to the extent Protective Advances or Swing Loans are outstanding, may pay over to Agent or Swing Lender, as applicable, any Collections or payments received by Agent that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to the Protective Advances or Swing Loans. Between Settlement Dates, Agent, to the extent no Protective Advances or Swing Loans are outstanding, may pay over to Swing Lender any Collections or payments received by Agent that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender’s Pro Rata Share of the Advances. If, as of any Settlement Date, Collections or payments of Borrowers or their Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding Advances of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Protective Advances, and each Lender (subject to the effect of agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.

(iv) Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).

(f) Notation. Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing the principal amount of the Advances owing to each Lender, including the Swing Loans owing to Swing Lender, and Protective Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g) Defaulting Lenders.

(i) Agent shall not be obligated to transfer to a Defaulting Lender any payments made by any Borrower to Agent for the Defaulting Lender’s benefit or any Collections or proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments (A) first, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, repaid by the Defaulting Lender, (B) second, to the Issuing Lender, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, repaid by the Defaulting Lender, (C) third, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of an Advance (or other funding obligation) was funded by such other Non-Defaulting Lender), (D) to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of Borrowers as if such Defaulting Lender had made its portion of Advances (or other funding obligations) hereunder, and (E) from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (L) of Section 2.4(b)(ii). Subject to the foregoing, Agent may hold and, in its Permitted Discretion, prior to the occurrence and continuation of an Application Event, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, however, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii). The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which the Non-Defaulting Lenders, Agent, Issuing Lender and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent or Administrative Borrower, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Agent pursuant to Section 2.3(g)(ii) shall be released to Administrative Borrower). The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrowers of their duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Agent, to arrange for a substitute Lender (which may be a new Lender) to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of the Letters of Credit); provided, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or any Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.

(ii) If any Swing Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:

(A) such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of the Revolving Loan Exposure of all Non-Defaulting Lenders plus such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders’ Revolver Commitments and (y) the conditions set forth in Section 3.2 are satisfied at such time;

(B) if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrowers shall within one Business Day following notice by the Agent (x) first, prepay such Defaulting Lender’s Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) and (y) second, cash collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that (I) Borrower shall not be obligated to cash collateralize any Defaulting Lender’s Letter of Credit Exposure if such Defaulting Lender is also the Issuing Lender and (II) Agent shall from time to time upon Borrower’s request release any such cash collateral to Borrower to the extent the amount of such cash collateral exceeds such Defaulting Lender’s Letter of Credit Exposure not otherwise reallocated;

(C) if Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.3(g)(ii), Borrower shall not be required to pay any Letter of Credit Fees to Agent for the account of such Defaulting Lender pursuant to Section 2.6(b) with respect to such cash collateralized portion of such Defaulting Lender’s Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;

(D) to the extent the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.3(g)(ii), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Letter of Credit Exposure;

(E) to the extent any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.3(g)(ii), then, without prejudice to any rights or remedies of the Issuing Lender or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 2.6(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to the Issuing Lender until such portion of such Defaulting Lender’s Letter of Credit Exposure is cash collateralized or reallocated;

(F) so long as any Lender is a Defaulting Lender, the Swing Lender shall not be required to make any Swing Loan and the Issuing Lender shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender’s Pro Rata Share of such Swing Loans or Letter of Credit cannot be reallocated (or, in the case of Swing Loan Exposure, reduced by prepayment) pursuant to this Section 2.3(g)(ii) or (y) the Swing Lender or Issuing Lender, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swing Lender or Issuing Lender, as applicable, and Borrower to eliminate the Swing Lender’s or Issuing Lender’s risk with respect to the Defaulting Lender’s participation in Swing Loans or Letters of Credit, including the cash collateralization of any Defaulting Lender’s Letter of Credit Exposure as provided in Section 2.3(g)(ii)(B); and

(G) Agent may release any cash collateral provided by Borrower pursuant to this Section 2.3(g)(ii) to the Issuing Lender and the Issuing Lender may apply any such cash collateral to the payment of such Defaulting Lender’s Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by Borrower pursuant to Section 2.11(d).

(h) Independent Obligations. All Advances (other than Swing Loans and Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4. Payments; Reduction of Commitments; Prepayments.

(a) Payments by Borrower.

(i) Except as otherwise expressly provided herein, all payments by any Borrower or any Guarantor shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 3:30 p.m. (Chicago time) on the date specified herein. Any payment received by Agent in immediately available funds in Agent’s Account later than 3:30 p.m. (Chicago time) shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day. If the due date for any payment to be made by any Borrower or any Guarantor shall fall due on a day that is not a Business Day, payment shall instead be due on the next succeeding Business Day and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such next succeeding Business Day would fall after the Latest Maturity Date, payment shall be made on the immediately preceding Business Day.

(ii) Unless Agent receives notice from Administrative Borrower prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b) Apportionment and Application.

(i) So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of the Issuing Lender) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates. All payments to be made hereunder by Borrowers shall be remitted to Agent and all (subject to Section 2.4(b)(iv) and Section 2.4(e)) such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing, except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Advances outstanding and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii) At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent in respect of the Obligations and all proceeds of Collateral received by Agent shall be applied to the Obligations as follows:

(A) first, to pay any Lender Group Expenses (including cost or expense reimbursements) then due to Agent or indemnities then due to Agent under the Loan Documents, until paid in full,

(B) second, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full,

(C) third, to pay interest due in respect of all Protective Advances until paid in full,

(D) fourth, to pay the principal of all Protective Advances until paid in full,

(E) fifth, ratably, to pay any Lender Group Expenses then due to the Lender Group (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(F) sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,

(G) seventh, to pay interest accrued in respect of the Swing Loans until paid in full,

(H) eighth, to pay the principal of all Swing Loans until paid in full,

(I) ninth, ratably, to pay interest accrued in respect of the Advances (other than Protective Advances) until paid in full,

(J) tenth, ratably (i) to pay the principal of all Advances until paid in full, (ii) to Agent, to be held by Agent, for the benefit of Issuing Lender (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of the Issuing Lender, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 103% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof), and (iii) to the Bank Product Providers to the extent that the amount of Bank Product Obligations owed to each such Bank Product Provider is reflected in the Bank Product Reserve Amount at such time (after taking into account any amounts previously paid pursuant to this clause (iii) during the continuation of the applicable Application Event),

(K) eleventh, to pay any other Obligations other than Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of Bank Product Obligations in excess of the amounts described in tier (J) hereof, with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof),

(L) twelfth, ratably to pay any Obligations owed to Defaulting Lenders; and

(M) thirteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(iv) In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by any Loan Party to Agent and specified by such Loan Party to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(v) For purposes of Section 2.4(b)(ii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vi) In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.

(c) Reduction of Commitments.

(i) The Revolver Commitments shall terminate on the Latest Maturity Date. Borrowers may from time to time reduce the Revolver Commitments, without premium or penalty, other than any payments required pursuant to Section 2.12(b)(ii), to an amount (which may be zero) (A) not less than the sum of (x) the Revolver Usage as of such date, plus (y) the principal amount of all Advances not yet made as to which a request has been given by Borrowers under Section 2.3(a), plus (z) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrowers pursuant to Section 2.11(a), and (B) except in the case of a reduction of the Revolver Commitments to zero, that would not cause WFCF’s Pro Rata Share of the Maximum Revolver Amount to be less than $30,000,000 or if WFCF has assigned all or any portion of its Revolver Commitment after the Closing Date in accordance with the terms of this Agreement, an amount equal to $30,000,000 minus such assigned amounts. Each such reduction shall be in an amount which is not less than $5,000,000 (unless the Revolver Commitments are being reduced to zero and the amount of the Revolver Commitments in effect immediately prior to such reduction are less than $5,000,000), shall be made by providing not less than seven (7) Business Days prior written notice to Agent and shall be irrevocable; provided, however, that a notice of reduction may state that such notice is conditioned upon the consummation of one or more transactions specified therein, in which case such notice may be revoked or modified by Administrative Borrower (by notice to the Agent on or prior to the specified date of reduction) if such transaction is not consummated. Once reduced, the Revolver Commitments may not be increased. Each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its Pro Rata Share thereof. In connection with any reduction in the Revolver Commitments prior to the Latest Maturity Date, if any Loan Party or any of its Subsidiaries owns any Margin Stock, Borrowers shall deliver to Agent an updated Form U-1 (with sufficient additional originals thereof for each Lender), duly executed and delivered by the Borrowers, together with such other documentation as Agent shall reasonably request, in order to enable Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the Board of Governors.

(ii) Notwithstanding the foregoing, upon the acquisition of one Lender by another Lender, or the merger, consolidation or other combination of any two or more Lenders (any such acquisition, merger, consolidation or other combination being referred to hereinafter as a “Combination” and each Lender which is a party to such Combination being hereinafter referred to as a “Combined Lender”), the Administrative Borrower may notify Agent that it desires to reduce the Commitment of the Lender surviving such Combination (the “Surviving Lender”) to an amount equal to the Commitment of that Combined Lender which had the largest Commitment of each of the Combined Lenders party to such Combination (such largest Commitment being the “Surviving Commitment” and the Commitments of the other Combined Lenders being hereinafter referred to, collectively, as the “Retired Commitments”). If the Required Lenders (determined as set forth below) and Agent agree to such reduction in the Surviving Lender’s Commitment, then (i) the aggregate amount of the Commitments shall be reduced by the Retired Commitments effective upon the effective date of the Combination (or such later date as the Administrative Borrower may specify in its request), provided, that, on or before such date the Borrowers have paid in full the outstanding principal amount of the loans made hereunder, accrued interest thereon, accrued fees and all other amounts payable to it hereunder of each of the Combined Lenders other than the Combined Lender whose Commitment is the Surviving Commitment, (ii) from and after the effective date of such reduction, the Surviving Lender shall have no obligation with respect to the Retired Commitments, and (iii) the Administrative Borrower shall notify Agent whether it wants such reduction to be a permanent reduction or a temporary reduction. If such reduction is to be a temporary reduction, then the Administrative Borrower shall be responsible for finding one or more financial institutions (which for the avoidance of doubt may be one or more existing Lenders) (each, a “Replacement Lender”), acceptable to Agent (such acceptance not to be unreasonably withheld, conditioned or delayed), willing to assume the obligations of a Lender hereunder with aggregate Commitments up to the amount of the Retired Commitments. Agent may require the Replacement Lenders to execute such documents, instruments or agreements as Agent reasonably deems necessary or desirable to evidence such Replacement Lenders’ agreement to become parties and/or hold Commitments hereunder. For purposes of this Section 2.4(c)(ii), Required Lenders shall be determined as if the reduction in the aggregate amount of the Commitments requested by the Administrative Borrower had occurred (i.e., the Combined Lenders shall be deemed to have a single Commitment equal to the Surviving Commitment and the aggregate amount of the Commitments shall be deemed to have been reduced by the Retired Commitments).

(d) Optional Prepayments. Borrowers may prepay the principal of any Advance at any time in whole or in part, without premium or penalty, other than payments required pursuant to Section 2.12(b)(ii).

(e) Mandatory Prepayments.

(i) Borrowing Base. If, at any time, (A) the Revolver Usage on such date exceeds (B) the Borrowing Base (such excess being referred to as the “Borrowing Base Excess”), then Borrowers shall within one (1) Business Day thereof prepay the Obligations in accordance with Section 2.4(f) in an aggregate amount equal to the Borrowing Base Excess; provided, however, that such one (1) Business Day time period shall be extended to five (5) Business Days in the case of any Borrowing Base Excess caused solely by the imposition of a new category of reserves or the change in the methodology of calculating an existing reserve and provided further that Agent is obligated to provide Administrative Borrower with at least five (5) Business Days’ notice thereof in accordance with Section 2.1(c).

(ii) Dispositions. Subject to the applicable provisions of the Intercreditor Agreement, within three (3) Business Days of the date of receipt by any Loan Party or any of its Subsidiaries of the Net Cash Proceeds in excess of $10,000,000 from any voluntary or involuntary sale or disposition by any Loan Party or any of its Subsidiaries of assets (excluding sales or dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c), (d), (e), (i), (j) and (l) of the definition of Permitted Dispositions and, to the extent that a Dominion Period is not then in effect, clause (f) of the definition of Permitted Disposition, but including casualty losses or condemnations in respect thereof), such Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions; provided that, so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) Borrowers shall have given Agent prior written notice of Borrowers’ intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of Borrowers or their Subsidiaries, (C) pending such application, the monies are held in a Deposit Account in which Agent has a perfected first-priority security interest (subject to Permitted Liens), and (D) Borrowers or their Subsidiaries, as applicable, complete such replacement, purchase, or construction, or enter into a binding commitment with respect to such replacement, purchase or construction, in each case within 365 days after the initial receipt of such monies, then the Loan Party or Subsidiary whose assets were the subject of such disposition (in the case of a replacement) or any of the Loan Parties shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of Borrowers or their Subsidiaries unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed (or, in the case of replacements, purchases or construction to which Borrowers or their Subsidiaries have committed within such 365-day period, to the extent that such replacement, purchase or construction shall not have been made or completed within 180 days from the end of such 365-day period), in which case, any amounts remaining in the Deposit Account referred to in clause (C) above shall be paid to Agent and applied in accordance with Section 2.4(f). Nothing contained in this Section 2.4(e)(ii) shall permit any Loan Party or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.4. For clarity, in the event that Borrowers at any time elect to apply the Net Cash Proceeds described in this Section 2.4(e)(ii) to prepay the Obligations, the reinvestment requirements described herein shall cease to be applicable to Borrowers and their Subsidiaries without regard to whether such amounts are subsequently reborrowed.

(iii) ~~[Reserved].~~Anti-Cash Hoarding. If at any time the amount of cash on hand of Borrowers exceeds $70,000,000, Borrowers shall promptly, but in any event within three Business Days, prepay the outstanding Advances in accordance with Section 2.4(f) in an aggregate amount equal to the amount of such excess.

(iv) Indebtedness. Subject to the applicable provisions of the Intercreditor Agreement, within 1 Business Day of the date of incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), Borrowers shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence. The provisions of this Section 2.4(e)(iv) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms and conditions of this Agreement.

(v) Net Cash Proceeds Rejected by a Term Loan Lender. Within 1 Business Day of the date that Administrative Borrower is permitted under the Term Loan Credit Agreement to retain any Net Cash Proceeds that otherwise would have been required to be paid as a mandatory prepayment of the Term Loan Indebtedness under any of Sections 5.2(a), (b) and (e) of the Term Loan Credit Agreement (the “Rejected Term Loan Prepayment Proceeds”), Borrowers shall prepay the Obligations in accordance with Section 2.4(f) in an amount equal to 100% of the Rejected Term Loan Prepayment Proceeds.

(vi) No Reduction of Maximum Revolver Amount. For clarity, none of the mandatory prepayments described in this Section 2.4(e) shall have the effect of reducing the Maximum Revolver Amount or any Lender’s Revolver Commitment.

(vii) Exceptions for Foreign Subsidiaries. Notwithstanding anything to the contrary contained in this Section 2.4(e), (i) to the extent that any of or all the Net Cash Proceeds of any disposition by a Foreign Subsidiary (a “Foreign Disposition”) attributable to Foreign Subsidiaries are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds so affected will not be required to be applied to repay Obligations at the times provided in this Section 2.4(e) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (Borrowers hereby agree to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the applicable Advances pursuant to this Section 2.4(e) and (ii) to the extent that the Administrative Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Disposition attributable to Foreign Subsidiaries would have adverse tax cost consequences with respect to such Net Cash Proceeds (including, without limitation, creating a tax obligation or requiring the use of net operating losses or similar tax credits to reduce such tax obligation), such Net Cash Proceeds so affected may be retained by the applicable Foreign Subsidiary; provided that, in the case of this clause (ii), on or before the date on which any such Net Cash Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 2.4(e)(ii), Borrowers may, at their option, apply an amount equal to such Net Cash Proceeds to such reinvestments or prepayments, as applicable, as if such Net Cash Proceeds had been received by a Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against (or, if applicable, the net operating losses that would have been applied) if such Net Cash Proceeds had been repatriated (or, if less, the Net Cash Proceeds that would be calculated if received by such Foreign Subsidiary).

(f) Application of Payments. Each prepayment pursuant to Section 2.4(e)(i)~~,~~ through 2.4(e)~~(ii), 2.4(e)(iii), 2.4(e)(iv) and 2.4(e)~~(v) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Advances until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to 103% of the then extant Letter of Credit Usage, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).

2.5. Overadvances.

If, at any time or for any reason, the amount of Obligations owed by Borrowers to the Lender Group pursuant to Section 2.1 or Section 2.11 is greater than any of the limitations set forth in Section 2.1 or Section 2.11, as applicable (an “Overadvance”), Borrowers shall immediately pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b). Borrowers promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in full on the Latest Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement.

2.6. Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a) Interest Rates. Except as provided in Section 2.6(c) and Section 2.12(d), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows:

(i) if the relevant Obligation is a SOFR Loan, at a per annum rate equal to ~~Adjusted~~ Term SOFR, plus the SOFR Margin, ~~plus the Leasing Inventory Incremental Margin,~~ and

(ii) otherwise, at a per annum rate equal to the Base Rate, plus the Base Rate Margin~~, plus Leasing Inventory Incremental Margin~~.

(b) Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Lenders with a Revolver Commitment, subject to any agreements between Agent and individual Lenders), a Letter of Credit fee (the “Letter of Credit Fee”) (which fee shall be in addition to the fronting fees and commissions, other fees, charges and expenses set forth in Section 2.11(k)) which shall accrue at a per annum rate equal to the SOFR Margin ~~plus the Leasing Inventory Incremental Margin~~ times the ~~Daily Balance of the undrawn~~average amount of ~~all outstanding Letters~~the Letter of Credit Usage during the immediately preceding month.

(c) Default Rate. Upon the occurrence and during the continuation of an Event of Default and at the election of the Required Lenders (written notice of which election promptly shall be given by Agent to Administrative Borrower),

(i) all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder, and

(ii) the Letter of Credit Fee provided for in Section 2.6(b) shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

(d) Payment. Except to the extent provided to the contrary in Section 2.10, Section 2.11(k) or Section 2.12(a), (i) all interest and all other fees payable hereunder or under any of the other Loan Documents (other than Letter of Credit Fees), and all costs, expenses, and Lender Group Expenses payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding; provided, however, that the Borrowers shall have 2 Business Days to review the invoice for any Lender Group Expenses comprised of attorneys’ fees prior to the same becoming due and payable under this sentence, and (ii) all Letter of Credit Fees payable hereunder, and all fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.11(k) shall be due and payable, in arrears, on the first Business Day of each month. Each Borrower hereby authorizes Agent, from time to time without prior notice to such Borrower, to charge all interest, Letter of Credit Fees, and all other fees payable hereunder or under any of the other Loan Documents (in each case, as and when due and payable), all costs, expenses, and Lender Group Expenses payable hereunder or under any of the other Loan Documents (in each case, as and when incurred), all charges, commissions, fees, and costs provided for in Section 2.11(k) (as and when accrued or incurred), all fees and costs provided for in Section 2.10 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products) to the Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans; provided, however, that the Borrowers shall have 2 Business Days to review and pay Lender Group Expenses comprised of attorneys’ fees prior to Agent charging the Loan Account. Any interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement that are properly charged to the Loan Account shall thereafter constitute Advances hereunder and shall initially accrue interest at the rate then applicable to Advances that are Base Rate Loans (unless and until converted into SOFR Loans in accordance with the terms of this Agreement).

(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year or in the case of Base Rate Loans only, on the basis of a 365 or 366 day year (as the case may be), in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate. For each period for which interest is calculated, subject to the provisions of Section 2.12 relating to interest calculated on SOFR Loans, interest shall be determined based on the daily balance of the Obligations charged to the Loan Account on each day during the applicable period.

(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Each Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

(g) Term SOFR Conforming Changes. In connection with the use or administration of Term SOFR, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. Agent will promptly notify Administrative Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

2.7. Crediting Payments.

The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available ~~federal~~ funds made to Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment ~~and interest shall be calculated accordingly~~. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 3:30 p.m. (Chicago time). If any payment item is received into Agent’s Account on a non-Business Day or after 3:30 p.m. (Chicago time) on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8. Designated Account.

Agent is authorized to make the Advances, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be (and reasonably and in good faith believed by Agent to be) an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrowers agree to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrowers, any Advance or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.9. Maintenance of Loan Account; Statements of Obligations.

Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with all Advances (including Protective Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers’ account, the Letters of Credit issued or arranged by Issuing Lender for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrowers or for any Borrower’s account. Agent shall render monthly statements regarding the Loan Account to

Borrowers, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest or demonstrable error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after ~~receipt thereof by~~Agent first makes such a statement available to Borrowers, Borrowers shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.10. Fees.

(a) Borrower shall pay to Agent,

(i) for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

(ii) for the ratable account of those Lenders (excluding Defaulting Lenders) with Revolver Commitments, on the first day of each month from and after the Closing Date up to the first day of the month prior to the Payoff Date and on the Payoff Date, an unused line fee in an amount equal to 0.20% per annum times the result of (i) the aggregate amount of the Revolver Commitments (excluding the Revolver Commitments of Defaulting Lenders), less (ii) the average Daily Balance of the Revolver Usage (excluding Revolving Usage attributable to Defaulting Lenders) during the immediately preceding month (or portion thereof). For the avoidance of doubt, Borrowers need not pay any unused line fee attributable to the Revolver Commitment of any Defaulting Lender, to such Defaulting Lender or otherwise.

(iii) audit, appraisal, field examination, and valuation fees and charges, as and when incurred or chargeable, as follows (i) the per diem charge at Wells Fargo’s then standard rate for examiners in the field and office, plus out-of-pocket expenses (including travel, meals, and lodging) for each field examination of any Loan Party or its Subsidiaries performed by or on behalf of Agent, (ii) if implemented, a fee of $1,000 per day, per applicable individual, plus reasonable and documented out-of-pocket expenses for the establishment of electronic collateral reporting systems, and (iii) the fees, charges or expenses paid or incurred by Agent if it elects to employ the services of one or more third Persons to examine or appraise the Collateral, or any portion thereof, and to the extent required by applicable law, Real Property; provided, however, that, prior to the Financial Covenant Conversion Date, (A) so long as no Event of Default shall have occurred and be continuing and (x) Borrowers have Excess Availability (calculated without giving effect to the Availability Block) in an amount equal to or greater than the greater of (I) 20% of the Line Cap and (II) $110,000,000, in each case as of the date such audit is scheduled, Borrowers shall not be obligated to reimburse Agent for more than 1 audit during any calendar year, or (y) Borrowers have Excess Availability (calculated without giving effect to the Availability Block) in an amount less than the greater of (I) 20% of the Line Cap and (II) $110,000,000, in each case as of the date such audit is scheduled, Borrowers shall not be obligated to reimburse Agent for more than 2 audits during any calendar year; and (B) so long as no Event of Default shall have occurred and be continuing and (x) Borrowers have Excess Availability (calculated without giving effect to the Availability Block) in an amount equal to or greater than the greater of (I) 20% of the Line Cap and (II) $110,000,000, in each case as of the date such appraisal is scheduled, Borrowers shall not be obligated to reimburse Agent for more than 1 appraisal during any calendar year, or (y) Borrowers have Excess Availability (calculated without giving effect to the Availability Block) in an amount less than the greater of (I) 20% of the Line Cap and (II) $110,000,000, in each case as of the date such appraisal is scheduled, Borrowers shall not be obligated to reimburse Agent for more than 2 appraisals during any calendar year; provided, that the second of such appraisals during any calendar may be a physical appraisal or a desktop appraisal, as elected by Agent in its sole discretion; provided, further, however, that, on and after the Financial Covenant Conversion Date, (A) so long as no Event of Default shall have occurred and be continuing and (x) Borrowers have Excess Availability in an amount equal to or greater than the greater of (I) 15% of the Line Cap and (II) $37,500,000, in each case as of the date such audit is scheduled, Borrowers shall not be obligated to reimburse Agent for more than 1 audit during any calendar year, or (y) Borrowers have Excess Availability in an amount less than the greater of (I) 15% of the Line Cap and (II) $37,500,000, in each case as of the date such audit is scheduled, Borrowers shall not be obligated to reimburse Agent for more than 2 audits during any calendar year; and (B) so long as no Event of Default shall have occurred and be continuing and (x) Borrowers have Excess Availability in an amount equal to or greater than the greater of (I) 15% of the Line Cap and (II) $37,500,000, in each case as of the date such appraisal is scheduled, Borrowers shall not be obligated to reimburse Agent for more than ~~(x)~~ 1 appraisal during any calendar year, or (y) Borrowers have Excess Availability in an amount less than the greater of (I) 15% of the Line Cap and (II) $37,500,000, in each case as of the date such appraisal is scheduled, Borrowers shall not be obligated to reimburse Agent for more than 2 appraisals during any calendar year ~~for Leasing Inventory~~; provided, that the second of such appraisals during any calendar may be a physical appraisal or a desktop appraisal, as elected by Agent in its sole discretion~~, and (y) 1 appraisal during any calendar year of each of the following other types of Collateral: Inventory consisting of trailers not constituting Leasing Inventory and Inventory consisting of raw materials, parts and work-in-process; provided, further, however, that~~. Notwithstanding the foregoing or anything else herein to the contrary, to the extent an Event of Default has occurred and is continuing, Borrowers shall be obligated to reimburse Agent for all fees and charges for each audit and appraisal during any calendar year occurring from and after such Event of Default.

(b) Borrowers shall pay to Vehicle Title Security Agent, as and when due and payable under the terms of any Vehicle Title Security Agent Fee Letter, the fees set forth therein.

2.11. Letters of Credit.

(a) Subject to the terms and conditions of this Agreement, upon the request of Borrowers made in accordance herewith, and prior to the Latest Maturity Date, Issuing Lender agrees to issue a requested standby Letter of Credit or a sight commercial Letter of Credit for the account of Borrowers. By submitting a request to Issuing Lender for the issuance of a Letter of Credit, Borrowers shall be deemed to have requested that Issuing Lender issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment or extension of any outstanding Letter of Credit, shall be (i) irrevocable and made in writing by an Authorized Person, (ii) delivered to Agent and Issuing Lender via telefacsimile or other electronic method of transmission reasonably acceptable to Agent and Issuing Lender and reasonably in advance of the requested date of issuance, amendment, or extension, and (iii) subject to Issuing Lender’s authentication procedures with results satisfactory to Issuing Lender. Each such request shall be in form and substance reasonably satisfactory to Agent and Issuing Lender and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, or extension of such

Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment or extension, identification of the Letter of Credit to be so amended or extended) as shall be necessary to prepare, amend, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Agent or Issuing Lender may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Lender generally requests for Letters of Credit in similar circumstances. Issuing Lender’s records of the content of any such request will, in the absence of demonstrable error, be conclusive. Anything contained herein to the contrary notwithstanding, Issuing Lender may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of a Loan Party or one of its Subsidiaries in respect of (x) a lease of real property, or (y) an employment contract.

(b) Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:

(i) the Letter of Credit Usage would exceed the Letter of Credit Sublimit, or

(ii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Advances (including Swing Loans) less the Availability Block, or

(iii) the Letter of Credit Usage would exceed the Borrowing Base at such time less the outstanding principal balance of Advances (inclusive of Swing Loans) at such time.

(c) In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, Issuing Lender shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.3(g)(ii), or (ii) Issuing Lender has not otherwise entered into arrangements reasonably satisfactory to it and Borrowers to eliminate Issuing Lender’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrowers cash collateralizing such Defaulting Lender’s Letter of Credit Exposure in accordance with Section 2.3(g)(ii). Additionally, Issuing Lender shall have no obligation to issue or extend a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Lender from issuing such Letter of Credit, or any law applicable to Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Lender shall prohibit or request that Issuing Lender refrain from the issuance of letters of credit generally or such Letter of Credit in particular, or (B) the issuance of such Letter of Credit would violate one or more policies of Issuing Lender applicable to letters of credit generally.

(d) Any Issuing Lender (other than Wells Fargo or any of its Affiliates) shall notify Agent in writing no later than the Business Day prior to the Business Day on which such Issuing Lender issues any Letter of Credit. In addition, each Issuing Lender (other than Wells Fargo or any of its Affiliates) shall, on the first Business Day of each week, submit to Agent a report detailing the daily undrawn amount of each Letter of Credit issued by such Issuing Lender during the prior calendar week. Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Lender, including the requirement that, except as provided in the next paragraph of this Section 2.11(d), the amounts payable thereunder must be payable in Dollars. If Issuing Lender makes a payment under a Letter of Credit, Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be an Advance hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the rate then applicable to Advances that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be an Advance hereunder, Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to Issuing Lender shall be automatically converted into an obligation to pay the resulting Advance, and any such conversion shall constitute payment by Borrowers of such Letter of Credit Disbursement. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.11(e) to reimburse Issuing Lender, then to such Lenders and Issuing Lender as their interests may appear.

After the Third Amendment Effective Date, Borrowers may request that Letters of Credit be issued in any lawful currency other than Dollars that is at such time freely traded in the offshore interbank foreign exchange and foreign deposit market in which Issuing Lender customarily funds loans in currencies other than Dollars, by means of a written request received by Agent at least seven (7) Business Days prior to the issuance date for the Letter of Credit. Agent may accept or reject such request in the exercise of its sole discretion and shall promptly inform Borrowers thereof. If Agent accepts any such request, the currency designated shall be referred to as an “Agreed Alternate Currency”. Notwithstanding the foregoing, any otherwise Agreed Alternate Currency shall automatically cease being an Agreed Alternate Currency at such time that, in Agent’s reasonable determination, such currency could not reasonably be converted by Agent into Dollars within three (3) Business Days. Upon any draw upon a Letter of Credit, the amount of such draw shall be immediately converted into Dollars in the manner provided in Section 2.15. The Letter of Credit Usage shall be adjusted at a frequency determined by Agent (but no less frequently than monthly) on the basis of a mark-to-market conversion completed in the manner set forth in Section 2.15.

(e) Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.11(d), each Lender agrees to fund its Pro Rata Share of any Advance deemed made pursuant to Section 2.11(d) on the same terms and conditions as if Borrowers had requested the amount thereof as an Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment or extension of a Letter of Credit) and without any further action on the part of Issuing Lender or the Lenders, Issuing Lender shall be deemed to have granted to each Lender, and each Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Lender, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of Issuing Lender, such Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Lender under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Issuing Lender, such Lender’s Pro Rata Share of each Letter of Credit

Disbursement made by Issuing Lender and not reimbursed by Borrowers on the date due as provided in Section 2.11(d), or of any reimbursement payment that is required to be refunded (or that Agent or Issuing Lender elects, based upon the advice of counsel, to refund) to Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of Issuing Lender, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.11(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f) Each Borrower agrees to indemnify, defend and hold harmless each member of the Lender Group (including Issuing Lender and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including Issuing Lender, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable and documented fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any Letter of Credit Related Person (other than Taxes, which shall be governed by Section 16) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of ~~this Agreement, any Letter of Credit, any Issuer Document, or any Drawing Document referred to in or related to any Letter of Credit, or~~ :

(i) any Letter of Credit or any pre-advice of its issuance;

(ii) any transfer, sale, delivery, surrender or endorsement (or lack thereof) of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;

(iii) any action or proceeding arising out of, or in connection with, any Letter of ~~the foregoing~~Credit (whether administrative, judicial or in connection with arbitration)~~; in each case~~, including ~~that resulting from the~~any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit ~~Related Person’s own negligence~~, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;

(iv) any independent undertakings issued by the beneficiary of any Letter of Credit;

(v) any unauthorized instruction or request made to Issuing Lender in connection with any Letter of Credit or requested Letter of Credit, or any error, omission, interruption or delay in such instruction or request, whether transmitted by mail, courier, computer, electronic transmission, SWIFT, or any other telecommunication including communications through a correspondent;

(vi) an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii) any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;

(viii) the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;

(ix) any prohibition on payment or delay in payment of any amount payable by Issuing Lender to a beneficiary or transferee beneficiary of a Letter of Credit arising out of Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions;

(x) any third party approval of goods shipped in connection with a Letter of Credit;

(xi) Issuing Lender’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation;

(xii) any foreign language translation provided to Issuing Lender in connection with any Letter of Credit;

(xiii) any foreign law or usage as it relates to Issuing Lender’s issuance of a Letter of Credit in support of a foreign guaranty including the expiration of such guaranty after the related Letter of Credit expiration date and any resulting drawing paid by Issuing Lender in connection therewith; or

(xiv) the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;

provided, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (xiv) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the bad faith, gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.11(f). If and to the extent that the obligations of Borrowers under this Section 2.11(f) are unenforceable for any reason, Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable law. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(g) The liability of Issuing Lender (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrowers that are caused directly by Issuing Lender’s ~~bad faith,~~ gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit, or (iii) retaining Drawing Documents presented under a Letter of Credit. Borrowers’ aggregate remedies against Issuing Lender and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrowers to Issuing Lender in respect of the honored presentation in connection with such Letter of Credit under Section 2.11(d), plus interest at the rate then applicable to Base Rate Loans hereunder. Borrowers shall take action to avoid and mitigate the amount of any damages claimed against Issuing Lender or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrowers as a result of the breach or alleged wrongful conduct complained of, and (y) the amount (if any) of the loss that would have been avoided had Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Issuing Lender to effect a cure.

(h) Borrowers are responsible for the final text of the Letter of Credit as issued by Issuing Lender, irrespective of any assistance Issuing Lender may provide such as drafting or recommending text or by Issuing Lender’s use or refusal to use text submitted by Borrowers. Borrowers understand that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by Issuing Lender, and Borrowers hereby consent to such revisions and changes not materially different from the application executed in connection therewith. Borrowers are solely responsible for the suitability of the Letter of Credit for Borrowers’ purposes. If Borrowers request Issuing Lender to issue a Letter of Credit for an affiliated or unaffiliated third party (an “Account Party”), (i) such Account Party shall have no rights against Issuing Lender; (ii) Borrowers shall be responsible for the application and obligations under this Agreement; and (iii) communications (including notices) related to the respective Letter of Credit shall be among Issuing Lender and Borrowers. Borrowers will examine the copy of the Letter of Credit and any other documents sent by Issuing Lender in connection therewith and shall promptly notify Issuing Lender (not later than three (3) Business Days following Borrowers’ receipt of documents from Issuing Lender) of any non-compliance with Borrowers’ instructions and of any discrepancy in any document under any presentment or other irregularity. Borrowers understand and agree that Issuing Lender is not required to extend the expiration date of any Letter of Credit for any reason. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, Issuing Lender, in its sole and absolute discretion, may give notice of non-extension of such Letter of Credit and, if Borrowers do not at any time want the then current expiration date of such Letter of Credit to be extended, Borrowers will so notify Agent and Issuing Lender at least 30 calendar days before Issuing Lender is required to notify the beneficiary of such Letter of Credit or any advising bank of such non-extension pursuant to the terms of such Letter of Credit. Borrower’s acceptance or rejection of a Drawing Document presented under or in connection with any Letter of Credit (whether or not the document is genuine) or of any released goods shall preclude Borrowers from raising a defense, set-off or claim with respect to Issuing Lender’s honor of such presentation.

(i) Borrowers’ reimbursement and payment obligations under this Section 2.11 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever; provided, that subject to Section 2.11(g) above, the foregoing shall not release Issuing Lender from such liability to Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Lender following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrowers to Issuing Lender arising under, or in connection with, this Section 2.11 or any Letter of Credit.

(j) Without limiting any other provision of this Agreement, Issuing Lender and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrowers for, and Issuing Lender’s rights and remedies against Borrowers and the obligation of Borrowers to reimburse Issuing Lender for each drawing under each Letter of Credit shall not be impaired by:

(i) honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii) honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii) acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv) the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Lender’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v) acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Issuing Lender in good faith reasonably believes to have been given by a Person authorized to give such instruction or request;

(vi) any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice (irrespective of whether notice is required) to any Borrower;

(vii) any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii) assertion or waiver of any provision of the ISP ~~or~~, UCP or eUCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix) payment to any presenting bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x) acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuing Lender has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi) honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Lender if subsequently Issuing Lender or any court or other finder of fact determines such presentation should have been honored;

(xii) dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; ~~or~~

(xiii) honor of a presentation made at any location or counter of Issuing Lender counter notwithstanding any stated restrictions on presentation locations in the Letter of Credit;

(xiv) delivery of the Letter of Credit to the beneficiary using the Issuing Lender’s branch network notwithstanding any advising bank preference by applicant; or

(xv) ~~(xiii)~~ honor of a presentation that is subsequently determined by Issuing Lender to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(k) Borrowers shall pay immediately upon demand to Agent for the account of Issuing Lender as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions, and charges to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof, and the immediate payment thereof by Borrowers, for the purposes of this Section 2.11(k)): (i) a fronting fee which shall be imposed by Issuing Lender equal to 0.125% per annum times the average amount of the Letter of Credit Usage during the immediately preceding month (or portion thereof), plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, Issuing Lender, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, whether at the time of issuance of any Letter of Credit ~~and~~, upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, extensions or cancellations) or otherwise. Notwithstanding the foregoing, if Issuing Lender is a Person other than Wells Fargo, all fronting fees payable in respect of Letters of Credit issued by Issuing Lender shall be paid by Borrowers immediately upon demand directly to Issuing Lender for its own account.

(l) If by reason of (x) any Change in Law, or (y) compliance by Issuing Lender or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or any Advances or obligations to make Advances hereunder or hereby, or

(ii) there shall be imposed on Issuing Lender or any other member of the Lender Group any other condition regarding any Letter of Credit, Advances, or obligations to make Advances hereunder,

and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Lender or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrowers, and Borrowers shall pay within 30 days after demand therefor ~~in accordance with this Section accompanied by a certificate in reasonable detail as contemplated below~~, such amounts as Agent may specify to be necessary to compensate Issuing Lender or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that (A) Borrowers shall not be required to provide any compensation pursuant to this Section 2.11(l) for any such amounts incurred more than ~~90~~180 days prior to the date on which the demand for payment of such amounts is first made to Borrowers, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the ~~90~~180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Agent of any amount due pursuant to this Section 2.11(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(m) Each standby Letter of Credit shall expire not later than the date that is 12 months after the date of the issuance of such Letter of Credit; provided, that any standby Letter of Credit may provide for the automatic extension thereof for any number of additional periods each of up to one year in duration; provided further, that with respect to any such Letter of Credit which extends beyond the Latest Maturity Date, Letter of Credit Collateralization shall be provided therefor on or before the date that is five Business Days prior to the Latest Maturity Date. Each commercial Letter of Credit shall expire on the earlier of (i) 120 days after the date of the issuance of such commercial Letter of Credit and (ii) five Business Days prior to the Latest Maturity Date; provided that, upon the Administrative Borrower’s request and subject to the approval, in its reasonable discretion, by the Issuing Lender that issued such commercial Letter of Credit, any such Letter of Credit may have a later expiration date if Letter of Credit Collateralization is provided therefor on or before the date that is five Business Days prior to the Latest Maturity Date.

(n) If (i) any Event of Default shall occur and be continuing, or (ii) Availability shall at any time be less than zero, then on the Business Day following the date when Administrative Borrower receives notice from Agent or the Required Lenders (or, if the maturity of the Obligations has been accelerated, Lenders with Letter of Credit Exposure representing greater than 50% of the total Letter of Credit Exposure) demanding Letter of Credit Collateralization pursuant to this Section 2.11(n), Borrowers shall provide Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage. If Borrowers fail to provide Letter of Credit Collateralization as required by this Section 2.11(n), the Lenders may (and, upon direction of Agent, shall) advance, as Advances, the amount of the cash collateral required pursuant to the Letter of Credit Collateralization provision so that the then existing Letter of Credit Usage is cash collateralized in accordance with the Letter of Credit Collateralization provision (whether or not the Revolver Commitments have terminated, an Overadvance exists or the conditions in Section 3 are satisfied).

(o) Unless otherwise expressly agreed by Issuing Lender and Borrowers when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the substantive laws of the jurisdiction specified in the applicable Letter of Credit shall govern such Letter of Credit, or if no governing law is so specified, then the substantive laws of the jurisdiction of the office of the Issuing Lender that issued the applicable Letter of Credit shall govern, including in either case, the Uniform Commercial Code (the “UCC”) as in effect from time to time in such jurisdiction but excluding any choice of law rules that would apply the law of a different jurisdiction, (ii) the rules of the ISP shall apply to each standby Letter of Credit, and (~~ii~~iii) the rules of the UCP or eUCP shall apply to each commercial Letter of Credit.

(p) The ISP, the UCP and eUCP shall serve, in the absence of proof to the contrary, as evidence of Standard Letter of Credit Practice with respect to matters covered therein. Issuing Lender shall be deemed to have acted with due diligence and reasonable care if Issuing Lender’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.

(q) In the event of a direct conflict between (i) the provisions of this Section 2.11 and any provision contained in any Issuer Document or Standard Letter of Credit Practice, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other~~. In~~, but in the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11 shall control and govern~~.~~, (ii) the ISP and the UCC or other Standard of Letter of Credit Practice, the ISP shall control and govern, (iii) the UCP or eUCP, as applicable, and the UCC or other Standard Letter of Credit Practice if the Letter of Credit is governed by the UCP or eUCP, as applicable, the UCP and the eUCP shall control and govern, and (iv) the eUCP and the UCP if the Letter of Credit is governed by the eUCP, the eUCP shall control and govern.

(r) The provisions of this Section 2.11 shall survive the termination of this Agreement and the repayment in full of the Obligations with respect to any Letters of Credit that remain outstanding.

(s) At Borrowers’ costs and expense, Borrowers shall execute and deliver to Issuing Lender such additional certificates, instruments ~~or~~, documents or agreements and take such additional action as may be reasonably requested by Issuing Lender to enable Issuing Lender to issue any Letter of Credit pursuant to this Agreement and related Issuer Document, to protect, exercise and/or enforce Issuing Lenders’ rights and interests under this Agreement or to give effect to the terms and provisions of this Agreement or any Issuer Document. Each Borrower irrevocably appoints Issuing Lender as its attorney-in-fact and authorizes Issuing Lender, without notice to Borrowers, to execute and deliver ancillary documents and letters customary in the letter of credit business that may include but are not limited to advisements, indemnities, checks, bills of exchange and issuance documents. The power of attorney granted by the Borrowers is limited solely to such actions related to the issuance, confirmation or amendment of any Letter of Credit and to ancillary documents or letters customary in the letter of credit business. This appointment is coupled with an interest.

(t) With respect to each application for a Letter of Credit to cover the shipment or sale of goods, Borrowers have obtained or will obtain, prior to submission of such application to Issuing Lender, all import, export or shipping licenses and other governmental approvals required in connection with the transaction(s) contemplated thereby or the issuance by Issuing Lender of any Letter of Credit.

(u) Issuing Lender, at its option, shall be subrogated to applicant’s rights against any Person who may be liable to any applicant on any transaction or obligation underlying any Letter of Credit, to the rights of any holder in due course or Person with similar status against applicant, and to the rights of any beneficiary or any successor or assignee of any beneficiary.

(v) ~~(t)~~ As of the Closing Date, there are certain outstanding letters of credit that were issued under the Existing Credit Agreement (the “Existing Letters of Credit”), all as described on Schedule 2.11(g) hereto. Effective as of the Closing Date, the Existing Letters of Credit shall be deemed to be Letters of Credit issued under this Agreement.

2.12. SOFR Option.

(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.12(b) below (the “SOFR Option”) to have interest on all or a portion of the Advances be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a SOFR Loan, or upon continuation of a SOFR Loan as a SOFR Loan) at a rate of interest based upon ~~Adjusted~~ Term SOFR. Interest on SOFR Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided, that subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than three months in duration, interest shall be payable at three month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period), (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrowers have properly exercised the SOFR Option with respect thereto, the interest rate applicable to such SOFR Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that Advances bear interest at a rate based upon ~~Adjusted~~ Term SOFR.

(b) SOFR Election.

(i) Administrative Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the SOFR Option by notifying Agent prior to 1:00 p.m. (Chicago time) at least three U.S. Government Securities Business Days prior to the commencement of the proposed Interest Period (the “SOFR Deadline”). Notice of Administrative Borrower’s election of the SOFR Option for a permitted portion of Advances and an Interest Period pursuant to this Section shall be made by delivery to Agent of a SOFR Notice received by Agent before the SOFR Deadline. Promptly upon its receipt of each such SOFR Notice, Agent shall provide a notice thereof to each of the affected Lenders.

(ii) Each SOFR Notice shall be irrevocable and binding on Borrowers. In connection with each SOFR Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment or required assignment of any principal of any SOFR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any SOFR Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any SOFR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”).

(iii) A certificate of Agent or a Lender delivered to Borrowers setting forth ~~the calculation~~ in reasonable detail ~~of~~ any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest or demonstrable error. Borrowers shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate. If a payment of a SOFR Loan on a day other than the last day of the applicable Interest Period would result in a Funding Loss, Agent may, in its sole discretion at the request of Administrative Borrower, hold the amount of such payment as cash collateral in support of the Obligations until the last day of such Interest Period and apply such amounts to the payment of the applicable SOFR Loan on such last day of such Interest Period, it being agreed that Agent has no obligation to so defer the application of payments to any SOFR Loan and that, in the event that Agent does not defer such application, Borrowers shall be obligated to pay any resulting Funding Losses. Neither Agent nor any Lender shall be entitled to recover under this Section losses, costs or expenses incurred by Agent or such Lender as a result of the bad faith, gross negligence or willful misconduct of Agent or such Lender, as applicable.

(iv) Unless Agent, in its sole discretion, agrees otherwise, Borrowers shall have not more than eight SOFR Loans in effect at any given time. Borrowers may only exercise the SOFR Option for proposed SOFR Loans of at least $1,000,000.

(c) Conversion; Prepayment. Borrowers may convert SOFR Loans to Base Rate Loans or prepay SOFR Loans at any time; provided, that in the event that SOFR Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Agent of any payments or proceeds of Collateral in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12 (b)(ii).

(d) Special Provisions Applicable to ~~Adjusted~~ Term SOFR.

(i) ~~Adjusted~~ Term SOFR may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs (other than Taxes which shall be governed by Section 16), in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, or pursuant to any Change in Law or change in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at ~~Adjusted~~ Term SOFR. In any such event, the affected Lender shall give Borrowers and Agent prompt written notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (A) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting ~~Adjusted~~ Term SOFR and the method for determining the amount of such adjustment, or (B) repay the SOFR Loans or Base Rate Loans determined with reference to ~~Adjusted~~ Term SOFR, in each case, of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)). Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender pursuant to this Section for any additional or increased costs incurred more than 90 days prior to the date that such Lender notifies the Borrowers of such law giving rise to such additional or increased costs and of such Lender’s demand for compensation therefor in accordance herewith; provided further that if such claim arises by reason of the adoption of or change in any law that is retroactive, then the 90 day period day period referred to above shall be extended to include the period of retroactive effect thereof.

(ii) Subject to the provisions set forth in Section 2.12(d)(iii) below, in the event that any change in market conditions or any Change in Law shall at any time after the ~~Third~~Sixth Amendment Effective Date, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain SOFR Loans (or Base Rate Loans determined with reference to ~~Adjusted~~ Term SOFR) or to continue such funding or maintaining, or to determine or charge interest rates at the Term SOFR Reference Rate, ~~Adjusted~~ Term ~~SOFR, Term~~ SOFR or SOFR, such Lender shall give written notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (y)(i) in the case of any SOFR Loans of such Lender that are outstanding, such SOFR Loans of such Lender will be deemed to have been converted to Base Rate Loans on the last day of the Interest Period of such SOFR Loans, if such Lender may lawfully continue to maintain such SOFR Loans, or immediately, if such Lender may not lawfully continue to maintain such SOFR Loans, and thereafter interest upon the SOFR Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans (and if applicable, without reference to the ~~Adjusted~~ Term SOFR component thereof) and (ii) in the case of any such Base Rate Loans of such Lender that are outstanding and that are determined with reference to ~~Adjusted~~ Term SOFR, interest upon the Base Rate Loans of such Lender after the date specified in such Lender’s notice shall accrue interest at the rate then applicable to Base Rate Loans without reference to the ~~Adjusted~~ Term SOFR component thereof and (z) Borrowers shall not be entitled to elect the SOFR Option and Base Rate Loans shall not be determined with reference to the ~~Adjusted~~ Term SOFR component thereof, in each case, until such Lender determines that it would no longer be unlawful or impractical to do so.

(iii) Benchmark Replacement Setting.

(A) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, Agent and Administrative Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Agent has posted such proposed amendment to all affected Lenders and Administrative Borrower so long as Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.12(d)(iii) will occur prior to the applicable Benchmark Transition Start Date.

(B) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(C) Notices; Standards for Decisions and Determinations. Agent will promptly notify Administrative Borrower and the Lenders of (1) the implementation of any Benchmark Replacement and (2) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Agent will notify Administrative Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.12(d)(iii)(D) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.12(d)(iii), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole reasonable discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.12(d)(iii).

(D) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (1) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (I) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by Agent in its reasonable discretion or (II) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then Agent may modify the definition of “Interest Period” (or any similar or analogous definition)

for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (2) if a tenor that was removed pursuant to clause (1) above either (I) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (II) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(E) Benchmark Unavailability Period. Upon Administrative Borrower’s receipt of notice from Agent of the commencement of a Benchmark Unavailability Period, (1) Administrative Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Administrative Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (2) any outstanding affected SOFR Loans, if applicable, at the Administrative Borrower’s election, shall either (I) be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period or (II) be prepaid in full at the end of the applicable Interest Period; provided that, if no election is made by the Administrative Borrower by the earlier of (x) the date that is three Business Days after receipt by the Administrative Borrower of such notice and (y) the last day of the current Interest Period for the applicable SOFR Loans, the Administrative Borrower shall be deemed to have elected clause (I) above. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to match fund any Obligation as to which interest accrues at ~~Adjusted~~ Term SOFR or the Term SOFR Reference Rate.

2.13. Capital Requirements.

(a) If, after the ~~Third~~Sixth Amendment Effective Date (or, as to any Lender that becomes a Lender after the ~~Third~~Sixth Amendment Effective Date, the date such Lender becomes a Lender), Issuing Lender or any Lender reasonably determines that (i) any Change in Law regarding capital, liquidity or reserve requirements for banks or bank holding companies, or (ii) compliance by Issuing Lender or such Lender, or their respective parent bank holding companies with any guideline, request or directive of any such Governmental Authority regarding capital adequacy or liquidity requirements (whether or not having the force of law), has the effect of reducing the return on Issuing Lender’s, such Lender’s, or such holding companies’ capital or liquidity as a consequence of Issuing Lender’s or such Lender’s commitments, loans, participations or other obligations hereunder to a level below that which Issuing Lender or such Lender or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration Issuing Lender’s, such Lender’s or such holding companies’ then existing policies with respect to capital adequacy or liquidity requirements and assuming the full utilization of such entity’s capital) by any amount deemed by Issuing Lender or such Lender to be material, then Issuing Lender or such Lender may notify Administrative Borrower and Agent thereof. Following receipt of such notice, Borrowers agree to pay Issuing Lender or such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by Issuing Lender or such Lender of a statement in the amount and setting forth in reasonable detail Issuing Lender’s or such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest or demonstrable error). In determining such amount, Issuing Lender or such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of Issuing Lender or any Lender to demand compensation pursuant to this Section shall not constitute a waiver of Issuing Lender’s or such Lender’s right to demand such compensation; provided that no Borrower shall be required to compensate Issuing Lender or a Lender pursuant to this Section for any reductions in return incurred more than 90 days prior to the date that Issuing Lender or such Lender notifies Borrowers of such Change in Law giving rise to such reductions and of Issuing Lender’s or such Lender’s demand for compensation therefor in accordance herewith; provided further that if such claim arises by reason of any Change in Law that is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If Issuing Lender or any Lender (or its Participant) requests additional or increased costs referred to in Section 2.11(l) or Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) relative to changed circumstances (Issuing Lender or any such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining SOFR Loans (or Base Rate Loans determined with reference to ~~Adjusted~~ Term SOFR) and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrowers agree to pay all reasonable and documented out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender (or its Participant) pursuant to Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable, or to enable Borrowers to obtain SOFR Loans (or Base Rate Loans determined with reference to ~~Adjusted~~ Term SOFR), then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.11(l), Section 2.12(d)(i) or Section 2.13(a), as applicable) may seek a substitute Lender (which may be a new Lender) reasonably acceptable to Agent to purchase the Obligations (other than any Bank Product Obligations if so specified pursuant to agreements between the relevant Bank Product Provider and the applicable Loan Party) owed to such Affected Lender and such Affected Lender’s commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and Commitments, pursuant to an Assignment and Acceptance Agreement, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be “Issuing Lender” or a “Lender” (as the case may be) for purposes of this Agreement and such Affected Lender shall cease to be “Issuing Lender” or a “Lender” (as the case may be) for purposes of this Agreement.

In connection with the arrangement of such a Replacement Lender, the Affected Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of Replacement Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations at par (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts than may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit).

2.14. Joint and Several Liability of Borrowers.

(a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 2.14), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation until such time as all of the Obligations are paid in full.

(d) The Obligations of each Borrower under the provisions of this Section 2.14 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.14(d)) or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Except as expressly provided otherwise in this Agreement, each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.14 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.14, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.14 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.14 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender.

(f) Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) The provisions of this Section 2.14 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and permitted assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product Provider, or any of their successors or permitted assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.14 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise as required by applicable law, the provisions of this Section 2.14 will forthwith be reinstated in effect, as though such payment had not been made.

(h) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(i) Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).

(j) Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to guaranty and otherwise honor all Obligations in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2.14(j) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2.14(j), or otherwise under the Loan Documents, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 2.14(j) shall remain in full force and effect until payment in full of the Obligations. Each Qualified ECP Guarantor intends that this Section 2.14(j) constitutes and this Section 2.14(j) shall be deemed to constitute a “keepwell, support or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

2.15. Dollars; Conversion to Dollars.

Unless otherwise specifically set forth in this Agreement, all monetary amounts shall be in Dollars. Subject to the provisions of Section 1.6, (a) all valuations or computations of monetary amounts set forth in this Agreement shall include the Dollar Equivalent of amounts designated in any currency other than Dollars, and (b) in connection with all Dollar amounts set forth in this Agreement, all amounts in any currency other than Dollars shall be converted to Dollars in accordance with prevailing exchange rates, as determined by Agent in its reasonable discretion, on the applicable date.

2.16. Judgment Currency; Contractual Currency.

(a) If, for the purpose of obtaining or enforcing judgment against any Borrower or Guarantor or any other party to this Agreement in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 2.16 referred to as the “Judgment Currency”) an amount due under any Loan Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding (i) the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to such conversion being made on such date, or (ii) the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 2.16 being hereinafter in this Section 2.16 referred to as the “Judgment Conversion Date”).

(b) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 2.16(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Borrower or Guarantor shall pay such additional amount (if any, but in any event not a lesser amount) as is necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from a Borrower or Guarantor under this Section 2.16(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Documents.

(c) The term “rate of exchange” in this Section 2.16 means the rate of exchange at which Agent would, on the relevant date at or about 12:00 noon (Chicago time), be prepared to sell the Obligation Currency against the Judgment Currency.

(d) Any amount received or recovered by Agent in respect of any sum expressed to be due to it (whether for itself or as trustee for any other person) from any Borrower or Guarantor of any other party under this Agreement or under any of the other Loan Documents in a currency other than the currency (the “contractual currency”) in which such sum is so expressed to be due (whether as a result of or from the enforcement of, any judgment or order of a court or tribunal of any jurisdiction, the winding-up of a Borrower or Guarantor or otherwise) shall only constitute a discharge of such Borrower or Guarantor to the extent of the amount of the contractual currency that Agent is able, in accordance with its usual practice, to purchase with the amount of the currency so received or recovered on the date of receipt or recovery (or, if later, the first date on which such purchase is practicable). If the amount of the contractual currency so purchased is less than the amount of the contractual currency so expressed to be due, such Borrower or Guarantor shall indemnify Agent against any loss sustained by it as a result, including the cost of making any such purchase.

2.17. Common Enterprise.

(a) Wabash is the direct or indirect and beneficial owner and holder of all of the issued and outstanding shares of stock or other equity interests in each other Borrower and each Guarantor. Borrowers and Guarantors make up a related organization of various entities constituting a single economic and business enterprise so that Borrowers and Guarantors share a substantial identity of interests such that any benefit received by any one of them benefits the others. Borrowers and certain of the Guarantors render services to or for the benefit of Borrowers and/or the other Guarantors, as the case may be, purchase or sell and supply goods to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of Borrowers and Guarantors (including inter alia, the payment by Borrowers and Guarantors of creditors of the Borrowers or Guarantors and guarantees by Borrowers and Guarantors of indebtedness of Borrowers and Guarantors and provide administrative, marketing, payroll and management services to or for the benefit of Borrowers and Guarantors). Borrowers and Guarantors have centralized accounting, common officers and directors and are in certain circumstances, identified to creditors as a single economic and business enterprise.

2.18. Extensions of Revolver Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by Administrative Borrower to all Lenders with Revolver Commitments with a like maturity date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of such Revolver Commitments with a like maturity date) and on the same terms to each such Lender, Borrowers are hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Revolver Commitments and otherwise modify the terms of such Revolver Commitments pursuant to the terms of the relevant Extension Offer (including by increasing or decreasing the interest rate margin, interest rate floor, all-in yield pricing or fees payable in respect of such Revolver Commitments (and related outstandings) (each, an “Extension,” and each portion of Revolver Commitments in each case as so extended, as well as the original Revolver Commitments (in each case not so extended), being a “tranche”; any Extended Revolver Commitments shall constitute a separate tranche of Revolver Commitments from the tranche of Revolver Commitments from which they were converted), in each case, so long as each of the following terms is satisfied: (i) no Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) except as to interest rate margin, interest rate floor, all-in yield pricing, fees, AHYDO Payments, optional redemption or prepayment terms, final maturity, and, after the final maturity date of the other existing Revolver Commitments, any other covenants and provisions (which shall be determined by Borrowers and the Extending Revolver Lenders and set forth in the relevant Extension Offer), the Revolver Commitment of any Lender (an “Extending Revolver Lender”) extended pursuant to an Extension (an “Extended Revolver Commitment”), and the related outstandings, shall be a Revolver Commitment (or related outstandings, as the case may be) with such other terms substantially identical to, or not more favorable to the Extending Revolver Lenders than, those applicable to the Revolver Commitments not subject to such Extension Offer (and related outstandings); provided, that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolver Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-extending Revolver Commitments, and (C) repayment made in connection with a permanent repayment and termination of commitments) of Advances with respect to Extended Revolver Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolver Commitments, (2) all Swing Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Revolver Commitments in accordance with their percentage of the Revolver Commitments subject to the express terms herein, (3) the permanent repayment of Advances with respect to, and termination of, Extended Revolver Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolver Commitments, except that Borrowers shall be permitted to permanently repay and terminate commitments of any tranche on a better than a pro rata basis as compared to any other tranche with a later maturity date than such tranche, (4) assignments and participations of Extended Revolver Commitments and extended Advances shall be governed by the same assignment and participation provisions applicable to Revolver Commitments and Advances, and (5) at no time shall there be Revolver Commitments hereunder (including Extended Revolver Commitments and any original Revolver Commitments) which have more than three different maturity dates, (iii) if the aggregate principal amount of Revolver Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolver Commitments offered to be extended by Borrowers pursuant to such Extension Offer, then the Revolver Commitments of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings or commitments of record) with respect to which such Lenders have accepted such Extension Offer, (iv) Borrowers shall have delivered to Agent such legal opinions, certificates, resolutions and other documents as Agent shall reasonably request with respect to the transactions contemplated by this Section 2.18, (v) all documentation in respect of such Extension shall be consistent with the foregoing, (vi) the Revolver Commitments extended pursuant to any Extension Offer shall be in a minimum amount of $50,000,000 and increments of $5,000,000 in excess thereof, and (vii) any Extension made pursuant to any Extension Offer must be consummated within 60 days of such Extension Offer.

(b) With respect to all Extensions consummated by Borrowers pursuant to this Section 2.18, such Extension shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement. Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.18 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Revolver Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.18.

(c) No consent of any Lender or Agent shall be required to effectuate any Extension, other than (i) the consent of each Lender agreeing to such Extension with respect to its Revolver Commitment (or a portion thereof), and (ii) the consent of the Issuing Lender or Swing Lender to the extent the Letter of Credit facility and/or Swing Loan facility is to be extended, which consent shall not be unreasonably withheld, delayed or conditioned. All Extended Revolver Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize Agent to enter into amendments to this Agreement and the other Loan Documents with the Loan Parties as may be necessary or appropriate in order to establish new tranches or sub-tranches in respect of Revolver Commitments so extended, that reflect the terms and conditions of any such Extension and such technical amendments as may be necessary or appropriate in the reasonable opinion of Agent and Borrowers in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.18. All such amendments entered into with the Loan Parties by Agent hereunder shall be binding and conclusive on the Lenders. In addition, if so provided in such amendment and with the consent of Issuing Lender, participations in Letters of Credit expiring on or after the Maturity Date in respect of the Advances shall be re-allocated from Lenders holding Revolver Commitments to Lenders holding Extended Revolver Commitments in accordance with the terms of such amendment; provided, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Extended Revolver Commitments, be deemed to be participation interests in respect of such Extended Revolver Commitments and the terms of such participation interests (including the fees applicable thereto) shall be adjusted accordingly. On and after the applicable maturity date with respect to the Revolver Commitment and Advances of any Lender that has not extended its Revolver Commitments and Advances beyond such maturity date pursuant to this Section 2.18, the Letter of Credit Exposure of such Lender shall be reallocated to Lenders that have extended their Advances and Revolver Commitments beyond such maturity date pro rata in accordance with the Revolver Commitments and Advances of all Lenders that have so extended their Revolver Commitments and Advances. Notwithstanding the provisions of this Section 2.18, Agent shall have the right to resign on the Maturity Date in accordance with Section 15.9.

(d) In connection with any Extension, Borrowers shall provide Agent at least ten days (or such shorter period as may be agreed by Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, Agent, in each case acting reasonably to accomplish the purposes of this Section 2.18.

(e) The provisions of this Section 2.18 shall govern notwithstanding any other provisions of this Agreement to the contrary, including, without limitation, any contrary provisions contained in Section 14.1.

2.19. Additional Borrowers.

(a) At any time after the Closing Date, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Administrative Borrower may elect that any wholly-owned Domestic Subsidiary (other than an Excluded Subsidiary) that is a Loan Party to be added as an Additional Borrower hereunder by delivery to the Agent of a Notice of Additional Borrower as follows:

(i) such Subsidiary shall (x) be deemed a “Borrower” hereunder and under the Loan Documents upon confirmation from Agent of receipt of, in form and substance reasonably satisfactory to Agent, joinder and any other documentation reasonably requested by Agent with respect to such Additional Borrower, including the materials set forth in clause (iii) below, any promissory notes requested by a Lender through Agent and written opinions of the Loan Parties’ counsel, and (y) substantially contemporaneously with the effectiveness of becoming a “Borrower” in accordance with the terms hereof, automatically cease to be a Guarantor without the necessity of any further action;

(ii) such Additional Borrower shall deliver the documents required by Section 5.11 with respect thereto; and

(iii) as a condition to the effectiveness of any joinder of any Additional Borrower, such Additional Borrower shall deliver all documentation and other information reasonably requested in writing (at least five (5) Business Days prior to the effective date of such joinder) by and reasonably acceptable to Agent and each Lender to satisfy requirements under Agent’s and such Lender’s applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(b) Notwithstanding anything herein to the contrary, until the completion of an appraisal and field examination of the assets of any Additional Borrower, in each case, reasonably satisfactory to Agent, no asset of such Additional Borrower shall be included in the Borrowing Base.

(c) Any Additional Borrower shall continue to be a Borrower under this Agreement until Administrative Borrower delivers a Borrower Termination Notice with respect to such Subsidiary to Agent, whereupon such Subsidiary shall cease to be a Borrower hereunder; provided that no Borrower Termination Notice will become effective as to any Additional Borrower until a new Borrowing Base Certificate reflecting the removal of such Additional Borrower has been delivered to Agent, all Advances made to such Additional Borrower shall have been repaid, all Letters of Credit issued for the account of such Additional Borrower have been drawn in full or have expired or have been cash collateralized in an amount equal to 103% of the then extant Letter of Credit Usage with respect thereto and all amounts payable by such Additional Borrower in respect of the Issuing Lender, interest and/or fees (and, to the extent notified by Agent, the Issuing Lender or any Lender, any other amounts payable under this Agreement by such Additional Borrower) shall have been paid in full; provided further that (i) such Borrower Termination Notice shall be effective to terminate the right of such Additional Borrower to request or receive further Advances under this Agreement, (ii) no Borrower Termination Notice shall be effective if there is only one Borrower prior to delivery of the Borrower Termination Notice, (iii) no Borrower Termination Notice shall be effective to remove Wabash as a Borrower and (iv) substantially contemporaneously with the effectiveness of any such Borrower Termination Notice, the applicable Subsidiary shall become a Guarantor by delivering a joinder to the Guaranty and any other documentation reasonably required by Agent, unless such Subsidiary is then an Excluded Subsidiary or ceases to be a Subsidiary of Wabash as a result of a transaction permitted under this Agreement.

3. CONDITIONS; TERM OF AGREEMENT.

3.1. Conditions Precedent to the Initial Extension of Credit.

This Agreement shall not become effective, and the Commitments hereunder shall not become effective, neither the Agent nor any Lender shall have any obligation to make any extension of credit hereunder, and no Borrower or other Loan Party shall, notwithstanding anything herein to the contrary, have any obligations, duties or liabilities of any kind whatsoever hereunder, in each case until the date upon which each of the conditions precedent set forth on Schedule 3.1 is fulfilled subject to the satisfaction of Agent and each Lender. Upon the occurrence of the Closing Date, and the satisfaction or waiver of the conditions set forth on Schedule 3.1, this Agreement shall, without the taking of any further action, be deemed to have amended and restated in its entirety the Existing Credit Agreement as provided in Section 1.7 hereof. Agent or any Agent-Related Person shall provide written notice (which may be by electronic means) to Administrative Borrower and the Lenders of the occurrence of the Closing Date, which notice shall be conclusive and binding.

3.2. Conditions Precedent to all Extensions of Credit.

The obligation of the Lender Group (or any member thereof) to make any Advances hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a) each of the representations and warranties of each Loan Party and its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such earlier date); and

(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.

3.3. Maturity.

This Agreement shall continue in full force and effect for a term ending on the Latest Maturity Date. The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without prior notice to Administrative Borrower upon the occurrence and during the continuation of an Event of Default in accordance with Section 9.1.

3.4. Effect of Maturity.

On the Latest Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations (other than Hedge Obligations) immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in full (other than Hedge Obligations). No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all monetary Obligations have been paid in full and the Commitments have been terminated. When all of the monetary Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, deliver all possessory collateral held under or in connection with the Loan Documents and execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably requested to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed or delivered by Agent with respect to the Obligations.

3.5. Early Termination by Borrowers.

Borrowers have the option, at any time upon at least seven (7) Business Days prior written notice by Administrative Borrower to Agent, to ~~terminate this Agreement and terminate the Commitments hereunder by repaying to Agent~~repay all of the Obligations in full and terminate the Commitments; provided, however, that any notice of termination may state that such notice is conditioned upon the consummation of one or more transactions specified therein, in which case such notice may be revoked or modified by the Administrative Borrower (by notice to the Agent on or prior to the specified date of termination) if such transaction is not consummated. For the avoidance of doubt, nothing in this Section 3.5 shall effect a termination of any Hedge Agreement, which Hedge Agreements may only be terminated in accordance with their respective terms.

4. REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Borrower makes each of the following representations and warranties to the Lender Group, each of which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct and complete in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) at and as of the date of the making of each Advance (or other extension of credit) made after the Closing Date, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement.

4.1. Due Organization and Qualification; Subsidiaries.

(a) Each Loan Party (i) is duly organized and existing and in good standing (or the equivalent) under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Change, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b) Set forth on Schedule 4.1(b) is a complete and accurate description of the authorized capital Stock of each Borrower, by class, and a description of the number of shares of each such class that are issued and outstanding, in each case as of the ~~Third~~Sixth Amendment Effective Date. Other than as described on Schedule 4.1(b), as of the ~~Third~~Sixth Amendment Effective Date, there are no subscriptions, options, warrants, or calls relating to any shares of any Borrower’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock, other than any of the foregoing that would not constitute a Restricted Junior Payment in violation of this Agreement.

(c) Set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time by notice from Administrative Borrower to Agent to reflect changes resulting from transactions permitted under this Agreement reasonably promptly after the occurrence of such transactions), is a complete and accurate list of the Loan Parties’ direct and indirect Subsidiaries, showing: (i) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the Loan Parties. All of the outstanding capital Stock of each such Subsidiary has been validly issued and, in the case of each Subsidiary that is a corporation, is fully paid and non-assessable.

(d) Except as set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time by notice from the Administrative Borrower to Agent to reflect changes resulting from transactions permitted under this Agreement reasonably promptly after the occurrence of such transactions), there are no subscriptions, options, warrants, or calls relating to any shares of Borrowers’ Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Neither Borrowers nor any of their Subsidiaries are subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of Borrowers’ Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock, other than any of the foregoing that would not constitute a Restricted Junior Payment in violation of this Agreement.

4.2. Due Authorization; No Conflict.

(a) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Loan Party or its Subsidiaries except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Change, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens, or (iv) require any approval of any Loan Party’s interestholders or any approval or consent of any Person under any Material Contract of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Change.

4.3. Governmental Consents.

The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than (i) registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect, and (ii) filings and recordings with respect to the Collateral to be made or otherwise delivered to Agent for filing or recordation from time to time as contemplated by the terms of the Loan Documents.

4.4. Binding Obligations; Perfected Liens.

(a) Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(b) Agent’s Liens are validly created, perfected (to the extent perfection is required by the terms of the Loan Documents) and first priority Liens, subject, with respect to their priority, only to Permitted Liens and the terms of the Intercreditor Agreement.

4.5. Title to Assets; No Encumbrances.

Each of the Loan Parties and its Domestic Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in or other contractual rights to use (in the case of leasehold interests or other contractual interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets necessary for the ordinary conduct of their respective businesses except, with respect to any Real Property, for easements, rights of way, covenants, conditions, zoning restrictions and minor defects in title that do not interfere with the ability of the Loan Parties, taken as a whole, to conduct their business as currently conducted and, in each case, any Permitted Liens. All of such assets are free and clear of Liens except for Permitted Liens.

4.6. Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

(a) The name of (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of each Loan Party and each of its Domestic Subsidiaries is set forth on Schedule 4.6(a) (as such Schedule may be updated from time to time by notice from the Administrative Borrower to Agent to reflect changes resulting from transactions permitted under this Agreement reasonably promptly after the occurrence of such transactions). As of the ~~Third~~Sixth Amendment Effective Date, the name of and jurisdiction of organization of each Foreign Subsidiary of each Loan Party is set forth on Schedule 4.6(a).

(b) The chief executive office of each Loan Party and each of its Domestic Subsidiaries is located at the address indicated on Schedule 4.6(b) (as such Schedule may be updated from time to time by notice from the Administrative Borrower to Agent to reflect changes resulting from transactions permitted under this Agreement reasonably promptly after the occurrence of such transactions). As of the ~~Third~~Sixth Amendment Effective Date, the chief executive office of each Foreign Subsidiary of each Loan Party is located at the address indicated on Schedule 4.6(b).

(c) Each Loan Party’s and each of its Domestic Subsidiaries’ tax identification numbers and organizational identification numbers, if any, are identified on Schedule 4.6(c) (as such Schedule may be updated from time to time by notice from the Administrative Borrower to Agent to reflect changes resulting from transactions permitted under this Agreement reasonably promptly after the occurrence of such transactions).

(d) As of the ~~Third~~Sixth Amendment Effective Date, no Loan Party and no Domestic Subsidiary of a Loan Party holds any commercial tort claims that exceed $5,000,000 in amount, except as set forth on Schedule 4.6(d).

4.7. Litigation.

(a) There are no actions, suits, or proceedings pending or, to the knowledge of Borrowers, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Change.

(b) [Reserved].

4.8. Compliance with Laws.

No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

4.9. No Material Adverse Change.

All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by any of the Borrowers to Agent in connection with this Agreement or the Existing Credit Agreement have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly, in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since December 31, ~~2021~~2025, no Material Adverse Change has occurred; provided, however, that for purposes of determining whether a Material Adverse Change has occurred for purposes of this Section 4.9, any circumstances, events or other items described in any Form 10-K, Form 10-Q or Form 8-K filed by the Administrative Borrower with the SEC at least three (3) Business Days’ prior to the ~~Third~~Sixth Amendment Effective Date shall be excluded.

4.10. Fraudulent Transfer.

(a) Upon giving effect to the Advances made hereunder and the Letters of Credit and Reimbursement Obligations to be issued hereunder, and the consummation of the other transactions contemplated hereby, the Loan Parties, on a consolidated basis, are Solvent.

(b) No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.11. Employee Benefits.

Except as disclosed on Schedule 4.11 hereto, as of the ~~Third~~Sixth Amendment Effective Date, no Loan Party, none of their Domestic Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Benefit Plan or Multiemployer Plans. Except as could not reasonably be expected to have a Material Adverse Change: (i) each Employee Benefit Plan is compliant with, and has been operated in compliance with, all applicable laws, including ERISA and the IRC, and the terms of such plan, and (ii) no Loan Party or Subsidiary has any liability for any excise tax, fine, penalty, or breach of fiduciary duty with respect to any Employee Benefit Plan. No ERISA Event has occurred, and neither the Borrowers nor any ERISA Affiliate is aware of any fact, event or circumstance that, either individually or in the aggregate, could reasonably be expected to constitute or result in an ERISA Event with respect to any Benefit Plan that, in each case, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Change.

4.12. Environmental Condition.

Except as set forth on Schedule 4.12, (a) to Borrowers’ knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation of any applicable Environmental Law, except to the extent that the foregoing could not reasonably be expected to result in a Material Adverse Change, (b) no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified on (i) the National Priorities List or (ii) CERCLIS or on any other governmental database or list of properties indicating an actual or potential material liability under any Environmental Law, which in the case of this clause (b), could reasonably be expected to result in a Material Adverse Change, (c) no Loan Party nor any of its Subsidiaries has received written notice that a Lien arising under any Environmental Law securing an amount in excess of $500,000 has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, except to the extent that such Liens are subject to a Permitted Protest or are Permitted Liens, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change.

4.13. Intellectual Property.

Each Loan Party and its Domestic Subsidiaries own, or hold licenses in, all trademarks, trade names, copyrights, patents, and licenses that are necessary and material to the conduct of its business as currently conducted, and attached hereto as Schedule 4.13 (as updated from time to time by notice from Administrative Borrower to Agent as contemplated by the proviso below) is a true, correct, and complete listing of all material trademarks, trade names, copyrights, patents, and licenses as to which any Borrower or one of its Domestic Subsidiaries is the owner or is an exclusive licensee; provided, however, that any Borrower may amend Schedule 4.13 to add additional intellectual property or remove intellectual property that is no longer within the scope of the foregoing representation and warranty, in each case so long as such amendment occurs by written notice to Agent by the time that such Borrower provides its Compliance Certificate pursuant to Section 5.1 for the related period.

4.14. Leases.

Except as could not individually or in the aggregate reasonably be expected to result in a Material Adverse Change, (a) each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, (b) subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Subsidiaries exists under any of them.

4.15. Deposit Accounts and Securities Accounts.

Set forth on Schedule 4.15 (as such Schedule may be updated pursuant to the provisions of the Security Agreement from time to time or by notice from Administrative Borrower to Agent to reflect changes resulting from transactions otherwise permitted or required under the Loan Documents reasonably promptly after the occurrence of such transactions) is a listing of all of the Loan Parties’ and their Domestic Subsidiaries’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

4.16. Complete Disclosure.

All written factual information taken as a whole (other than materials marked as drafts and forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such written factual information taken as a whole (other than materials marked as drafts and forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries for purposes of or pursuant to the terms of this Agreement or the other Loan Documents in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to Agent on November 13, 2018 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, on a consolidated basis, Borrowers’ good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, that no assurances can be given that such Projections will be realized, and that actual results may differ in a material manner from such Projections).

4.17. Material Contracts.

Set forth on Schedule 4.17 is a reasonably detailed description of the Material Contracts of each Loan Party and its Domestic Subsidiaries as of the ~~Third~~Sixth Amendment Effective Date. As of the ~~Third~~Sixth Amendment Effective Date, except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, each Material Contract of a Loan Party or its Domestic Subsidiaries (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or its Domestic Subsidiary and, to Borrower’s knowledge, after due inquiry, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 6.7(b)), and (c) is not in default in any material respect due to the action or inaction of the applicable Loan Party or its Domestic Subsidiary.

4.18. Patriot Act.

To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended) (the “Patriot Act”). ~~No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in each case in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.~~

4.19. Indebtedness.

Set forth on Schedule 4.19 is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding as of the ~~Third~~Sixth Amendment Effective Date (other than Indebtedness with respect to any one transaction or series of related transactions in an amount not to exceed $5,000,000; provided, that all such unscheduled Indebtedness shall not exceed $15,000,000 in the aggregate) and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the ~~Third~~Sixth Amendment Effective Date.

4.20. Payment of Taxes.

Except as could not reasonably be expected to result in a Material Adverse Change, all tax returns and reports of each Loan Party and its Subsidiaries required by law to be filed by any of them have been timely filed, and all Taxes shown on such tax returns to be due and payable and all other Taxes, assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable. Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all taxes not yet due and payable. No Borrower knows of any proposed Tax assessment against a Loan Party or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Change that is not being actively contested by such Loan Party or such Subsidiary through a Permitted Protest; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.21. Margin Stock.

No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock or, as of the ~~Third~~Sixth Amendment Effective Date, owns any Margin Stock. No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates any of the provisions of Regulation T, U or X of the Board of Governors.

4.22. Governmental Regulation.

No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.23. OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.

No Loan Party nor any of its Subsidiaries is in violation of any Sanctions. No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities that would be prohibited by Sanctions, or (c) derives revenues from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities, in each case that would be prohibited by Sanctions applicable to any party hereto. Each of the Loan Parties and its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance (i) with all Sanctions and (ii) in all material respects with all Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any Advance, Swing Loan or Protective Advance made or Letter of Credit issued hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender, Bank Product Provider, or other individual or entity participating in any transaction).

4.24. Employee and Labor Matters.

There is (i) no unfair labor practice complaint pending or, to the knowledge of Borrowers, threatened in writing against any Loan Party or any of its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened in writing against any Loan Party or any of its Subsidiaries which arises out of or under any collective bargaining agreement and, in each case, that could reasonably be expected to result in a Material Adverse Change, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against Loan Party or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Change, or (iii) except as set forth on Schedule 4.24 (as such Schedule may be updated from time to time by notice from Administrative Borrower to Agent to reflect changes in circumstances after the ~~Third~~Sixth Amendment Effective Date reasonably promptly after the occurrence of such changes) to the knowledge of Borrowers, after due inquiry, no union representation question existing with respect to the employees of any Loan Party or any of its Domestic Subsidiaries and no material union organizing activity taking place with respect to any of the employees of any Loan Party or any of its Domestic Subsidiaries. No Loan Party and no Subsidiary of any Loan Party has incurred any liability or obligation ~~in excess of $500,000~~ under the Worker Adjustment and Retraining Notification Act or similar state law, which is due and remains unpaid or unsatisfied, which liabilities or obligations, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change. The hours worked and payments made to employees of each Loan Party and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. All material payments due from each Loan Party and its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party or Subsidiary, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

4.25. Eligible Accounts.

As to each Account that is identified by any Borrower as an Eligible Account in a Borrowing Base Certificate submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of Borrowers’ business (except to the extent that the foregoing was true as of the date of the Borrowing Base Certificate most recently delivered to Agent, but ceases to be true after the date of such Borrowing Base Certificate, solely as a result of payment of the amounts owed by the applicable Account Debtor to the applicable Borrower in respect of such Account after the date of such Borrowing Base Certificate), (b) owed to one or more of the Borrowers, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Accounts (except to the extent that the foregoing was true as of the date of the Borrowing Base Certificate most recently delivered to Agent, but ceases to be true after the date of such Borrowing Base Certificate solely as a result of the excluding criteria set forth in clauses (a), (h) and (i) of the definition of Eligible Accounts and such change does not cause the occurrence of any of (i) an Overadvance, (ii) a Triggering Event, and (iii) the delivery of the Borrowing Base Certificate on a weekly basis).

4.26. Eligible Inventory.

As to each item of Inventory that is identified by any Borrower as Eligible Inventory in a Borrowing Base Certificate submitted to Agent, such Inventory is (a) of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Inventory, except to the extent that the foregoing ceases to be true solely as a result of the sale or use of, or casualty event with respect to, such Inventory by Borrowers since the date of the Borrowing Base Certificate most recently delivered to Agent.

4.27. Eligible Leasing Inventory and Eligible Unappraised Leasing Inventory.

As to each item of Leasing Inventory that is identified by any Borrower as Eligible Leasing Inventory or Eligible Unappraised Leasing Inventory in a Borrowing Base Certificate submitted to Agent, such Leasing Inventory is not excluded as ineligible by virtue of one or more of the excluding criteria (other than Agent-discretionary criteria) set forth in the definition of Eligible Leasing Inventory or Eligible Unappraised Leasing Inventory, as applicable, except to the extent that the foregoing ceases to be true solely as a result of the sale of, or casualty event with respect to, such Leasing Inventory by Borrowers since the date of the Borrowing Base Certificate most recently delivered to Agent.

4.28. ~~[Intentionally Omitted]~~Hedge Agreements.

On each date that any Hedge Agreement is executed by any Hedge Provider, Borrowers and each other Loan Party satisfy all eligibility, suitability and other requirements under the Commodity Exchange Act (7 U.S.C. § 1, et seq., as in effect from time to time) and the Commodity Futures Trading Commission regulations.

4.29. Locations of Inventory, Leasing Inventory and Equipment.

Except as disclosed in Schedule 4.29 (as such Schedule may be updated by notice from the Administrative Borrower to Agent pursuant to Section 5.15), (x) the Inventory and Equipment (including Leasing Inventory and Rolling Stock) of the Loan Parties and their Domestic Subsidiaries, (y) any manufacturers’ statements of origin or manufacturers’ certificates of origin and other certificates, statements, bills of sale or other evidence of the transfer to or ownership of any Loan Party or any Domestic Subsidiary of any of such Leasing Inventory or Rolling Stock, and (z) any Certificates of Title at any time issued under the laws of any state or other jurisdiction with respect to any such Leasing Inventory or Rolling Stock, in each case, are not stored with a bailee, warehouseman, or similar party and are located only at, or in-transit between or to, the locations identified on Schedule 4.29 (other than (i) Inventory and Equipment (including Leasing Inventory and Rolling Stock) stored at temporary (not to exceed 90 days) locations in the ordinary course of business, (ii) vehicles, Leasing Inventory, Rolling Stock and Equipment out for repair or refurbishment, (iii) other Inventory and Equipment (including Leasing Inventory and Rolling Stock) with an aggregate net book value of less than $10,000,000, including any related manufacturers’ statements of origin or manufacturers’ certificates of origin and other certificates, statements, bills of sale or other evidence of the transfer or ownership of any such property or related Certificates of Title, (iv) Leasing Inventory deployed at a lessee location in the continental United States, and (v) Leasing Inventory and Rolling Stock in “over the road use” or retained for the purpose of loading or unloading, fueling, driver scheduling and compliance with hours of service, and other customary trucking use).

4.30. Inventory Records.

Each Loan Party keeps records that are correct and accurate in all material respects itemizing and describing the type, quality, and quantity of its and its Domestic Subsidiaries’ Inventory and the book value thereof, pursuant to physical inventories and/or cycle counts contemplated by Section 5.17.

4.31. Business Activity.

No Inactive Subsidiary engages in any business activity or has any material assets, or has or incurs any Indebtedness, other than the performance of its obligations under intercompany agreements and agreements with its shareholders that have been disclosed to Agent in writing.

4.32. Vehicles.

Each Borrower or Guarantor that at any time holds title to any used vehicles returned to it on a trade-in basis is primarily in the business of selling new and used vehicles.

4.33. Other Financing Arrangements.

No Loan Party nor any of its Subsidiaries is party to or otherwise obligated under any Supply Chain Financing Arrangement, Off-Balance Sheet Financing, or Structured Payables except for those (if any) expressly disclosed as of the Sixth Amendment Effective Date on Schedule 4.33 (or, if entered into after the Sixth Amendment Effective Date, as are disclosed to Agent in writing in accordance with the terms of this Agreement).

5. AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, the Loan Parties shall and shall cause each of their Subsidiaries (as applicable) to comply with each of the following:

5.1. Financial Statements, Reports, Certificates.

Deliver to Agent each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein; Agent will make available to the Lenders electronic copies of all items delivered pursuant to Schedule 5.1 reasonably promptly after Agent’s receipt thereof from Borrowers. In addition, each Borrower agrees that no Subsidiary of a Loan Party will have a fiscal year different from that of Borrowers. In addition, each Borrower agrees to maintain a system of accounting that enables such Borrower to produce financial statements in accordance with GAAP. Each Loan Party shall also (a) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to its and its Subsidiaries’ sales in accordance in all material respects with any applicable requirements of GAAP and/or applicable law, and (b) maintain its billing systems/practices substantially as in effect as of the Third Amendment Effective Date and shall only make material modifications thereto with notice to, and with the consent of, Agent.

5.2. Collateral Reporting.

Provide Agent with each of the reports set forth on Schedule 5.2 at the times specified therein; Agent will make available to the Lenders electronic copies of all items delivered pursuant to Schedule 5.2 reasonably promptly after Agent’s receipt thereof. In addition, each Borrower agrees to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.

5.3. Existence.

Except as otherwise permitted under Section 6.3 or Section 6.4, at all times maintain and preserve in full force and effect (a) its existence (including being in good standing (or the equivalent) in its jurisdiction of organization) and (b) all rights and franchises (if any), licenses and permits that are material to its business except (in the case of this clause (b)) as could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders or to the business of any Loan Party.

5.4. Maintenance of Properties.

(a) Maintain and preserve all of its assets that are material to the proper conduct of its business in good working order and condition, ordinary wear, tear, and casualty excepted and Permitted Dispositions excepted (and except where the failure to do so could not reasonably be expected to result in a Material Adverse Change).

(b) Comply with the provisions of all leases to which it is a party as lessee, so as to prevent the loss or forfeiture thereof, unless such provisions are the subject of a Permitted Protest, except (in the case of this clause (b)) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

5.5. Taxes.

Cause all federal and other material assessments and Taxes imposed, levied, or assessed against any Loan Party or its Subsidiaries, or any of their respective assets or in respect of any of its income, businesses, or franchises to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that (a) the validity of such assessment or Tax shall be the subject of a Permitted Protest and so long as, in the case of an assessment or Tax that has or may become a Lien against any of the Collateral, such contest proceedings operate to stay the sale of any portion of the Collateral to satisfy such assessment or Tax and/or (b) such assessments and Taxes, in the aggregate, could not reasonably be expected to result in a Material Adverse Change. Each Loan Party will and will cause each of its Subsidiaries to make timely payment or deposit of all Tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income Taxes, in each of the foregoing cases to the extent that the failure to make such payment or deposit could reasonably be expected to result in a Material Adverse Change, and will, upon request, furnish Agent with proof reasonably satisfactory to Agent indicating that each Borrower and each of its Subsidiaries have made such payments or deposits.

5.6. Insurance.

(a) At Borrowers’ expense, maintain insurance respecting each of the Loan Parties’ and their Subsidiaries’ assets wherever located, covering liabilities, losses or damage as customarily are insured against by other Persons engaged in the same or similar businesses. All such policies of insurance shall be with financially sound insurance companies (as determined at the time of entry into or renewal of the applicable coverage) and in such amounts (after giving effect to any self-insurance maintained consistent with the standards provided for herein) as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located. All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation. If any Borrower fails to maintain such insurance, Agent may arrange for such insurance, but at such Borrower’s expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims; provided, that such Borrower may later cancel any insurance purchased by Agent, but only after providing Agent with evidence reasonably satisfactory to Agent that such Borrower has obtained insurance as required by this Agreement. Borrowers shall give Agent prompt notice of any loss exceeding $10,000,000 covered by its casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default and, subject to the terms of the Intercreditor Agreement, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

(b) Unless Borrowers provide Agent with evidence of the continuing insurance coverage required by this Agreement, Agent may purchase insurance at Borrowers’ expense to protect Agent’s and Lenders’ interests in the Collateral. This insurance may, but need not, protect each Borrower’s and each other Loan Party’s interests. The coverage that Agent purchases may, but need not, pay any claim that is made by or against any Borrower or any other Loan Party in connection with the Collateral. Borrowers may later cancel any insurance purchased by Agent, but only after providing Agent with evidence that Borrowers have obtained the insurance coverage required by this Agreement. If Agent purchases insurance for the Collateral, as set forth above, Borrowers will be responsible for the costs of that insurance, including interest and any other charges that may be imposed in connection with the placement of the insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be due and payable by Borrowers on demand, and may be added to Borrowers’ total outstanding Obligations. The costs of the insurance may be more than the cost of insurance Borrowers may be able to obtain on their own. Notwithstanding any of the foregoing, there shall be no responsibility on Agent’s part for obtaining any insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims.

5.7. Inspection; Maintenance of Records.

(a) Subject to Section 2.10(c), permit Agent and each of its duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to conduct appraisals and valuations, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Agent may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to Administrative Borrower. Agent and each of its duly authorized representatives or agent, as applicable, shall use commercially reasonable efforts to conduct all appraisals and field examinations in such a manner as to minimize impact on the operations of the Loan Parties and their Subsidiaries. Notwithstanding anything to the contrary in this Agreement, none of Wabash nor any of its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to Agent or any Lender (or their respective representatives or contractors) is prohibited by any applicable legal requirement or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product; provided, however, that if the foregoing is relied upon to withhold any information and Agent reasonably deems such information necessary or appropriate to determine eligibility of any asset under the Borrowing Base, such asset shall be excluded from the Borrowing Base.

(b) Each Loan Party shall at all times maintain, in all material respects, (i) records with respect to Leasing Inventory and Rolling Stock owned, directly or beneficially, by such Loan Party reasonably satisfactory to Agent, keeping correct, detailed and accurate records describing such Leasing Inventory and Rolling Stock and such Loan Party’s cost therefor, (ii) the documents and other written information originally furnished by the manufacturer and/or seller of such Leasing Inventory and Rolling Stock, (iii) the documents or other data maintained (or required to be maintained) pursuant to the terms of the lease or rental of such Leasing Inventory and Rolling Stock and (iv) the documents or other data maintained (or required to be maintained) with respect to such Leasing Inventory and Rolling Stock pursuant to applicable laws.

5.8. Compliance with Laws.

Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

5.9. Environmental.

(a) Keep any property either owned or operated by any Loan Party free of any Environmental Liens securing an amount in excess of $500,000 or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, except to the extent that such Liens are subject to a Permitted Protest,

(b) Comply with Environmental Laws and provide to Agent material documentation of such compliance which Agent reasonably requests, except to the extent that non-compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change,

(c) Promptly (i) notify Agent of any release of which any Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Loan Party ~~and~~that could reasonably be expected to result in a Material Adverse Change and (ii) take any Remedial Actions required to abate said release or otherwise to come into compliance~~, in all material respects,~~ with applicable Environmental Law (except to the extent the failure to so abate or such noncompliance could not reasonably be expected to result in a Material Adverse Change), and

(d) Except to the extent any of the following could not reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Change, promptly, but in any event within 5 Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) written notice that an Environmental Lien has been filed against any of the real or personal property of any Loan Party, (ii) written notice of commencement of any Environmental Action or written notice that an Environmental Action will be filed against any Loan Party, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority relating to any liability of any Loan Party.

5.10. Disclosure Updates.

Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report (other than materials marked as drafts and forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) furnished to Agent or the Lenders pursuant to any Loan Document contained, at the time it was furnished and taken together with all information then or thereafter furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.11. Formation of Subsidiaries.

At the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date or any Excluded Subsidiary becomes a non-Excluded Subsidiary, such Loan Party shall (a) within 15 days of such formation or acquisition or change in status (or, in the case of a Subsidiary that ceases to be an Immaterial Subsidiary, by the date delivery of the Compliance Certificate relating to the period during which such change in status occurred or, in any case, such later date as permitted by Agent in its sole discretion), cause such Subsidiary to provide to Agent a joinder to the Guaranty and the Security Agreement, together with such other security documents, as well as appropriate financing statements, all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens and the Intercreditor Agreement) in and to the assets (other than Real Property) of such newly formed or acquired Subsidiary or such existing Subsidiary that becomes a non-Excluded Subsidiary; provided that (i) such joinder to the Guaranty, the Security Agreement, and such other security documents shall not be required to be provided to Agent with respect to any Excluded Subsidiary, so long as such Subsidiary does not guaranty any of the Term Loan Indebtedness and (ii) no Excluded Subsidiary shall be excluded from the foregoing requirements to the extent that such Subsidiary is, or is required to become, an obligor in respect of Term Loan Indebtedness, (b) within 15 days of such formation or acquisition or change in status (or, in the case of a Subsidiary that ceases to be an Immaterial Subsidiary, by the date delivery of the Compliance Certificate relating to the period during which such change in status occurred or, in any case, such later date as permitted by Agent in its sole discretion) provide to Agent a pledge agreement (or an addendum to the Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such Subsidiary reasonably satisfactory to Agent; provided that (i) only 65% of the total outstanding voting Stock of any first tier Foreign Subsidiary of any Borrower shall be required to be pledged (which pledge, (1) if provided to the Term Loan Administrative Agent and/or the lenders under the Term Loan Credit Agreement or (2) if reasonably requested by Agent with respect to a Foreign Subsidiary that generates annual revenue in excess of 5.0% of the consolidated annual revenue of Borrowers and their Subsidiaries or owns assets the book value of which exceeds 5.0% of the consolidated book value of the total assets of Borrowers and their Subsidiaries, shall be governed by the laws of the jurisdiction of such Foreign Subsidiary), and (ii) this clause (b) shall not apply to the Stock of any Excluded Subsidiary, other than to the extent contemplated by the immediately preceding clause (i), and (c) within 15 days of such formation or acquisition or change in status (or, in the case of a Subsidiary that ceases to be an Immaterial Subsidiary, by the date delivery of the Compliance Certificate relating to the period during which such change in status occurred or, in any case, such later date as permitted by Agent in its sole discretion) provide to Agent all other documentation, including, if requested by Agent, one or more opinions of counsel reasonably satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall be a Loan Document. This Section 5.11 is subject in all respects to the provisions of the Intercreditor Agreement.

5.12. Further Assurances.

At any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, security agreements, pledges, assignments, endorsements of certificates of title, opinions of counsel, and all other similar documents (collectively, the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in substantially all of the personal property assets of each Loan Party (whether now owned or hereafter arising or acquired, tangible or intangible), including without limitation the Stock of each Borrower (other than Administrative Borrower) and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided that the foregoing shall not apply to any Real Property or to any Foreign Subsidiary of Borrowers or if providing such documents would result in adverse tax consequences or the costs to the Loan Parties of providing such documents are unreasonably excessive (as reasonably determined by Agent in consultation with Borrowers) in relation to the benefits of Agent and the Lenders of the benefits afforded thereby. To the maximum extent permitted by applicable law, if any Loan Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, such Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s or its Subsidiary’s name, as applicable, and authorizes Agent to file such executed Additional Documents in any appropriate filing office. In furtherance and not in limitation of the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Subsidiaries (other than any Excluded Subsidiary) and are secured by substantially all of the personal property assets of the Subsidiaries (other than any Excluded Subsidiary) and all of the outstanding capital Stock of Borrowers (other than Administrative Borrower) and their Subsidiaries (subject to exceptions and limitations contained in the Loan Documents with respect to Foreign Subsidiaries and Excluded Subsidiaries). Notwithstanding anything to the contrary contained herein (including Section 5.11 hereof and this Section 5.12) or in any other Loan Document, Agent shall not accept delivery of any joinder to any Loan Document with respect to any Subsidiary of any Loan Party that is not a Loan Party, if such Subsidiary that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation unless such Subsidiary has delivered a Beneficial Ownership Certification in relation to such Subsidiary and Agent has completed its Patriot Act searches, OFAC/PEP searches and ~~customary individual~~ background checks for such Subsidiary, the results of which shall be satisfactory to Agent in its Permitted Discretion. This Section 5.12 is subject in all respects to the provisions of the Intercreditor Agreement.

5.13. Employee Benefits.

Promptly notify Agent if any Loan Party or any of its Subsidiaries becomes obligated to make a contribution in excess of $500,000 in the aggregate in any fiscal year to any Benefit Plan or Multiemployer Plan or the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse ~~Effect~~Change.

5.14. [Intentionally Omitted].

5.15. Location of Inventory, Leasing Inventory and Equipment.

Keep (x) the Inventory and Equipment (including Leasing Inventory and Rolling Stock) of the Loan Parties and their Domestic Subsidiaries, (y) any manufacturers’ statements of origin or manufacturers’ certificates of origin and other certificates, statements, bills of sale or other evidence of the transfer to or ownership of any Loan Party or any Domestic Subsidiary of any of such Leasing Inventory or Rolling Stock, and (z) any Certificates of Title at any time issued under the laws of any state or other jurisdiction with respect to any such Leasing Inventory or Rolling Stock (other than (i) Inventory and Equipment (including Leasing Inventory and Rolling Stock) stored at temporary (not to exceed 90 days) locations in the ordinary course of business, (ii) vehicles, Leasing Inventory, Rolling Stock and Equipment out for repair or refurbishment, (iii) other Inventory and Equipment (including Leasing Inventory and Rolling Stock) with an aggregate net book value of less than $10,000,000, including any related manufacturers’ statements of origin or manufacturers’ certificates of origin and other certificates, statements, bills of sale or other evidence of the transfer or ownership of any such property or related Certificates of Title, (iv) Leasing Inventory deployed at a lessee location in the continental United States, and (v) Leasing Inventory and Rolling Stock in “over the road use” or retained for the purpose of loading or unloading, fueling, driver scheduling and compliance with hours of service, and other customary trucking use) only at the locations identified on Schedule 4.29 and/or the chief executive offices of any Loan Party and/or Domestic Subsidiary identified on Schedule 4.6(b); provided, however, that by notice from any Borrower to Agent Schedule 4.29 or Schedule 4.6(b) may be amended from time to time so long as such amendment occurs by written notice to Agent, which notice shall be delivered prior to or concurrently with the first Borrowing Base Certificate required to be delivered pursuant to Section 5.2 after the date on which such Inventory, Leasing Inventory, Rolling Stock or Equipment is moved to such new location or such chief executive office is relocated and so long as such new location is within the continental United States.

5.16. OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.

Comply, and cause each of its Subsidiaries to comply, (i) with all Sanctions and (ii) in all material respects, with all Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures reasonably designed to promote and achieve compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

5.17. Physical and Cycle Counts of Inventory.

Conduct one or more physical inventories and/or cycle counts of the Inventory of each Loan Party and its Domestic Subsidiaries during each fiscal year sufficient to enable the delivery of audited financial statements in accordance with GAAP (accompanied by the requisite audit report) pursuant to Section 5.1, and, in each case, provide to Agent a report based on each such physical inventory or cycle count promptly thereafter, together with such supporting information as Agent shall reasonably request.

5.18. Vehicle Titles.

Each Borrower that maintains Leasing Inventory shall maintain in place at all times a system approved by Agent in its Permitted Discretion for processing and safekeeping of Certificates of Title for Leasing Inventory and Rolling Stock.

5.19. Post-Closing Obligations.

(a) On or before the 45th day following the Closing Date (or such later date as Agent may agree in writing in its reasonable discretion), Borrowers shall use commercially reasonable efforts to deliver, or cause to be delivered to Agent, a recorded copy of an amendment to UCC financing statement number 20184241200 filed by Summit Funding Group, Inc., and assigned to MB Financial Bank. N.A. against Continental Transit Corporation and Wabash, filed on June 21, 2018 with the Delaware Department of State, in form and substance reasonably acceptable to Agent.

(b) On or before the 60th day following the Closing Date (or such later date as Agent may agree in writing in its reasonable discretion), Borrowers shall deliver, or cause to be delivered to Agent, if then binding on a Loan Party, a recorded copy of a UCC termination statement, terminating UCC financing statement number 07-0017647395 filed by DaimlerChrysler Services Americas LLC, and assigned to Mercedes-Benz Financial Services USA LLC, filed on May 24, 2007 with the Secretary of State of Texas, in form and substance reasonably acceptable to Agent.

(c) On or before the 25th day following the Closing Date (or such later date as Agent may agree in writing in its reasonable discretion), to the extent required by Section 5.10, Borrowers shall cause Supreme Armored, Inc. to be joined as a Borrower or Guarantor under the Loan Documents, together with such other documentation and deliverables required by Agent, in each case in accordance with the provisions of Section 5.10.

(d) On or before the 45th day following the Closing Date (or such later date as Agent may agree in writing in its reasonable discretion), Borrowers shall deliver, or cause to be delivered, to Agent, Control Agreements with respect to the accounts maintained with PNC Bank, National Association with account numbers ending in -4043, -9097 and -0993, respectively.

(e) On or before the 120th day following the Closing Date (or such later date as Agent may agree in writing in its reasonable discretion), Borrowers shall provide access to Agent, or use commercially reasonable efforts to provide access to any applicable third parties, to permit Agent to receive an appraisal of the Inventory of Borrowers, which appraisal shall be performed by an appraiser reasonably acceptable to Agent, and shall be in form, substance and scope reasonably acceptable to Agent.

(f) On or before the 90th day following the Closing Date (or such later date as Agent may agree in writing in its reasonable discretion), Borrowers shall use commercially reasonable efforts to deliver, or cause to be delivered, to Agent, Collateral Access Agreements with respect to the leased and third party locations listed on Schedule E-1, to the extent not previously received by Agent.

(g) On or before the 15th day following the Closing Date (or such later date as Agent may agree in writing in its reasonable discretion), Borrowers shall deliver to Agent the certificates of insurance and related endorsements contemplated by Section 5.6 of this Agreement, in form and substance reasonably acceptable to Agent.

6.	NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, the Loan Parties will not and will not permit any of their Subsidiaries (as applicable) to do any of the following:

6.1. Indebtedness.

Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness. As of the ~~Third~~Sixth Amendment Effective Date, there is no Term Loan Indebtedness outstanding.

6.2. Liens.

Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens. Notwithstanding the foregoing or anything else herein to the contrary and for the avoidance of doubt, each Borrower further covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, the Loan Parties will not and will not permit any of their Subsidiaries (as applicable) to create, incur, assume or suffer to exist, directly or indirectly, any Lien in or to the Real Property, other than Permitted Liens, without the prior written consent of Agent, which may be withheld in Agent’s sole discretion.

6.3. Restrictions on Fundamental Changes.

(a) Other than in order to consummate a Permitted Acquisition, or a sale or other disposition of a Borrower (other than Administrative Borrower) or a Subsidiary of a Borrower permitted by Section 6.4, enter into any merger, consolidation, reorganization, or recapitalization, other than mergers, consolidations and reorganizations (i) between Borrowers, (ii) between Guarantors, (iii) between Subsidiaries that are not Loan Parties, (iv) between any Subsidiary of any Borrower that is not a Loan Party and any Loan Party (other than a Borrower), provided that, in the case of this clause (iv), such Loan Party is the surviving entity of such merger, consolidation or reorganization, and (v) between any Borrower and any Subsidiary of Administrative Borrower, provided that, in the case of this clause (v), (y) such Borrower is the surviving entity of such merger, consolidation or reorganization, and (z) the Accounts of such Subsidiary shall not be Eligible Accounts, and the Inventory of such Subsidiary shall not be Eligible Inventory, in each case until such time as the Agent and the Lenders shall have completed an audit of such Accounts and Inventory, as applicable, and such other due diligence reasonably requested by the Agent, in a manner and with results reasonably satisfactory to the Agent,

(b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of Inactive Subsidiaries or non-operating Subsidiaries of any Borrower with no material assets and no material liabilities, (ii) the liquidation or dissolution of a Loan Party (other than Administrative Borrower) or any of any Borrower’s wholly-owned Subsidiaries, in each case so long as all of the assets (including any interest in any Stock) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party (or, in the case of a liquidating or dissolving non-Loan Party, to another wholly-owned Subsidiary of any Borrower) that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of any Borrower that is not a Loan Party so long as (A) all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of a Borrower that is not liquidating or dissolving and (B) if all or any portion of the Stock of the liquidating or dissolving Subsidiary is subject to a Lien in favor of Agent, the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of a Borrower the Stock of which is subject to a Lien in favor of Agent (subject to exceptions and limitations contained in the Loan Documents with respect to Foreign Subsidiaries and Excluded Subsidiaries),

(c) Suspend or discontinue a substantial portion of any material line of business of Borrowers and their Subsidiaries, taken as a whole, except as permitted pursuant to clauses (a) or (b) above or in connection with the transactions permitted pursuant to Section 6.4; provided, however, that the foregoing requirement shall not apply to temporary suspensions of operations in the ordinary course of business or in response to the occurrence of any force majeure events, or

(d) Form or have an interest in a Vehicle Trust, or permit any Leasing Inventory, Rental Payments or other Accounts or General Intangibles in respect thereof to be owned by or paid to or on behalf of a Vehicle Trust without the prior written consent of Agent.

6.4. Disposal of Assets.

Other than Permitted Dispositions, Permitted Investments or transactions expressly permitted by Section 6.3 (including without limitation in connection with any merger, dissolution or liquidation permitted thereunder) or Section 6.11, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or (unless the effectiveness of such agreement is expressly conditioned upon the consent thereto by the Required Lenders or the repayment in full of the Obligations) enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of the assets of any Loan Party or any of the Subsidiaries of a Loan Party, including pursuant to any Sale Leaseback.

6.5. Change Name.

Change any Loan Party’s name, organizational identification number, state of organization or type of organization; provided, however, that any Loan Party may change its name upon at least 10 days prior written notice (or such shorter period approved by Agent in its sole discretion) to Agent of such change.

6.6. Nature of Business.

Make any change in the principal nature of its or their business as described in Schedule 6.6 or acquire any properties or assets that are not reasonably similar or related to the conduct of such business activities; provided, however, that the foregoing shall not prevent any Loan Party or any of its Subsidiaries from engaging in any business that is reasonably related or ancillary to, or a reasonable extension of, its or their business.

6.7. Prepayments and Amendments.

(a) Except in connection with Refinancing Indebtedness permitted by Section 6.1,

(i) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party or any of its Subsidiaries, other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, (C) the Term Loan Indebtedness, which is addressed in Section 6.7(a)(iii), or (D) any other Indebtedness so long as, in the case of this clause (D), the Payment Conditions are satisfied~~,~~; provided, that no such prepayments, redemptions, defeasances, purchases or other acquisitions may be made pursuant to this clause (a)(i)(D) on and after the Sixth Amendment Effective Date until after the Financial Covenant Conversion Date,

(ii) [~~Reserved~~reserved],

(iii) optionally or mandatorily pay, prepay, redeem, defease, purchase or otherwise acquire any or all of the Term Loan Indebtedness, except for (A) the mandatory prepayment of the Term Loan Indebtedness pursuant to Sections 5.2(a), and (b) of the Term Loan Credit Agreement (as in existence on the First Amendment Effective Date and otherwise amended or modified in accordance with Section 6.7(b) or as set forth in analogous provisions of any instruments, agreements or documents evidencing Refinancing Indebtedness thereof), to the extent permitted under the Intercreditor Agreement, (B) annual payments of “Excess Cash Flow” (as defined in the Term Loan Agreement, as in existence on the First Amendment Effective Date and otherwise amended or modified in accordance with Section 6.7(b) or as defined in analogous provisions of any instruments, agreements or documents evidencing Refinancing Indebtedness thereof) pursuant to the terms of the Term Loan Credit Agreement (as in existence on the First Amendment Effective Date and otherwise amended or modified in accordance with Section 6.7(b) or as set forth in analogous provisions of any instruments, agreements or documents evidencing Refinancing Indebtedness thereof), to the extent permitted under the Intercreditor Agreement and (C) optional prepayments of the Term Loan Indebtedness from time to time, so long as, in the case of this clause (a)(iii)(C), the Payment Conditions are satisfied; provided, that no such optional prepayments may be made pursuant to this clause (a)(iii)(C) on and after the Sixth Amendment Effective Date until after the Financial Covenant Conversion Date, or

(iv) make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions, or

(b) Directly or indirectly, amend, modify, or change any of the terms or provisions of:

(i) except in connection with Refinancing Indebtedness permitted by Section 6.1, any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness for borrowed money other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances, (C) Indebtedness permitted under clauses (c), (h), (j), (k), (o) and (s) of the definition of Permitted Indebtedness, and (D) the Term Loan Indebtedness to the extent permitted pursuant to the terms of the Intercreditor Agreement,

(ii) any Material Contract of a Loan Party or its Domestic Subsidiaries except to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders, or

(iii) the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.

6.8. Change of Control.

Cause, permit, or suffer, directly or indirectly, any Change of Control.

6.9. Restricted Junior Payments.

Make any Restricted Junior Payment; provided, however, that, so long as it is permitted by law, and so long as no Default or Event of Default shall have occurred and be continuing or would exist upon giving effect thereto,

(a) Administrative Borrower may make distributions to former employees, officers, or directors of any Borrower (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to Administrative Borrower on account of repurchases of the Stock of Administrative Borrower held by such Persons; provided that such Indebtedness was incurred by such Persons solely to acquire Stock of Administrative Borrower,

(b) Administrative Borrower may make distributions to former employees, officers, or directors of Administrative Borrower (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Stock of Administrative Borrower held by such Persons, provided, however, that the aggregate amount of such redemptions made by Administrative Borrower plus the amount of Indebtedness outstanding under clause (l) of the definition of Permitted Indebtedness, does not exceed the Stock Redemption Base Amount in any fiscal year; provided, that an amount of up to the Stock Redemption Carry-Forward Amount (minus the amount of any Stock Redemption Carry-Forward Amount for such year under clause (l) of the definition of Permitted Indebtedness) may be carried forward to the next succeeding fiscal year if not used in such fiscal year; provided further, that any amount so carried over may not be used in that fiscal year until the Stock Redemption Base Amount permitted to be expended in such fiscal year has first been used in full and any such carry-over amount applicable to a succeeding fiscal year may not be carried forward to another fiscal year,

(c) Administrative Borrower may make distributions in respect of its Stock or purchase, redeem, or otherwise acquire or retire for value any of its Stock so long as the Payment Conditions are satisfied~~,~~; provided, that no such distributions may be made pursuant to this clause (c) on and after the Sixth Amendment Effective Date until after the Financial Covenant Conversion Date,

(d) Administrative Borrower may make Restricted Junior Payments consisting of repurchases of Stock deemed to occur upon the non-cash exercise of stock options, stock appreciation rights, restricted stock units, warrants or other convertible or exchangeable securities,

(e) Administrative Borrower or any Subsidiary may make Restricted Junior Payments consisting of cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Stock of Administrative Borrower or such Subsidiary,

(f) Administrative Borrower may make withholding tax payments on behalf of employees in connection with the exercise by such employees of stock options or other rights to purchase Stock or the vesting of restricted Stock,

(g) Administrative Borrower or any Subsidiary may make cash payments representing the “strike price” for any stock option, warrant or other convertible or exchangeable security payable by the holder thereof, but only to the extent such “strike price” was actually received by Administrative Borrower or such Subsidiary and no netting of such payment was made by Administrative Borrower or such Subsidiary, in each case, prior to Administrative Borrower or such Subsidiary making any cash payment in respect of such stock option, warrant or other convertible or exchangeable security~~, and~~; provided, that no such payments may be made pursuant to this clause (g) on and after the Sixth Amendment Effective Date until after the Financial Covenant Conversion Date,

(h) solely prior to the Financial Covenant Conversion Date, any other Restricted Junior Payments, in each case, so long as (i) no Default or Event of Default then exists or would arise upon the making of any such payment and (ii) the aggregate amount of such payments shall not exceed $15,000,000 during any fiscal year, and

(i) ~~(h)~~ any other Restricted Junior Payments so long as the Payment Conditions are satisfied; provided, that no Restricted Junior Payments may be made pursuant to this clause (i) on and after the Sixth Amendment Effective Date until after the Financial Covenant Conversion Date.

6.10. Accounting Methods.

Modify or change its fiscal year or its method of accounting (other than Accounting Changes as may be required by GAAP or, subject to Section 1.2, permitted by GAAP).

6.11. Investments; Controlled Investments.

(a) Except for Permitted Investments, directly or indirectly, make or acquire any Investment.

(b) Other than (i) an aggregate amount of not more than (x) $400,000 in any individual Deposit Account or Securities Account of any Borrower or any of its Domestic Subsidiaries, or (y) $2,500,000 in the aggregate in all such Deposit Accounts and Securities Accounts of Borrowers and their Domestic Subsidiaries, in each case at any one time, (ii) Term Loan Collateral Accounts, (iii) amounts deposited into Deposit Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the employees of any Loan Party or any of its Subsidiaries and (iv) Securities Accounts maintained in connection with 10b5-1 plans from time to time for the purpose of holding shares of Stock of Wabash acquired pursuant thereto, make, acquire, or permit to exist Permitted Investments consisting of cash, Cash Equivalents, or amounts credited to Deposit Accounts or Securities Accounts unless such Loan Party or such Domestic Subsidiary, as applicable, and the applicable bank or securities intermediary have entered into Control Agreements with Agent governing such Permitted Investments in order to perfect (and further establish) Agent’s Liens in such Permitted Investments. Except as provided in Section 6.11(b)(i), (ii), and (iii), no Loan Party shall or shall permit any Domestic Subsidiary of any Loan Party to establish or maintain any Deposit Account or Securities Account unless Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account.

6.12. Transactions with Affiliates.

Directly or indirectly enter into or permit to exist any transaction with any Affiliate except for:

(a) transactions (other than the payment of management, consulting, monitoring, or advisory fees) between any Loan Party or any of its Subsidiaries, on the one hand, and any Affiliate of any Loan Party or Subsidiaries of any Loan Party, on the other hand, ~~so long as such transactions (i) are in the ordinary course of business and (ii) are~~provided, that to the extent that the aggregate amount of payments made or other consideration paid from and after the Sixth Amendment Effective Date in respect of (i) any transaction permitted under this clause (a) exceeds $2,500,000 or (ii) all such transactions permitted under this clause (a) from and after the Sixth Amendment Effective Date and during the term of this Agreement exceeds $7,500,000, then such transaction(s) shall be no less favorable, taken as a whole, to any Loan Party or any of its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate~~,~~ ; provided, further that all such transactions as of the Sixth Amendment Effective Date are set forth on Schedule 6.12,

(b) so long as it has been approved by such Loan Party’s or such Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, the provision of officers’ and directors’ (or the equivalent) indemnification and insurance in reasonable amounts,

(c) so long as it has been approved by such Loan Party’s or such Subsidiary’s board of directors (or comparable governing body or authorized officer) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of each Loan Party and its Subsidiaries in the ordinary course of business and consistent with industry practice,

(d) so long as the Borrowers’ file a consolidated or unitary return for federal and state income tax purposes, the Borrowers may make distributions to Administrative Borrower to permit Administrative Borrower to pay federal or state income taxes then due and owing, franchise taxes and other similar expenses incurred in the ordinary course of business; provided that the amount of such distribution shall not be greater, nor the receipt by Borrowers of tax benefits less, than they would have been had the Borrowers been treated as if they did not file a consolidated return or unitary return with Administrative Borrower,

(e) reorganizations of Subsidiaries consummated for the purpose of reducing tax obligations of Administrative Borrower and its Subsidiaries, so long as the transaction is permitted under Section 6.3,

(f) sales or leases of goods (other than goods constituting Accounts or Inventory) to Affiliates in the ordinary course of business consistent with past practice for less than fair market value, but for not less than cost, and

(g) transactions (i) among Loan Parties otherwise not prohibited by the terms of this Agreement, (ii) permitted by Section 6.3 or Section 6.9, (iii) that are Permitted Intercompany Advances, (iv) permitted by clauses (e) and (j) of the definition of the term “Permitted Investments”, or (v) solely with respect to Investments in Joint Ventures, permitted by clause (o) of the definition of the term “Permitted Investments”.

6.13. Use of Proceeds.

Use the proceeds of any loan made hereunder for any purpose other than (a) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes, including without limitation to finance the ongoing corporate needs of the Loan Parties, including Permitted Acquisitions; provided, however, that (x) no part of the proceeds of the loans made to Borrowers will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates any of the provisions of Regulation T, U or X of the Board of Governors, (y) no part of the proceeds of any Advance, Swing Loan, Protective Advance or Letter of Credit will be used, directly or indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person, and (z) no part of the proceeds of any Advance, Swing Loan, Protective Advance or Letter of Credit will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws.

6.14. ~~Limitation on Issuance of Stock~~[Reserved].

~~Issue or sell or enter into any agreement or arrangement for the issuance and sale of any of its Stock, other than (i) the issuance or sale of Qualified Stock by Administrative Borrower, (ii) the issuance of Stock by any wholly-owned Subsidiary to Wabash or any other wholly-owned Subsidiary that is a Loan Party and (iii) any sale of Stock of any Subsidiary that complies with Section 6.4.~~

6.15. Consignments and Other Arrangements.

Consign any of its or their Inventory or sell any of its or their Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale; provided that (a) Borrowers and their Subsidiaries may from time to time in the ordinary course of business sell Inventory on a bill and hold basis, so long as after sale and prior to delivery thereof to the applicable customer, such inventory is at all times readily identifiable as inventory being held for the account of a customer of such Borrower or Subsidiary, (b) the Loan Parties and their Subsidiaries may from time to time in the ordinary course of business consign Inventory to certain of their respective customers, so long as (i) the aggregate amount of such Inventory does not exceed $2,500,000 at any time or (ii) the applicable Loan Party or Subsidiary has perfected its security interest in the consigned Inventory in accordance with applicable law.

6.16. Inventory, Leasing Inventory and Equipment with Bailees.

Except as disclosed in Schedule 4.29 (as such Schedule may be updated by notice from the Administrative Borrower to Agent pursuant to Section 5.15), store (x) the Inventory and Equipment (including Leasing Inventory and Rolling Stock) of the Loan Parties and their Domestic Subsidiaries, (y) any manufacturers’ statements of origin or manufacturers’ certificates of origin and other certificates, statements, bills of sale or other evidence of the transfer to or ownership of any Loan Party or any Domestic Subsidiary of any of such Leasing Inventory or Rolling Stock, and (z) any Certificates of Title at any time issued under the laws of any state or other jurisdiction with respect to any such Leasing Inventory or Rolling Stock (other than (i) Inventory and Equipment (including Leasing Inventory and Rolling Stock) stored at temporary (not to exceed 90 days) locations in the ordinary course of business, (ii) vehicles, Leasing Inventory, Rolling Stock and Equipment out for repair or refurbishment, (iii) other Inventory and Equipment (including Leasing Inventory and Rolling Stock) with an aggregate net book value of less than $10,000,000, including any related manufacturers’ statements of origin or manufacturers’ certificates of origin and other certificates, statements, bills of sale or other evidence of the transfer or ownership of any such property or related Certificates of Title, (iv) Leasing Inventory deployed at a lessee location in the continental United States, and (v) Leasing Inventory and Rolling Stock in “over the road use” or retained for the purpose of loading or unloading, fueling, driver scheduling and compliance with hours of service, and other customary trucking use) with a bailee, warehouseman or similar party.

6.17. Material Intellectual Property.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, (i) all Material Intellectual Property shall be owned by, or licensed to, a Loan Party organized or located in the United States and no other Person shall own or license any Material Intellectual Property, and (ii) no Loan Party shall, nor shall any Loan Party permit any Subsidiary to, dividend, distribute, sell, license (other than on a non-exclusive basis) or otherwise transfer any Material Intellectual Property, or otherwise dispose of the Equity Interests in any Subsidiary that is the legal owner or exclusive licensee of any Material Intellectual Property, other than any dividend, distribution, or sale, license or transfer to, or disposition of Equity Interest that results in the transfer to, a Loan Party organized or located in the United States; provided that, if the Person distributing, selling, licensing or otherwise transferring any Material Intellectual Property, or Equity Interests that results in the transfer thereof, is a Loan Party organized within the United States, the recipient, purchaser or transferee shall be a Loan Party organized within the United States.

6.18. Other Financing Arrangements.

No Loan Party shall, nor shall any Loan Party permit any Subsidiary to, enter into, maintain, amend, or otherwise become obligated under any Supply Chain Financing Arrangement, Off-Balance Sheet Financing (other than operating leases entered into in the ordinary course of business or guaranties that constitute Permitted Indebtedness), or Structured Payables, except for those (if any) expressly disclosed to Agent in accordance with the terms of this Agreement; provided, that each such disclosed Supply Chain Financing Arrangement, Off-Balance Sheet Financing, or Structured Payables may be amended, renewed, extended, refinanced, restated and/or replaced on terms not materially less favorable to the Loan Parties and their Subsidiaries or to the Lenders, taken as a whole, so long as no such arrangement shall, without prior written notice to Agent, (a) increase the aggregate facility size or aggregate program size commitment or maximum payable amount thereunder, (b) materially increase costs of the Loan Party or its Subsidiaries thereunder, (c) increase the magnitude of the Loan Party’s or any Subsidiary’s assets or liabilities that are the subject of such arrangement, (d) accelerate or otherwise change the obligations of any Loan Party or any of its Subsidiaries in a manner that could reasonably be expected to be materially adverse to the Lenders, or (e) cause any accounts payable to constitute Indebtedness under GAAP.

7. FINANCIAL COVENANT.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, such Borrower will comply with the following financial ~~covenant~~covenants:

(a) Minimum Liquidity. Prior to the Financial Covenant Conversion Date, other than with respect to a period of no more than three (3) consecutive Business Days in any month, Borrowers shall maintain Financial Covenant Liquidity at all times of $90,000,000.

(b) Fixed Charge Coverage Ratio. ~~If~~On and after the Financial Covenant Conversion Date, if any time during any month a Financial Covenant Trigger Event occurs, Borrowers shall have a Fixed Charge Coverage Ratio, measured on the last day of the most recent calendar month for which financial statements have been delivered by Borrowers to Agent pursuant to Schedule 5.1, calculated for each month commencing with the month ending on December 31, 2018, on a trailing twelve month basis, of at least 1.00:1.00.

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1. If Borrowers fail to pay when due and payable, or when declared due and payable in accordance with the Loan Documents, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, or (b) all or any portion of the principal of the Obligations, or (c) any amount payable to Issuing Lender in reimbursement for any drawing under a Letter of Credit;

8.2. If any Loan Party or any of its Subsidiaries:

(a) fails to perform or observe any covenant or other agreement applicable to it contained in any of (i) Sections 5.1, 5.2, 5.3 (solely if any Borrower ceases to exist), 5.6, 5.7 (solely if any Borrower refuses to allow Agent or its representatives or agents to visit such Borrower’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss such Borrower’s affairs, finances, and accounts with officers and employees of such Borrower), 5.10, 5.11, 5.13, 5.15 or 5.16 of this Agreement, (ii) Sections 6.1 through 6.16 of this Agreement, (iii) Section 7 of this Agreement, or (iv) Section 6 of the Security Agreement;

(b) fails to perform or observe any covenant or other agreement contained in any of Sections 5.3 (other than if any Borrower ceases to exist), 5.4, 5.5, 5.8, and 5.12 of this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) the date on which written notice thereof is given to Administrative Borrower by Agent;

(c) fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of any Borrower or (ii) the date on which written notice thereof is given to Administrative Borrower by Agent;

8.3. (i) Except in respect of the Perkins v. Wabash Litigation, which shall be governed by clause (ii) below, if one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $50,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party, or any of its Domestic Subsidiaries or any of its Material Foreign Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award; or (ii) in respect of the Perkins v. Wabash Litigation, (x) if one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $50,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party, or any of its Domestic Subsidiaries or any of its Material Foreign Subsidiaries, or with respect to any of their respective assets, and becomes a final judgment, order or award for purposes of appeal, and there is a period of 30 consecutive days after such judgment, order or award becomes final for purposes of appeal during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (y) enforcement proceedings are commenced against a Loan Party, or any of its Domestic Subsidiaries or any of its Material Foreign Subsidiaries, or with respect to any of their respective assets, upon any such judgment, order or award entered, regardless of whether or not such judgment, order or award is final for purposes of appeal;

8.4. If an Insolvency Proceeding is commenced by a Loan Party, any of its Domestic Subsidiaries or any of its Material Foreign Subsidiaries;

8.5. If an Insolvency Proceeding is commenced against a Loan Party, any of its Domestic Subsidiaries or any of its Material Foreign Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or such Subsidiary, or (e) an order for relief shall have been issued or entered therein;

8.6. If a Loan Party or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the business affairs of the Loan Parties and their Subsidiaries, taken as a whole;

8.7. If there is (a) an “Event of Default” (as defined in the Term Loan Indebtedness Documents) at any time while any Term Loan Indebtedness is outstanding, (b) a default in one or more agreements to which a Loan Party, any of its Domestic Subsidiaries or any of its Material Foreign Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of such Subsidiaries’ Indebtedness involving an aggregate outstanding principal or commitment amount of $50,000,000 or more, and, in the case of this clause (b), such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by the holders of the related Indebtedness, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or such Subsidiary’s obligations; provided that there shall not be an Event of Default under this clause (b) if the default is remedied by the applicable Loan Party or Subsidiary or waived in writing by or on behalf of the holders of the applicable Indebtedness; provided that there shall not be an Event of Default hereunder as a result of the existence of a default under the definitive documentation governing any Acquired Indebtedness permitted as Permitted Indebtedness hereunder to the extent (x) such Acquired Indebtedness is repaid in full within 60 days of the consummation of the Permitted Acquisition, (y) Administrative Borrower has notified Agent in writing of the Loan Parties’ intent to so repay such Indebtedness in full during such 60 day period, and (z) no holder of such Acquired Indebtedness has commenced any enforcement actions with respect thereto or acceleration of the maturity thereof; provided that no such event under the Term Loan Indebtedness Documents (other than a payment default) shall constitute an Event of Default under this Section 8.7 until the earliest to occur of (x) the date that is thirty (30) days after such event or circumstance (but only if such event or circumstance has not been waived or cured), (y) the acceleration of the Term Loan Indebtedness, and (z) the exercise of any remedies by the Term Loan Administrative Agent or collateral agent or any lenders holding Term Loan Indebtedness (or Refinancing Indebtedness in respect thereof) in respect of any Collateral.

8.8. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender pursuant to this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.9. If the obligation of any Guarantor under the Guaranty is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);

8.10. An ERISA Event occurs with respect to a Benefit Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Benefit Plan, Multiemployer Plan or the PBGC that could reasonably be expected to result in either a Material Adverse Change ~~or the imposition of a lien on the assets of any Loan Party under Section 303(k) or Section 4068 of ERISA or Section 430(k) of the IRC securing an amount in excess of $5,000,000~~;

8.11. If the Security Agreement or any other Loan Document that purports to create a Lien, shall, except to the extent permitted by the terms thereof or hereof, for any reason, fail or cease to create a valid and perfected, first priority Lien on or security interest in the Collateral covered thereby (subject to Permitted Liens), except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, (b) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time, $5,000,000, or (c) as the result of an action or failure to act on the part of Agent; or

8.12. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document (except as the result of the release or termination thereof in accordance with the terms of the Loan Documents).

9. RIGHTS AND REMEDIES.

9.1. Rights and Remedies.

Upon the occurrence and during the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Administrative Borrower), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a) (i) declare the Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by each Borrower, and (ii) direct Borrowers to provide (and Borrowers agree that upon receipt of such notice Borrowers will provide) Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit;

(b) declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Lender hereunder to make Advances, (ii) the obligation of the Swing Lender to make Swing Loans, and (iii) the obligation of the Issuing Lender to issue Letters of Credit; and

(c) exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents or applicable law.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to any Borrower or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of all accrued and unpaid interest thereon and all fees and all other amounts owing under this Agreement or under any of the other Loan Documents, shall automatically and immediately become due and payable and Borrowers shall be obligated to repay all of such Obligations in full (including Borrowers being obligated to provide (and Borrowers agree that they will provide) (1) Letter of Credit Collateralization to Agent to be held as security for Borrowers’ reimbursement obligations in respect of drawings that may subsequently occur under issued and outstanding Letters of Credit and (2) Bank Product Collateralization to be held as security for Borrowers’ or their Subsidiaries’ obligations in respect of then outstanding Bank Product Obligations (other than Hedge Obligations)), without presentment, demand, protest, or notice of any kind, all of which are expressly waived by each Loan Party.

9.2. Remedies Cumulative.

The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements in connection herewith and therewith shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10. WAIVERS; INDEMNIFICATION.

10.1. Demand; Protest; etc.

Except for the written notice contemplated by the first sentence of Section 9.1, each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which such Borrower may in any way be liable.

10.2. The Lender Group’s Liability for Collateral.

Each Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.

10.3. Indemnification.

Borrowers shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable and documented fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrowers shall not be liable for costs and expenses (including attorneys’ fees) of any Lender (other than WFCF) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of each Loan Party’s and its Subsidiaries’ compliance with the terms of the Loan Documents (provided, however, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders or (ii) disputes solely between or among the Lenders and their respective Affiliates; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or (iii) any claims primarily related to Taxes, which shall governed by Section 16), (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Loan Party or any of its Subsidiaries or any Environmental Actions,

Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Loan Party or any of its Subsidiaries, if and to the extent required by law (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnified Person, any of its Affiliates or any of its or its Affiliates’ officers, directors, employees, attorneys, or agents. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which any Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT (BUT NOT GROSSLY NEGLIGENT) ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Borrowers or Agent, as the case may be, they shall be sent to the respective address as set forth ~~below:~~on Schedule 11.

~~If to Borrowers:~~	~~c/o WABASH NATIONAL CORPORATION~~
~~1000 Sagamore Parkway South~~
~~Lafayette, Indiana 47905~~
~~Attn: Chief Financial Officer~~
~~Fax No.: (765) 446-4910~~

~~with copies to:~~	~~FOLEY & LARDNER LLP~~
~~777 East Wisconsin Avenue~~
~~Milwaukee, Wisconsin 53202~~
~~Attn: Patricia Lane, Esq.~~
~~Fax No.: (414) 297-4900~~
~~Email: plane@foley.com~~

~~If to Agent:~~	~~WELLS FARGO CAPITAL FINANCE, LLC~~
~~10 South Wacker Drive, 13th Floor~~
~~Chicago, Illinois 60606~~
~~Attn: Relationship Manager - Wabash~~
~~Fax No. (312) 332-0424~~

~~with copies to:~~	~~GOLDBERG KOHN LTD.~~
~~55 East Monroe Street, Suite 3300~~
~~Chicago, Illinois 60603~~
~~Attn: Anne Marie Pisano, Esq.~~
~~Fax No. (312) 863-7488~~

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

If any notice, disclosure or report is required to be delivered pursuant to the terms of this Agreement on a day that is not a Business Day, such notice, disclosure or report shall be deemed to have been required to be delivered on the immediately following Business Day.

12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS. NOTWITHSTANDING THE FOREGOING, SOLEY FOR PURPOSES OF SECTION 5.6(b) AND ANY RELATED STATE NOTICE REQUIREMENTS, THE PARTIES HERETO AGREE: (I) FOR REAL PROPERTY COLLATERAL (INCLUSIVE OF ANY FIXTURES), IF ANY, THE LAWS OF THE STATE WHERE THE REAL PROPERTY COLLATERAL IS LOCATED SHALL APPLY; AND (II) FOR ALL COLLATERAL OTHER THAN REAL PROPERTY COLLATERAL, THE LAWS OF THE STATE OF ORGANIZATION OF THE ADMINISTRATIVE BORROWER SHALL APPLY.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF COOK, STATE OF ILLINOIS; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER

PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1. Assignments and Participations.

(a) (1) With the prior written consent of Administrative Borrower, which consent of Administrative Borrower shall not be unreasonably withheld, delayed or conditioned, and shall not be required if a Specified Event of Default has occurred and is continuing (it being agreed and understood that Administrative Borrower shall be deemed to have approved unless it shall object thereto by written notice to the Agent within ten (10) Business Days after having received notice thereof), and (2) with the prior written consent of Agent, which consent of Agent shall not be unreasonably withheld, delayed or conditioned, and shall not be required in connection with an assignment to a Person that is a Lender or an Affiliate (other than individuals) of a Lender, other than a Defaulting Lender, any Lender may assign and delegate to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an “Assignee”; provided, however, that (i) no Loan Party or Affiliate of a Loan Party shall be permitted to become an Assignee and (ii) so long as no Specified Event of Default has occurred and is continuing at the time of such assignment, no Disqualified Institution shall be permitted to be an Assignee) all or any portion of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount (unless waived by Agent and, so long as no Event of Default shall have occurred and be continuing, Administrative Borrower) of $5,000,000 (except such minimum amount shall not apply to (x) an assignment or delegation by any Lender to any other Lender or an Affiliate of any Lender or (y) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000); provided, however, that Borrowers and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Administrative Borrower and Agent an Assignment and Acceptance and Agent has notified the assigning Lender of its receipt thereof in accordance with Section 13.1(b), (iii) such assignment is entered into the Register in accordance with Section 13.1(h), and (iv) unless waived by Agent, the assigning Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $5,000. To the extent Administrative Borrower’s consent is not required for any assignment, Agent shall provide Administrative Borrower with notice thereof prior to or promptly after the occurrence thereof.

(b) From and after the date that Agent notifies the assigning Lender (with a copy to Borrowers) that it has received an executed Assignment and Acceptance and, if applicable, payment of the required processing fee, and such assignment has been entered into the Register in accordance with Section 13.1(h), (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party or any of its Subsidiaries of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (other than a natural person) (a “Participant”; provided, however, that so long as no Specified Event of Default has occurred and is continuing at the time of such sale, no Disqualified Institution shall be permitted to be a Participant) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating (other than a waiver of default interest), (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decrease the amount or postpone the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, ~~and~~ (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party or any Affiliate of a Loan Party and (vii) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collections of Borrowers or their Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f) In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to each Loan Party and their Subsidiaries and their respective businesses.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement to secure obligations of such Lender, including any pledge in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law; provided, that no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h) Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Revolver Commitment (and the principal amount thereof and stated interest thereon and the portion of principal amount and interest of the Obligations assigned or transferred)) held by such Lender (each, a “Registered Loan”). Other than in connection with an assignment by a Lender of all or any portion of its portion of the Revolver Commitment to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Revolver Commitment to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register. The entries in the Register shall be conclusive and Borrowers, Agent and Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, in each case, in the absence of manifest or demonstrable error. Notwithstanding anything to the contrary, any assignment of any Obligation shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by Borrowers, Agent and any Lender (solely with respect to its Obligations and/or Commitment), at any reasonable time and from time to time upon reasonable prior notice. This Section shall be construed so that the Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 165(j), 871(h)(2), 881(c)(2) and 4701 of the IRC and any related regulations (and any successor provisions). Nothing contained in this clause (h) shall be deemed to limit, impair or override any other restrictions upon assignments set forth in this Agreement.

(i) In the event that a Lender sells participations in a Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in such Registered Loan held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loan that is subject to such participations) (the “Participant Register”). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of a Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register. No Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under the IRC including Section 5f.103-1(c) of the United States Treasury Regulations or any successor thereto. The entries in the Participant Register shall be conclusive absent manifest or demonstrable error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register. Nothing contained in this clause (i) shall be deemed to limit, impair or override any other restrictions upon participations set forth in this Agreement.

(j) Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register to the extent it has one as contemplated by Section 13.1(i)) available for review by Borrowers from time to time as Borrowers may reasonably request.

13.2. Successors.

This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall, unless expressly provided in such consent, release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by any Borrower is required in connection with any such assignment.

14. AMENDMENTS; WAIVERS.

14.1. Amendments and Waivers.

(a) No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements, the Fee Letter the LC Fee Letter, or a joinder executed pursuant to Section 2.2), and no consent with respect to any departure by any Loan Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that in addition to the consent of Required Lenders, no such waiver, amendment, or consent shall do any of the following except with the requisite Lender approval specified below:

(i) increase the amount of or extend the expiration date of any Commitment of any Lender without such Lender’s consent or amend, modify, or eliminate the penultimate sentence of Section 2.4(c)(i) without the consent of all of the Lenders directly affected thereby~~,~~ (it being understood that no amendment, modification, termination, or waiver or consent with respect to any condition precedent, covenant, Default, Event of Default or mandatory prepayment shall constitute an increase in any Commitment of any Lender or the extension of the expiration date of any Commitment of any Lender),

(ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment to any Lender of principal, interest, fees, or other amounts due hereunder or under any other Loan Document without such Lender’s consent (it being understood that any waiver or amendment with respect to any mandatory prepayment contemplated by Section 2.4(e) shall not be subject to this clause (ii)),

(iii) reduce the principal of, or the rate of interest on, any loan or other extension of credit by any Lender hereunder, or reduce any fees or other amounts payable to any Lender hereunder or under any other Loan Document without such Lender’s consent (except in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders)),

(iv) amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders, in each case without the consent of all of the Lenders directly affected thereby,

(v) other than as permitted by Section 15.11 as in effect on the Sixth Amendment Effective Date, release Agent’s Lien in and to all or substantially all of the Collateral without the consent of all of the Lenders directly affected thereby,

(vi) amend, modify, or eliminate the definition of “Required Lenders” or “Pro Rata Share” without the consent of all of the Lenders directly affected thereby,

(vii) other than as specifically provided in Section 15.11 as in effect on the Sixth Amendment Effective Date, contractually subordinate all or a material portion of the Obligations or any of Agent’s Liens without the consent of all of the Lenders directly affected thereby,

(viii) other than in connection with a merger, liquidation, dissolution or sale or other disposition of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by any Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents without the consent of all of the Lenders directly affected thereby,

(ix) amend, modify, or eliminate any of the provisions of Section 2.3(b)(i), Section 2.4(b)(i) or (ii), Section 2.4(f), or Section 2.5 without the consent of all of the Lenders directly affected thereby,

(x) amend, modify, or eliminate any of the provisions of Section 13.1(a) to permit a Loan Party or an Affiliate of a Loan Party to be permitted to become an Assignee or Participant without the consent of all of the Lenders directly affected thereby,

(xi) amend, modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts, Eligible Inventory and Eligible Leasing Inventory, as well as any provision permitting Agent to exercise its discretion in modifying any applicable criteria contained within any such definition) that are used in such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Borrowing Base, but not otherwise, or the definition of Maximum Revolver Amount, or change Section 2.1(c), in each case without the consent of all of the Lenders directly affected thereby, or

(xii) amend, modify or eliminate any of the provisions of Section 15.11 or 15.12(b) without the consent of all of the Lenders directly affected thereby.

(b) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive (i) the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrowers (and shall not require the written consent of any of the Lenders), and (ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders,

(c) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Lender, or any other rights or duties of Issuing Lender under this Agreement or the other Loan Documents, without the written consent of Issuing Lender, Agent, Borrowers, and the Required Lenders,

(d) No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Swing Lender, or any other rights or duties of Swing Lender under this Agreement or the other Loan Documents, without the written consent of Swing Lender, Agent, Borrowers, and the Required Lenders,

(e) Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of any Borrower, shall not require consent by or the agreement of any Loan Party, (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iii) that, by its terms, requires the consent of such Defaulting Lender, (iii) any amendment, waiver or other modification with respect to any condition precedent set forth in Section 3.2, affirmative or negative covenant, Default or Event of Default shall not constitute an increase in, or extension of, the Commitment of any Lender within the meaning of Section 14.1(a)(i); (iv) any amendment, waiver or other modification with respect to the calculation of Monthly Average Excess Availability (even if the effect thereof would be to reduce the rate of interest or any fee derived therefrom) shall require the consent of Required Lenders (and not all Lenders or all Lenders directly affected thereby), (v) any amendment contemplated by Section 2.12(d)(iii) of this Agreement in connection with a Benchmark Transition Event and/or the use, administration, adoption or implementation of a Benchmark Replacement shall be effective as contemplated by such Section 2.12(d)(iii) hereof, (vi) any amendment contemplated by Section 2.6(g) of this Agreement in connection with the use or administration of Term SOFR shall be effective as contemplated by such Section 2.6(g), and (vii) to the extent that a Lender will no longer be a Lender upon the consummation of any amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (an “Exiting Lender”), the signature, consent or other approval of such Exiting Lender shall not be required to effectuate such amendment, waiver or other modification.

14.2. Replacement of Certain Lenders.

(a) If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby (or directly affected thereby) and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all such Lenders, (ii) any Lender makes a claim for compensation under Section 2.11(l) or Section 16 on behalf of itself or its Participant, or (iii) any Lender enters into an Assignment and Acceptance or a participation with a Lender or Participant that is a Disqualified Institution at the time of such assignment or participation and such assignment or participation violates the terms of Section 13.1, then Borrowers or Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Holdout Lender”), any Lender that made a claim for compensation (a “Tax Lender”), or any Lender that entered into an assignment or participation with a Disqualified Institution in violation of Section 13.1 (an “Assignor DQ Lender”) with one or more Replacement Lenders, and the Holdout Lender, Tax Lender or Assignor DQ Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender, Tax Lender or Assignor DQ Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Holdout Lender, Tax Lender or Assignor DQ Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender, Tax Lender or Assignor DQ Lender, as applicable, being repaid in full its share of the outstanding Obligations (including (i) all interest, fees and other amounts that may be due and payable in respect thereof, and (ii) an assumption of its Pro Rata Share of the Letters of Credit, but excluding any Bank Product Obligations unless otherwise specified pursuant to agreements between the relevant Bank Product Provider and the applicable Loan Party) without any premium or penalty of any kind whatsoever. If the Holdout Lender, Tax Lender or Assignor DQ Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender, Tax Lender or Assignor DQ Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender, Tax Lender or Assignor DQ Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations (other than Bank Product Obligations), the Commitments, and the other rights and obligations of the Holdout Lender, Tax Lender or Assignor DQ Lender, as applicable, hereunder and under the other Loan Documents, the Holdout Lender, Tax Lender or Assignor DQ Lender, as applicable, shall remain obligated to make the Holdout Lender’s, Tax Lender’s or Assignor DQ Lender’s, as applicable, Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of such Letters of Credit.

14.3. No Waivers; Cumulative Remedies.

No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by each Borrower of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15. AGENT; THE LENDER GROUP.

15.1. Appointment and Authorization of Agent.

Each Lender hereby designates and appoints WFCF as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Borrowers and their Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Borrowers and their Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Borrowers and their Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to each Loan Party and its Subsidiaries, the Obligations, the Collateral, the Collections of each Loan Party and its Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2. Delegation of Duties.

Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Without limiting the foregoing, all parties hereto hereby acknowledge and agree that Vehicle Title Security Agent is a sub-agent of Agent and expressly entitled, as a third party beneficiary, to the benefits of Section 15 of this Agreement as an Agent-Related Person.

Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3. Liability of Agent.

None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by any Borrower or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Loan Party or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of any Loan Party or any of its Subsidiaries.

15.4. Reliance by Agent.

Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation reasonably and in good faith believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

15.5. Notice of Default or Event of Default.

Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or any Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of

Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6. Credit Decision.

Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of each Loan Party and its Subsidiaries and Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider). Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein), to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

15.7. Costs and Expenses; Indemnification.

Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Borrowers and their Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Agent is not reimbursed for such costs and expenses by a Loan Party or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable share thereof. Each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8. Agent in Individual Capacity.

WFCF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with each Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though WFCF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, WFCF or its Affiliates may receive information regarding each Loan Party or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of each Loan Party or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include WFCF in its individual capacity.

15.9. Successor Agent.

Agent may resign as Agent upon 45 days prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Administrative Borrower (unless such notice is waived by Borrowers) and without any notice to the Bank Product Providers. If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of Administrative Borrower (such consent not to be unreasonably withheld, delayed, or conditioned), to appoint a successor Agent for the Lenders (and the Bank Product Providers). If, at the time that Agent’s resignation is effective, it is acting as the Issuing Lender or the Swing Lender, such resignation shall also operate to effectuate its resignation as the Issuing Lender or the Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit or to make Swing Loans. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders and Administrative Borrower, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of Borrowers (such consent not to be unreasonably withheld, delayed, or conditioned). In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender or Swing Lender, as applicable. The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed to between Administrative Borrower and such successor. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10. Lender in Individual Capacity.

Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with each Loan Party and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers). The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding each Loan Party or their Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of each Loan Party or such other Person and that prohibit the disclosure of such information to the other members of the Lender Group, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11. Collateral and Guaranty Matters.

(a) The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to, and Agent shall, (i) release any Lien on any Collateral (A) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all of the Obligations, (B) constituting property being conveyed, sold, leased, licensed, assigned, transferred or otherwise disposed of if a release is required or desirable in connection therewith and if Administrative Borrower certifies to Agent that such conveyance, sale, lease, license, assignment, transfer or other disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (C) constituting property in which neither a Loan Party nor any of its Subsidiaries owned any interest at the time Agent’s Lien was granted nor at any time thereafter, (D) constituting property leased to any Loan Party or any of its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement or subject to a Permitted Lien securing Permitted Purchase Money Indebtedness, or (E) constituting Real Property Collateral (under and as defined in the Existing Credit Agreement), (ii) release any Borrower (other than Administrative Borrower) or Guarantor from its Obligations (and any Lien on the assets and Stock of such Borrower or Guarantor) if such Borrower or Guarantor ceases to be a Subsidiary of Administrative Borrower as the result of a transaction permitted under this Agreement, and (iii) promptly after Administrative Borrower’s written request therefor, release any Guarantor from its Obligations (and any Lien on the assets of such Guarantor) if such Guarantor becomes an Excluded Subsidiary. Notwithstanding the foregoing, the Liens of the Agent on Term Priority Collateral shall be automatically released upon the consummation of any conveyance, sale, lease, license, assignment, transfer or other disposition of such Collateral in a transaction permitted under Section 6.4. The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to credit bid and purchase (either directly or through one or more acquisition vehicles) or to sell or otherwise dispose of (or to consent to any such sale or other disposition of) all or any portion of the Collateral at any sale thereof conducted by Agent under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, or at any sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with applicable law. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Agent or any Borrower at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s reasonable opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Loan Party in respect of) all interests retained by the Loan Parties, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. The Lenders further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, at the request of the Administrative Borrower, to subordinate (on terms and conditions reasonably satisfactory to Agent) any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.

In connection with any termination or release that is authorized pursuant to this Section 15.11, Agent shall promptly (i) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release and (ii) deliver to the Loan Parties any portion of such Collateral so released that is in the possession of Agent.

Notwithstanding the provisions of this Section 15.11, Agent shall be authorized, without the consent of any Lender and without the requirement that an asset sale consisting of the sale, transfer or other disposition having occurred, to release any security interest in any building, structure or improvement located in an area determined by the Federal Emergency Management Agency to have special flood hazards.

(b) Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) to assure that the Collateral exists or is owned by any Loan Party or any of its Subsidiaries or is cared for, protected, or insured or has been encumbered, or that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or that any particular items of Collateral meet the eligibility criteria applicable in respect thereof or whether to impose, maintain, reduce, or eliminate any particular reserve hereunder or whether the amount of any such reserve is appropriate or not, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise provided herein.

(c) This Section 15.11 shall be subject in all respects to the provisions of the Intercreditor Agreement.

15.12. Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to any Loan Party or any deposit accounts (general or special, time or demand, provisional or final, in whatever currency but excluding deposits held in a trustee, fiduciary, agency or similar capacity or otherwise for the benefit of a third party) of any Loan Party now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral. Notwithstanding the foregoing and without limiting any rights arising under any Bank Product Agreement in respect of amounts owing thereunder, no Lender shall exercise any such right of set-off or any such action unless an Event of Default has occurred and is continuing.

(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13. Agency for Perfection.

Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14. Payments by Agent to the Lenders.

All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15. Concerning the Collateral and Related Loan Documents.

Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

15.16. Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.

By becoming a party to this Agreement, each Lender:

(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report respecting any Borrower or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b) expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding a Borrower and its Subsidiaries and will rely significantly upon each Borrower’s and its Subsidiaries’ books and records, as well as on representations of each Borrower’s personnel,

(d) agrees to keep all Reports and other material, non-public information regarding each Loan Party and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by any Loan Party or any Subsidiary of any Loan Party to Agent that has not been contemporaneously provided by such Loan Party or Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from any Loan Party or any of its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Administrative Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from a Loan Party, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to any Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender. As an alternative to providing Lenders with a physical copy of any Report or other information described in this Section 15.16, Agent may, in its discretion, post any such Report or information in electronic form to a data site such as Intralinks.

15.17. Several Obligations; No Liability.

Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

15.18. ~~Documentation and Syndication Agent~~Joint Lead Arrangers and Book Runner.

~~Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Syndication Agent shall have no duties or responsibilities and the Syndication Agent shall not have or be deemed to have any fiduciary relationship with any Lender, and no implied responsibilities, duties or obligations shall be construed to exist in this Agreement or any other Loan Document.~~

Each of the Joint Lead Arrangers and the Book Runner, in such capacities, shall not have any right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to it in its capacity as a Lender, as Agent, as Swing Lender, or as Issuing Lender. Without limiting the foregoing, each of the Joint Lead Arrangers and the Book Runner, in such capacities, shall not have or be deemed to have any fiduciary relationship with any Lender or any

Loan Party. Each Lender, Agent, Swing Lender, Issuing Lender, and each Loan Party acknowledges that it has not relied, and will not rely, on the Joint Lead Arrangers or the Book Runner in deciding to enter into this Agreement or in taking or not taking action hereunder. Each of the Joint Lead Arrangers and Book Runner, in such capacities, shall be entitled to resign at any time by giving notice to Agent and Borrowers.

15.19. Disqualified Institutions.

Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by or on behalf of any Loan Party, Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any Plan, each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan, (2) if such Disqualified Institution does vote on such Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other similar debtor relief laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other similar debtor relief laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

16. WITHHOLDING TAXES.

16.1. Payments. All payments made by any Loan Party under any Loan Document will be made free and clear of, and without deduction or withholding for, any Taxes, except as otherwise required by applicable law, and in the event any deduction or withholding of Taxes is required, the applicable Loan Party shall make the requisite withholding, promptly pay over to the applicable Governmental Authority the withheld tax, and furnish to Agent as promptly as possible after the date the payment of any such Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Loan Parties. Furthermore, if any such Tax is an Indemnified Tax or an Indemnified Tax is so levied or imposed, (i) the Loan Parties agree to pay the full amount of such Indemnified Taxes to the relevant Governmental Authority pursuant to applicable law and (ii) the sum payable by the Loan Parties to the applicable recipient under this Agreement, any note, or Loan Document shall be increased as may be necessary so that the applicable recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. The Loan Parties will promptly pay any Other Taxes or reimburse Agent for such Other Taxes promptly after Agent’s demand, accompanied by a reasonably detailed description and calculation of the amount demanded. The Loan Parties shall jointly and severally indemnify each Indemnified Person (as defined in Section 10.3) (collectively a “Tax Indemnitee”) for the full amount of Indemnified Taxes arising in connection with this

Agreement or any other Loan Document or breach thereof by any Loan Party (including any Indemnified Taxes imposed or asserted on, or attributable to, amounts payable under this Section 16) imposed on, or paid by, such Tax Indemnitee and all reasonable and documented out-of-pocket costs and expenses related thereto (including reasonable and documented fees and disbursements of attorneys and other tax professionals), as and when they are incurred and irrespective of whether suit is brought, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (other than Indemnified Taxes and additional amounts that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Tax Indemnitee). The obligations of the Loan Parties under this Section 16 shall survive the termination of this Agreement, the resignation and replacement of the Agent, and the repayment of the Obligations.

16.2. Exemptions.

(a) If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent and Administrative Borrower, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) and the Administrative Borrower on behalf of all Borrowers one of the following before receiving its first payment under this Agreement:

(i) if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Administrative Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrowers within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, Form W-8BEN-E or Form W-8IMY (with proper attachments as applicable);

(ii) if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN or Form W-8BEN-E, as applicable;

(iii) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(iv) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (including a withholding statement and copies of the tax certification documentation for its beneficial owner(s) of the income paid to the intermediary, if required based on its status provided on the Form W-8IMY); or

(v) a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

(b) Each Lender or Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and to promptly notify Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction. No Borrower shall be required to pay additional amounts to any Lender pursuant to this Section 16 with respect to United States federal withholding taxes to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Lender to comply with its covenants under this Section 16.2.

(c) If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent and Borrowers, to deliver to Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, or the providing of or delivery of such forms in the Lender’s reasonable judgment would not subject such Lender to any material unreimbursed cost or expense or materially prejudice the legal or commercial position of such Lender (or its Affiliates); provided, however, that nothing in this Section 16.2(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) (i) upon the expiration or obsolescence of any previously delivered forms, (ii) to promptly notify Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction and (iii) upon the reasonable request of Agent or Administrative Borrower.

(d) If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender or Participant, such Lender or Participant agrees to notify Agent and Administrative Borrower (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender or Participant. To the extent of such percentage amount, Agent and Administrative Borrower will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16.2(a) or 16.2(c) as no longer valid. With respect to such percentage amount, such Participant or Assignee shall provide new documentation, pursuant to Section 16.2(a) or 16.2(c), if applicable. Borrowers agree that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.

(e) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable due diligence and reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the IRC, as applicable), such Lender shall deliver to Agent and Administrative Borrower (or, in the case of a Participant, to the Lender granting the participation only) at the time or times prescribed by law and at such time or times reasonably requested by

Agent or Administrative Borrower (or, in the case of a Participant, the Lender granting the participation) such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the IRC) and such additional documentation reasonably requested by Agent or Administrative Borrower (or, in the case of a Participant, the Lender granting the participation) as may be necessary for Agent or Borrowers to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

16.3. Reductions.

(a) If a Lender or a Participant is subject to an applicable withholding tax, Agent (or, in the case of a Participant, the Lender granting the participation) may withhold from any payment to such Lender or such Participant an amount equivalent to the applicable withholding tax. If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(b) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys’ fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

16.4. Refunds (a). If Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes with respect to which the Loan Parties have paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to the Administrative Borrower on behalf of the Loan Parties (but only to the extent of payments made, or additional amounts paid, by the Loan Parties under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that the Loan Parties, upon the request of Agent or such Lender, agree to repay the amount paid over to the Loan

Parties (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent or Lender hereunder as finally determined by a court of competent jurisdiction) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16.4 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Loan Parties or any other Person or require Agent or any Lender to pay any amount to an indemnifying party pursuant to Section 16.4, the payment of which would place Agent or such Lender (or their Affiliates) in a less favorable net after-Tax position than such Person would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

17. GENERAL PROVISIONS.

17.1. Effectiveness.

This Agreement shall be binding and deemed effective when executed by each Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2. Section Headings.

Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3. Interpretation.

Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4. Severability of Provisions.

Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5. Bank Product Providers.

Each Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting; provided, that no provision of any Loan Document shall be construed to give any Bank Product Provider a right to consent to any amendment, modification, waiver or other action contemplated by any Loan Document, except that each Bank Product Provider’s consent shall be required with respect to any amendment, modification, waiver or other action that would have the effect of (a) limiting or eliminating any Lien securing the Bank Product Obligation, unless any such Liens securing the other Obligations are similarly limited or eliminated or (b) changing Section 2.4(b)(ii) in a manner adverse to any such Bank Product Provider. Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution. Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the relevant Bank Product Provider. In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the relevant Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Any Borrower may obtain Bank Products from any Bank Product Provider, although no Borrower is required to do so. Each Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.6. Debtor-Creditor Relationship.

The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7. Counterparts; Electronic Execution.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Execution of any such counterpart may be by means of (a) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, as in effect from time to time, state enactments of the Uniform Electronic Transactions Act, as in effect from time to time, or any other relevant and applicable electronic signatures law; (b) an original manual signature; or (c) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Agent reserves the right, in its discretion, to accept, deny, or condition acceptance of any electronic signature on this Agreement ~~(it being understood and agreed that Agent accepts, consents to and approves of transmission through electronic means of an image of an original wet-ink manual signature)~~. Any party delivering an executed counterpart of this Agreement by faxed, scanned or photocopied manual signature shall also deliver an original manually executed counterpart, but the failure to deliver an original manually executed counterpart shall not affect the validity, enforceability and binding effect of this Agreement. The foregoing shall apply to each other Loan Document, and any notice delivered hereunder or thereunder, mutatis mutandis.

17.8. Revival and Reinstatement of Obligations.

If the incurrence or payment of the Obligations by any Borrower or Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys’ fees of the Lender Group related thereto, the liability of Borrowers or Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.9. Confidentiality.

(a) Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding the Loan Parties and their Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Administrative Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrowers pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrowers, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrowers with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrowers pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information ~~hereunder~~either subject to the terms of this Section~~,~~ or pursuant to confidentiality requirements substantially similar to those contained in this Section (and such Person may disclose such Confidential Information, on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrowers with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document. For the avoidance of doubt, nothing herein prohibits Agent, any Lender or any of their respective Affiliates or counsel from communicating or disclosing information regarding suspected violations of laws, rules, or regulations to a governmental, regulatory, or self-regulatory authority without any notification to any other Person.

(b) Anything in this Agreement to the contrary notwithstanding, Agent may ~~(i) provide~~disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services~~, and (ii)~~ or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of ~~Borrowers and~~any Borrower or the other Loan Parties and the ~~Total~~ Commitments provided hereunder in any “tombstone” or other comparable ~~advertising~~advertisements, on its website or in other marketing materials of ~~the~~ Agent.

(c) Each Loan Party agrees that Agent may make materials or information provided by or on behalf of Borrowers hereunder (collectively, “Borrower Materials”) available to the Lenders by posting the Communications on IntraLinks, SyndTrak or a substantially similar secure electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” Agent does not warrant the accuracy or completeness of the Borrower Materials, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by Agent in connection with the Borrower Materials or the Platform. In no event shall Agent or any of the Agent-Related Persons have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct. Each Loan Party further agrees that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

17.10. Lender Group Expenses.

Borrowers agree to pay any and all Lender Group Expenses promptly after receipt of written demand therefor by Agent, and agree that their obligations contained in this Section 17.10 shall survive payment or satisfaction in full of all other Obligations.

17.11. Survival.

All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, the Issuing Lender, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.

17.12. Patriot Act; Due Diligence.

Each Lender that is subject to the requirements of the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act. In addition, Agent and each Lender shall have the right to periodically conduct due diligence on all Loan Parties, their senior management and key principals and legal and beneficial owners, in each case to the extent reasonably related to compliance with the Patriot Act and beneficial ownership regulations set forth in 31 CFR § 1020.230 or otherwise promulgated by the Financial Crimes Enforcement Network. Each Loan Party agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable and documented out-of-pocket costs and charges for any such due diligence by Agent shall constitute Lender Group Expenses hereunder and be for the account of Borrowers.

17.13. Integration.

This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

17.14. Wabash as Agent for Borrowers.

Each Borrower hereby irrevocably appoints Wabash as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Agent with all notices with respect to Advances and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement, (b) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement, and (c) to represent such Borrower in all respects under this Agreement and the other Loan Documents. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein and in the other Loan Documents, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Borrowers as herein provided, or (b) the Lender Group’s relying on any instructions of the Administrative Borrower, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.14 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the bad faith, gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

17.15. Intercreditor Agreement.

Agent and each Lender hereunder, by its acceptance of the benefits provided hereunder, (a) consents to the subordination of Liens provided for in the Intercreditor Agreement and each Acceptable Intercreditor Agreement, (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement and each Acceptable Intercreditor Agreement, and (c) authorizes and instructs the Agent to enter into the Intercreditor Agreement and each Acceptable Intercreditor Agreement, in each case, as Agent on behalf of each Lender. Agent and each Lender hereby agrees that the terms, conditions and provisions contained in this Agreement are subject to the Intercreditor Agreement and any Acceptable Intercreditor Agreement. In the event of a conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control. In the event of a conflict between the terms of any Acceptable Intercreditor Agreement and this Agreement, the terms of such Acceptable Intercreditor Agreement shall govern and control.

17.16. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any the applicable Resolution Authority.

Each Lender confirms, as of the ~~Third~~Sixth Amendment Effective Date (or, if later, the date upon which such Lender becomes a party to this Agreement) that, unless notified in writing by such Lender to Agent and Administrative Borrower, such Lender is not an Affected Financial Institution. Each Lender shall promptly notify Agent and Administrative Borrower if for any reason, at any time, it becomes an Affected Financial Institution.

17.17. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York ~~and/~~or of the United States or any other state of the United States). In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

17.18. Erroneous Payments.

(a) Each Lender, each Issuing Lender, each Bank Product Provider and any other party hereto hereby severally agrees that if (i) Agent notifies (which such notice shall be conclusive absent ~~demonstrable~~manifest error) such Lender or Issuing Lender or Bank Product Provider (or the Lender which is an Affiliate of a Lender, Issuing Lender or Bank Product Provider) or other Person that has received funds from Agent or any of its Affiliates, either for its own account or on behalf of a Lender, Issuing Lender or Bank Product Provider (each such recipient, a “Payment

Recipient”), that Agent has determined in its sole discretion that any funds received by such Payment Recipient from Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 17.18(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b) Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify Agent in writing of such occurrence.

(c) In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of Agent, and upon demand from Agent such Payment Recipient shall (or shall cause any Person who received any portion of an Erroneous Payment on its behalf to) promptly, but in all events no later than one Business Day thereafter, return to Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to Agent at the greater of the Federal Funds Rate and a rate determined by Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by Agent for any reason, after demand therefor by Agent in accordance with the immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of Agent and upon Agent’s written notice to such Lender, such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Advances (but not its Commitments) with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Loans”) to Agent or, at the option of Agent, Agent’s applicable lending affiliate (such assignee, the “Agent Assignee”) in an amount that is equal to the

Erroneous Payment Return Deficiency (or such lesser amount as Agent may specify) (such assignment of the Advances (but not Commitments) of the Erroneous Payment Impacted Loans, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by Agent Assignee as the assignee of such Erroneous Payment Deficiency Assignment. Without limitation of its rights hereunder, following the effectiveness of the Erroneous Payment Deficiency Assignment, Agent may make a cashless reassignment to the applicable assigning Lender of any Erroneous Payment Deficiency Assignment at any time by written notice to the applicable assigning Lender and upon such reassignment all of the Advances assigned pursuant to such Erroneous Payment Deficiency Assignment shall be reassigned to such Lender without any requirement for payment or other consideration. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 13 and (3) Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e) Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by Agent to such Payment Recipient from any source, against any amount due to Agent under this Section 17.18 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrowers or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Agent from the Borrowers or any other Loan Party for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never ~~occurred~~been received.

(f) Each party’s obligations under this Section 17.18 shall survive the resignation or replacement of Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g) The provisions of this Section 17.18 to the contrary notwithstanding, (i) nothing in this Section 17.18 will constitute a waiver or release of any claim of any party hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment, (ii) there will only be deemed to be a recovery of the Erroneous Payment to the extent that Agent has received payment thereof from the Payment Recipient in immediately available funds the Erroneous Payment Return, whether directly from the Payment Recipient, as a result of the exercise by Agent of its rights of subrogation or setoff as set forth above in clause (e) or as a result of the receipt by Agent Assignee of a payment of the outstanding principal balance of the Advances assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment, but excluding any other amounts in respect thereof (it being agreed that any payments of interest, fees, expenses or other amounts (other than principal) received by Agent Assignee in respect of the Advances assigned to Agent Assignee pursuant to an Erroneous Payment Deficiency Assignment shall be the sole property of Agent Assignee and shall not constitute a recovery of the Erroneous Payment)~~,~~  and (iii) no Borrower shall be deemed to be a Payment Recipient under this Section 17.18 in respect of the proceeds of any Advance funded in accordance with Section 2.3 of this Agreement.

[Signature pages to follow.]

~~IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.~~

~~WABASH NATIONAL CORPORATION,~~
~~a Delaware corporation~~

~~By:~~
~~Title:~~

~~WABASH NATIONAL, L.P., a Delaware limited partnership~~

~~By:~~	~~Wabash National Trailer Centers, Inc.,~~
~~Its General Partner~~

~~By:~~
~~Title:~~

~~WABASH WOOD PRODUCTS, INC. (f/k/a WNC Cloud Merger Sub, Inc.), an Arkansas corporation~~

~~By:~~
~~Title:~~

~~TRANSCRAFT CORPORATION, a Delaware corporation~~

~~By:~~
~~Title:~~

~~WABASH NATIONAL TRAILER CENTERS, INC., a Delaware corporation~~

~~By:~~
~~Title:~~

~~Second Amended and Restated Credit Agreement~~

~~WALKER GROUP HOLDINGS LLC,~~
~~a Texas limited liability company~~

~~By:~~	~~Wabash National, L.P.,~~
~~Its Sole Member~~

	~~By:~~	~~Wabash National Trailer Centers, Inc.,~~
~~Its General Partner~~

~~By:~~
~~Title:~~

~~BULK SOLUTIONS LLC, a Texas limited liability company~~

~~By:~~	~~Walker Group Holdings LLC,~~
~~Its Sole Member~~

	~~By:~~	~~Wabash National, L.P.,~~
~~Its Sole Member~~

		~~By:~~	~~Wabash National Trailer Centers, Inc.,~~
~~Its General Partner~~

~~By:~~
~~Title:~~

~~GARSITE/PROGRESS LLC, a Texas limited liability company~~

~~By:~~	~~Walker Group Holdings LLC,~~
~~Its Sole Member~~

	~~By:~~	~~Wabash National, L.P.,~~
~~Its Sole Member~~

		~~By:~~	~~Wabash National Trailer Centers, Inc.,~~
~~Its General Partner~~

~~By:~~
~~Title:~~

~~Second Amended and Restated Credit Agreement~~

~~WALKER STAINLESS EQUIPMENT COMPANY LLC, a Delaware limited liability company~~

~~By:~~	~~Walker Group Holdings LLC,~~
~~Its Sole Member~~

	~~By:~~	~~Wabash National, L.P.,~~
~~Its Sole Member~~

		~~By:~~	~~Wabash National Trailer Centers, Inc.,~~
~~Its General Partner~~

~~By:~~
~~Title:~~

~~BRENNER TANK LLC, a Wisconsin limited liability company~~

~~By:~~	~~Walker Group Holdings LLC,~~
~~Its Sole Member~~

	~~By:~~	~~Wabash National, L.P.,~~
~~Its Sole Member~~

		~~By:~~	~~Wabash National Trailer Centers, Inc.,~~
~~Its General Partner~~

~~By:~~
~~Title:~~

~~Second Amended and Restated Credit Agreement~~

~~BRENNER TANK SERVICES LLC, a Wisconsin limited liability company~~

~~By:~~	~~Brenner Tank LLC,~~
~~Its Sole Member~~

	~~By:~~	~~Walker Group Holdings LLC,~~
~~Its Sole Member~~

	~~By:~~	~~Wabash National, L.P.,~~
~~Its Sole Member~~

		~~By:~~	~~Wabash National Trailer Centers, Inc.,~~
~~Its General Partner~~

~~By:~~
~~Title:~~

~~Second Amended and Restated Credit Agreement~~

~~WELLS FARGO CAPITAL FINANCE, LLC,~~
~~a Delaware limited liability company, as Agent and as a Lender~~

~~By:~~
~~Title:~~

~~Second Amended and Restated Credit Agreement~~

~~CITIZENS BUSINESS CAPITAL, a division of Citizens Asset Finance, Inc., as a Lender~~

~~By:~~
~~Title:~~

~~Second Amended and Restated Credit Agreement~~

~~PNC BANK, NATIONAL ASSOCIATION, as a Lender~~

~~By:~~
~~Title:~~

~~Second Amended and Restated Credit Agreement~~

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

“2028 Notes” means debt securities issued by Wabash pursuant to the 2028 Notes Documents.

“2028 Notes Documents” that certain Indenture dated as of October 6, 2021 by and among Wabash, the “Guarantors” (as defined therein) party thereto, and Wells Fargo Bank, National Association, as Trustee, and all other agreements, instruments and documents executed or delivered in connection therewith.

“ABL Priority Collateral” has the meaning specified therefor in the Intercreditor Agreement.

“Acceptable Appraisal” means, with respect to an appraisal of Leasing Inventory, the most recent appraisal of such property received by Agent (a) from an Approved Appraiser, (b) the scope and methodology (including, to the extent relevant, any sampling procedure employed by such Approved Appraiser) of which are satisfactory to Agent, and (c) the results of which are satisfactory to Agent, in each case, in its Permitted Discretion.

“Acceptable Intercreditor Agreement” means, collectively (a) the Intercreditor Agreement and (b) any other intercreditor agreement that is reasonably satisfactory to the Agent, among the Agent and one or more representatives for the holders of any Indebtedness that is intended to be secured by the Collateral on a junior basis with the Obligations, and acknowledged by the Loan Parties, as the same may be amended, restated, supplemented or otherwise modified in accordance with the terms hereof and thereof.

“Account” means an account (as that term is defined in the Code), including all rights of a Loan Party to receive all applicable Rental Payments.

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Account Party” has the meaning specified therefor in Section 2.11(h) of this Agreement.

“Accounting Changes” means changes in accounting principles or in the application thereof required or permitted by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Acquired Indebtedness” means Indebtedness of a Person whose assets or Stock is acquired by a Borrower or its Subsidiaries in a Permitted Acquisition; provided, however, that such Indebtedness (a) is either Purchase Money Indebtedness or a Capital Lease with respect to Equipment or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

Schedule 1.1 – Page 1

“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Stock of any other Person. Notwithstanding the foregoing, “Acquisition” shall not include any transaction solely among one or more of Wabash and its Subsidiaries.

“Additional Borrower” mean each wholly-owned Domestic Subsidiary that is added as an additional Borrower hereunder in accordance with the provisions set forth in Section 2.19, until such Domestic Subsidiary ceases to be an Additional Borrower in accordance with the provisions set forth in Section 2.19(c).

“Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.

“~~Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.~~

“Administrative Borrower” has the meaning specified therefor in Section 17.14 of the Agreement.

“Advances” has the meaning specified therefor in Section 2.1(a) of the Agreement.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affected Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts and Section 6.12 of the Agreement, (a) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (b) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agent” has the meaning specified therefor in the preamble to the Agreement.

“Agent Assignee” has the meaning specified therefor in Section 17.18 of this Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

Schedule 1.1 – Page 2

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1 to this Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrowers and Lenders ~~by providing not less than one Business Day’s prior written notice to Borrowers and Lenders of such designation~~).

“Agent’s Liens” means the Liens granted by any Loan Party to Agent under the Loan Documents.

“Agreed Alternate Currency” has the meaning specified therefor in Section 2.11(d).

“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

“AHYDO Payment” means the minimum amount of a cash payment required to be made by any Borrower with respect to any accrual period after the fifth anniversary of the issue date of Borrower’s debt instrument necessary to prevent such debt instrument from being an “applicable high yield discount obligation” within the meaning of IRC Sections 163(e)(5) and 163(i).

“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Transaction” has the meaning set forth in Section 1.6.

“Application Event” means the occurrence of (a) a failure by Borrowers to repay all of the Obligations in full on the Latest Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii) of the Agreement.

“Approved Appraiser” means Hilco Valuation Services or such other appraisal company of similar qualifications and standing reasonably acceptable to Administrative Borrower and acceptable to Agent in its Permitted Discretion.

“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.

“Authorized Person” means any one of the individuals identified as an officer of a Borrower on Schedule A-2~~, as such schedule is updated from time to time by written notice from~~ to this Agreement, or any other individual identified by Administrative Borrower ~~to Agent~~as an authorized person and authenticated through Agent’s electronic platform or portal in accordance with its procedures for such authentication.

Schedule 1.1 – Page 3

“Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Advances under Section 2.1 of the Agreement (after giving effect to all then outstanding Obligations (other than Bank Product Obligations)).

“Availability Block” means (a) prior to the Financial Covenant Conversion Date, an amount equal to $40,000,000 and (b) at all other times, $0.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark ~~pursuant to this Agreement~~, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.12(d)(iii)(D).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bank Product” means any one or more of the following financial products or accommodations extended to any ~~Borrower or~~Loan Party or any of its Subsidiaries by a Bank Product Provider (or in the case of clause (g), those financial products provided solely by Wells Fargo): (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) ~~credit~~payment card processing services, (c) debit cards, (d) stored value cards, (e) ~~purchase cards (including so-called “procurement cards” or “P-cards”), (f)~~ Cash Management Services, (~~g~~f) transactions under Hedge Agreements, or (~~h) Supply Chain Financings~~g) supply chain finance services including trade payable services and supplier accounts receivable purchases.

“Bank Product Agreements” means those agreements entered into from time to time by a ~~Borrower or~~Loan Party or any of its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral ~~or a standby letter of credit~~ (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure, operational risk or processing risk with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

Schedule 1.1 – Page 4

“Bank Product Obligations” means, without duplication, (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by a ~~Borrower or~~each Loan Party and its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to a ~~Borrower~~Loan Party or its Subsidiaries; provided, however, in order for any item described in clauses (a), (b), or (c) above, as applicable, to constitute “Bank Product Obligations”, (i) if the applicable Bank Product Provider is Wells Fargo or its Affiliates, then, if requested by Agent, Agent shall have received a Bank Product Provider Letter Agreement within 10 days after the date of such request, or (ii) if the applicable Bank Product Provider is any other Person, the applicable Bank Product must have been provided on or after the Existing Credit Facility Closing Date and Agent shall have received a Bank Product Provider Letter Agreement (or a “Bank Product Provider Letter Agreement” pursuant to the Existing Credit Agreement) within 10 days (or such later date as agreed to by Agent in writing) after the date of the provision of the applicable Bank Product to a Borrower or its Subsidiaries (or, with respect to Bank Products extended by JPMorgan Chase Bank, N.A. on or prior to the Third Amendment Effective Date, within 10 days (or such later date as agreed by Agent in writing) of the Third Amendment Effective Date).

“Bank Product Provider” means any Lender or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as Hedge Provider; provided, however, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until (i) Agent shall have received a Bank Product Provider Letter Agreement from such Person and with respect to the applicable Bank Product within 10 days (or such later date as agreed to by Agent in writing) after the provision of such Bank Product to a Borrower or its Subsidiaries (or, with respect to Bank Products extended by JPMorgan Chase Bank, N.A. on or prior to the Third Amendment Effective Date, within 10 days (or such later date as agreed by Agent in writing) of the Third Amendment Effective Date) and (ii) to the extent that such Lender or any of its Affiliates are lenders with respect to the Term Loan Indebtedness, Agent shall have consented in writing to the designation of such Lender or its Affiliate as a Bank Product Provider hereunder with respect to such Bank Product; provided, further, however, that if, at any time, a Lender ceases to be a Lender under ~~the~~this Agreement (prior to the payment in full of the Obligations), then, from and after the date on which it ceases to be a Lender ~~thereunder~~hereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.

“Bank Product Provider Letter Agreement” means a letter agreement in substantially the form attached hereto as Exhibit B-2 ~~or otherwise~~to this Agreement, in form and substance reasonably satisfactory to Agent, duly executed by the applicable Bank Product Provider, ~~Borrowers~~the applicable Loan Parties, and Agent.

Schedule 1.1 – Page 5

“Bank Product Reserve Amount” means, as of any date of determination, ~~the Dollar amount of~~(a) during any Dominion Period, (x) those reserves that Agent ~~has established (at the request of~~in its Permitted Discretion deems necessary or appropriate to establish in respect of Bank Products (other than transactions under Hedge Agreements) (based upon the applicable Bank Product ~~Provider based upon such Bank Product Provider’s reasonable~~Providers’ determination of ~~its credit exposure to Borrowers and their~~the liabilities and obligations of each Loan Party and its Subsidiaries ~~that are Loan Parties~~ in respect of Bank Product Obligations~~, but in any event subject to any limitations agreed upon between~~ (other than Hedge Obligations)) then provided or outstanding and (y) those reserves that the Agent has established at the request of the Hedge Providers (based upon the applicable Hedge Providers’ reasonable determination of the liabilities and obligations of each Loan Party and its Subsidiaries in respect of Hedge Obligations) in respect of Hedge Obligations then provided or outstanding and (b) at any time other than during a Dominion Period, those reserves that the Agent has established at the request of the Bank Product ~~Provider and~~Providers (based upon the applicable Bank Product Providers’ reasonable determination of the liabilities and obligations of each Loan Party and its Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Floor, (b) the Federal Funds Rate in effect on such day plus 1⁄2%, (c) Term SOFR for a one month tenor in effect on such day, plus 1%, provided that this clause (c) shall not be applicable during any period in which Term SOFR is unavailable or unascertainable, and (d) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate” in effect on such day, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

“Base Rate Loan” means each portion of the Advances that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” means, as of any date of determination (with respect to any portion of the outstanding Advances on such date that is a Base Rate Loan), the applicable margin set forth in the following table that corresponds to the average daily Excess Availability for the most recently ended month (the “Monthly Average Excess Availability”); provided, however, that for the period from the ~~Third~~Sixth Amendment Effective Date through the last day of the first full month following the ~~Third~~Sixth Amendment Effective Date, the Base Rate Margin shall be at the margin in the row styled “Level ~~I~~II” below:

Level	Monthly Average Excess Availability	Base Rate Margin
I	If the Monthly Average Excess Availability is greater than ~~35~~66% of the Maximum Revolver Amount	~~25~~50 percentage points

Schedule 1.1 – Page 6

Level	Monthly Average Excess Availability	Base Rate Margin
II	If the Monthly Average Excess Availability is greater than ~~17.5~~33% of the Maximum Revolver Amount and less than or equal to ~~35~~66% of the Maximum Revolver Amount	~~50~~75 percentage points

III	If the Monthly Average Excess Availability is less than or equal to ~~17.5~~33% of the Maximum Revolver Amount	~~75~~100 percentage points

Except as set forth in the foregoing proviso, the Base Rate Margin shall be based upon the most recent Monthly Average Excess Availability, which will be calculated as of the end of each fiscal month. Except as set forth in the foregoing proviso, the Base Rate Margin shall be re-determined monthly on the first day of the month; provided, however, that if Borrowers fail to provide any Borrowing Base Certificate or other information required by this Agreement with respect thereto for any period on the date required hereunder, the Base Rate Margin shall be set at the margin in the row styled “Level III” as of the first day of the month following the date on which such Borrowing Base Certificate or other information was required to be delivered until the date on which such Borrowing Base Certificate or other information is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such Borrowing Base Certificate or other information, the Base Rate Margin shall be set at the margin based upon the calculations disclosed by such Borrowing Base Certificate or other information). In the event that the information regarding the Monthly Average Excess Availability contained in any Borrowing Base Certificate or other information delivered by Borrower to Agent is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Base Rate Margin for any period (a “Base Rate Period”) than the Base Rate Margin actually applied for such Base Rate Period, then (i) Borrowers shall deliver to Agent a correct Borrowing Base Certificate or other information for such Base Rate Period as promptly as practicable (but in any event within 2 Business Days), (ii) the Base Rate Margin shall be determined as if the correct Base Rate Margin (as set forth in the table above) were applicable for such Base Rate Period, and (iii) Borrowers shall deliver to Agent full payment in respect of the accrued additional interest as a result of such increased Base Rate Margin for such Base Rate Period as promptly as practicable (but in any event within 2 Business Days), which payment shall be promptly applied by Agent to the affected Obligations.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.12(d)(iii)(A).

Schedule 1.1 – Page 7

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by Agent and Administrative Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities and (b) the related Benchmark Replacement Adjustment; provided that if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement shall be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement ~~for any applicable Available Tenor~~, the spread adjustment or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by Agent and Administrative Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

Schedule 1.1 – Page 8

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Board of Governors, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if ~~the then-current~~such Benchmark ~~has any Available Tenors~~is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12(d)(iii) and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.12(d)(iii).

Schedule 1.1 – Page 9

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which any Loan Party or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“BHC Act Affiliate” of a Person means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. § 1841(k)) of such Person.

“Board of Directors” means the board of directors (or comparable managers) of a Loan Party (as context indicates) or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Book Runner” has the meaning set forth in the preamble to this Agreement.

“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to the Agreement.

“Borrower Materials” has the meaning specified therefor in Section 17.9(c) of this Agreement.

“Borrower Termination Notice” means a Borrower Termination Notice, substantially in the form of Exhibit E-1.

“Borrowing” means a borrowing consisting of Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of a Protective Advance.

“Borrowing Base” means, as of any date of determination, the result of:

(a) 85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, plus

(b) the lesser of

(i) ~~the sum of (A)~~ 85% of the value of Eligible Inventory (other than Build to Order Inventory) consisting of finished goods (including without limitation new and used trailers), ~~(B) 70% of the value of Eligible Inventory consisting of raw materials, and (C) 50% of the value of Eligible Inventory consisting of work in process;~~ provided that for the purposes of ~~subclauses (A), (B), and (C) of~~ this ~~clause~~ subclause (b)(i), (x) value shall be calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices and, (y) Inventory consisting of Build to Order Inventory shall not be included ~~in any of such subclauses~~, and

Schedule 1.1 – Page 10

(ii) 85% times the most recently determined Net Liquidation Percentage times the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Borrowers’ Eligible Inventory (other than Build to Order Inventory) consisting of finished goods (including without limitation new and used trailers), plus

(c) the lesser of

(i) 70% of the value of Eligible Inventory consisting of raw materials, provided that for the purposes of this subclause (c)(i), (x) value shall be calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices and, (y) Inventory consisting of Build to Order Inventory shall not be included, and

(ii) 85% times the most recently determined Net Liquidation Percentage times the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Borrowers’ Eligible Inventory consisting of raw materials (other than Build to Order Inventory), plus

(d) the lesser of

(i) 50% of the value of Eligible Inventory consisting of work in process, provided that for the purposes of this subclause (d)(i), (x) value shall be calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices and, (y) Inventory consisting of Build to Order Inventory shall not be included, and

(ii) 85% times the most recently determined Net Liquidation Percentage times the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Borrowers’ Eligible Inventory consisting of work in process (other than Build to Order Inventory), plus

(e) ~~(c)~~ the lesser of

(i) 90% of the value (calculated at cost on a basis consistent with Borrowers’ historical accounting practices) of Eligible Inventory consisting of Build to Order Inventory, and

(ii) 90% times the most recently determined Net Liquidation Percentage times the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Borrowers’ Eligible Inventory consisting of Build to Order Inventory, plus

(f) ~~(d)~~ the lesser of

(i) 100% of the aggregate Net Book Value of Borrowers’ Eligible Leasing Inventory, and

(ii) 85% times the most recently determined Net Liquidation Percentage times the value (calculated at the lower of cost or market) of Borrowers’ Eligible Leasing Inventory, plus

Schedule 1.1 – Page 11

(g) ~~(e)~~ 85% of the aggregate Net Book Value of Eligible Unappraised Leasing Inventory, minus

(h) ~~(f)~~ the aggregate amount of reserves, if any, established by Agent under Section 2.1(c) of the Agreement~~.~~ , minus

(i) the Availability Block.

Notwithstanding the foregoing, in no event shall (x) outstanding Advances against the value of Eligible Inventory that has been sold on a bill and hold basis exceed $9,000,000 in the aggregate~~.~~, (y) Availability attributable to Leasing Inventory and/or used trailers exceed, in the aggregate, 10% of the Borrowing Base (calculated, notwithstanding anything set forth in this definition to the contrary, prior to giving effect to the Availability Block) at any time (or such larger percentage agreed to by Agent in its Permitted Discretion) and (z) Accounts of the Loan Parties that are subject to a Supply Chain Financing Arrangement be included in the Borrowing Base.

“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1.

“Borrowing Base Excess Amount” has the meaning set forth in Section 2.4(e)(i).

“Brenner” means Brenner Tank Services LLC.

“Build to Order Inventory” means finished goods Inventory of a Borrower as to which a Borrower has issued an invoice for payment to the customer, but which, pursuant to such customers’ instructions or such Borrower’s normal business practices, has not yet been shipped to such customer and title to which has not yet passed to such customer.

“Business Day” means any day that is not a Saturday, Sunday or other day on which the Federal Reserve Bank of New York is closed.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP (subject to Section 1.2), whether such expenditures are paid in cash or financed minus any software development costs to the extent deducted under the definition of EBITDA for such period; provided, however, that the defined term “Capital Expenditures” shall not include (a) costs incurred in connection with Permitted Acquisitions, and (b) reinvestment of Net Cash Proceeds from any voluntary or involuntary sale or disposition in assets that are useful in the business of the ~~Loan Parties~~Borrowers or their Subsidiaries.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP (subject to Section 1.2).

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP (subject to Section 1.2).

Schedule 1.1 – Page 12

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof, which certificates of deposit, overnight bank deposits or bankers’ acceptances are either (i) issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank, which bank has a rating of A or A2, or better, from S&P or Moody’s, or (ii) are less than or equal to $250,000 in the aggregate and are issued by any other bank insured by the Federal Deposit Insurance Corporation, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

“CERCLIS” means the Comprehensive Environmental Response, Compensation Liability Information System List maintained by the U.S. Environmental Protection Agency.

“Certificate of Title” means any certificate of title, certificate of ownership or other registration certificate issued under the laws of any state or commonwealth of the United States or any political subdivision thereof with respect to motor vehicles or other vehicles.

“CFC” means a controlled foreign corporation (as that term is defined in Section 957(a) of the IRC) in which any Loan Party is a United States shareholder within the meaning of Section 951(c) of the IRC.

“Change of Control” means that (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 40%, or more, of the Stock of Administrative Borrower having the right to vote for the election of members of the Board of Directors, (b) Administrative Borrower fails to own and control, directly or indirectly, 100% of the Stock of each other Loan Party (other than as the result of a Loan Party ceasing to be a Subsidiary of Administrative Borrower as the result of a transaction permitted under this

Schedule 1.1 – Page 13

Agreement), (c) any “change in control” or “change of control” or terms or circumstances of similar import occurs under the 2028 Notes Documents at a time when any of the 2028 Notes Documents remain in effect (or under the terms of any Refinancing Indebtedness in respect thereof), or (d) any “change in control” or “change of control” or terms or circumstances of similar import occurs under the Convertible Notes Documents at a time when any of the Convertible Notes Documents remain in effect (or under the terms of any Refinancing Indebtedness in respect thereof).

“Change in Law” means the occurrence after the ~~Third~~Sixth Amendment Effective Date (or, as to any Person that becomes a Lender or Participant after such date, such later date as such Person becomes a Lender or Participant) of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, (c) any new, or adjustment to, requirements prescribed by the Board of Governors for “Eurocurrency Liabilities” (as defined in Regulation D of the Board of Governors), requirements imposed by the Federal Deposit Insurance Corporation, or similar requirements imposed by any domestic or foreign governmental authority or resulting from compliance by Agent or any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority and related in any manner to SOFR, the Term SOFR Reference Rate~~, Adjusted Term SOFR~~ or Term SOFR, or (d) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided, that notwithstanding anything in this Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued; provided, further that all requests, rules, guidelines or directives that are merely proposed and not in effect shall not constitute a Change in Law, except to the extent a Lender or Participant has determined in its reasonable discretion to adopt such request, rule, guideline or directive prior to the effective date thereof.

“Closing Date” means the date on which this Agreement becomes effective upon the satisfaction or waiver of the conditions precedent set forth on Schedule 3.1. The Closing Date occurred on December 21, 2018.

“Code” means the Illinois Uniform Commercial Code, as in effect from time to time.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Loan Party or any of its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in a Borrower’s or its Domestic Subsidiaries’ books and records, Equipment or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

Schedule 1.1 – Page 14

“Collateral Agency Agreement” means a collateral agency agreement reasonably satisfactory to Agent to be entered into after the Third Amendment Effective Date among Agent, the Loan Parties and Vehicle Title Security Agent.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, cash proceeds of asset sales, rental proceeds, and tax refunds).

“Commitment” means, with respect to each Lender, its Revolver Commitment or its Total Commitment, as the context requires, and, with respect to all Lenders, their Revolver Commitments or their Total Commitments, as the context requires, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement, increased pursuant to Section 2.2 of the Agreement or reduced pursuant to Section 2.4(c) or Section 3.5 of the Agreement.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Administrative Borrower to Agent.

“Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.12(b)(ii) and other technical, administrative or operational matters) that Agent, in consultation with the Administrative Borrower, decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by Agent in a manner substantially consistent with market practice (or, if Agent decides in its reasonable discretion that adoption of any portion of such market practice is not administratively feasible or if Agent determines in its reasonable good faith discretion that no market practice for the administration of any such rate exists, in such other manner of administration as Agent, in consultation with the Administrative Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Tangible Assets” shall mean (x) the total assets of the Borrower and its Subsidiaries less (y) all goodwill and other intangible assets of the Borrower and its Subsidiaries, as shown on the most recent balance sheet constituting financial statements delivered pursuant to Section 5.1 of the Agreement (or, prior to the first delivery of financial statements under such Section pursuant to the Agreement, those delivered pursuant to Section 5.1 of the Existing Credit Agreement) that had been delivered immediately preceding the date on which any calculation of Consolidated Tangible Assets is being made.

Schedule 1.1 – Page 15

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Borrower or one of its Domestic Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Convertible Notes” means unsecured debt securities issued by Wabash pursuant to the Convertible Notes Documents.

“Convertible Notes Documents” means an indenture among Wabash, U.S. Bank, National Association (or an affiliate thereof), as trustee, and the other parties party thereto, and all other agreements, instruments and documents executed or delivered in connection therewith, in each case, with respect to such indenture and any other material agreements, instruments and documents, in form and substance reasonably satisfactory to Agent.

“Cost” means, in respect of the cost of acquisition by any Leasing Borrower of any Leasing Inventory, the net cost of such Leasing Inventory to such Person after taking into account all cash and other discounts, premiums, rebates, advertising and other allowances which may be allowed or taken by such Person against the purchase price of such Leasing Inventory, as determined according to the accounting policies used in the preparation of the Administrative Borrower’s audited financial statements.

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning specified therefor in Section 17.17 of this Agreement.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would (unless cured or waived in accordance with the express terms of the Agreement) be an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

Schedule 1.1 – Page 16

“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement on the date that it is required to do so under the Agreement (including the failure to make available to Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement) unless such Lender notifies Agent in writing that any such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied, (b) notified any Borrower, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within 1 Business Day after written request by Agent or Administrative Borrower, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement on the date that it is required to do so under the Agreement, (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or Insolvency Proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or Insolvency Proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, or (g) becomes the subject of a Bail-in Action; provided, that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin ~~and the Leasing Inventory Incremental Margin~~ applicable thereto).

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Administrative Borrower identified on Schedule D-1.

“Designated Account Bank” has the meaning specified therefor in Schedule D-1.

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately preceding 90 consecutive days, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers’ Accounts during such period, by (b) Borrowers’ billings with respect to Accounts during such period.

Schedule 1.1 – Page 17

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point for each percentage point by which Dilution is in excess of 5%.

“Disposition Base Amount” means the greater of (x) $60,000,000 and (y) 4.0% of Wabash’s consolidated total assets (as determined at the time of the applicable disposition) in the aggregate in any one calendar year.

“Disqualified Institution” means, on any date, (a) any Person designated by Administrative Borrower as a “Disqualified Institution” by written notice delivered to Agent prior to the ~~Third~~Sixth Amendment Effective Date, and (b) those Persons who are direct competitors of the Borrowers identified in writing by Administrative Borrower to Agent from time to time; provided, that “Disqualified Institutions” shall exclude any Person that Administrative Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to Agent from time to time; provided further, that (i) in connection with any assignment or participation, the Assignee or Participant with respect to such proposed assignment or participation that is an investment bank, a commercial bank, a finance company, a fund, or other Person which merely has a non-controlling economic interest in any such direct competitor, and is not itself such a direct competitor of Borrower or its Subsidiaries, shall not be deemed to be a Disqualified Institution for the purposes of this definition, (ii) any update to the list of Disqualified Institutions in accordance with the terms hereof (x) shall not apply until 3 Business Days after Agent’s receipt of such written update and (y) shall not apply retroactively to disqualify any such Person that is already a Lender or participant hereunder with respect to the interests previously acquired by such Person, and (iii) Agent shall be entitled to distribute such Disqualified Lender list to Lenders, and upon the request of any Lender, shall so deliver such list to the requesting Lender.

“Disqualified Stock” means any Stock that, by its terms (or by the terms of any security or other Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Advances and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Stock), in whole or in part, (c) provide for the scheduled payments of dividends in cash, or (d) are or become convertible into or exchangeable for Indebtedness or any other Stock that would constitute Disqualified Stock, in each case, prior to the date that is 91 days after the Latest Maturity Date.

“Dollar Equivalent” means the amount of Dollars as of any date of determination into which any currency other than Dollars can be converted or determined in accordance with Section 2.15 of the Agreement.

“Dollars” or “$” means United States dollars.

“Dominion Period” means the period of time commencing on a Triggering Event and ending upon the delivery of a Rescission Notice.

Schedule 1.1 – Page 18

“Domestic Subsidiary” means any Subsidiary of a Borrower that is incorporated or organized under the laws of a State within the United States or the District of Columbia and that is not a Foreign Subsidiary.

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit, including by electronic transmission such as SWIFT, electronic mail, facsimile or computer generated communication.

“EBITDA” means, with respect to any fiscal period, Borrowers’ consolidated net earnings (or loss), minus (a) the following to the extent included in calculating consolidated net earnings (or loss) and without duplication: (i) non-recurring or unusual gains, (ii) interest income, and (iii) any software development costs to the extent capitalized during such period, plus (b) the following to the extent deducted in calculating consolidated net earnings (or loss) and without duplication (i) non-cash non-recurring or unusual losses, charges or expenses, (ii) interest expense, (iii) income taxes, (iv) depreciation and amortization for such period, (v) expenses related to stock options, (vi) restricted stock grants and stock derivatives issued to employees and directors of the Loan Parties during such period, (vii) out-of-pocket expenses incurred in connection with the transactions occurring on the ~~Third~~Sixth Amendment Effective Date, but not in excess of $500,000 in the aggregate, (viii) non-cash charges, expenses, losses and other non-cash deductions (provided that if any non-cash charges, expenses, losses or other non-cash deductions referred to in this clause represent an accrual or reserve for potential cash items in any future period, (1) Administrative Borrower may determine not to add back such non-cash charge, expense, loss or other non-cash deduction in the current period and (2) to the extent Administrative Borrower does decide to add back such non-cash charge, expense, loss or other non-cash deduction, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent in such future period pursuant to clause (a)(iv) above), (ix) any transaction fees, costs and expenses, premiums, make-whole amounts, penalty payments and other similar items incurred in connection with the consummation of any of the following transactions to the extent permitted hereunder: any issuance or offering of Stock, any redemption or purchase of Stock, any Investment (including any Permitted Acquisition), any Disposition and any incurrence, repayment, refinancing, amendment or modification of Indebtedness (provided that expenses under each of the foregoing shall, upon the reasonable request of the Agent, be outlined and described to the Agent in reasonable detail (with supporting data, calculations and information as may be reasonably requested by Agent), in each case, determined on a consolidated basis in accordance with GAAP, (x) any fees, costs, expenses or other losses incurred in connection with any casualty or condemnation event, restructuring or the discontinuation of operations in an aggregate amount not to exceed $30,000,000 for any period of 4 consecutive fiscal quarters, (xi) any fees, costs, expenses, charges, losses and other similar items incurred in connection with any litigation, arbitration and/or other resolutions of legal disputes (including the payment of settlements or awards in respect thereof); provided, however, that the aggregate amount added back to EBITDA pursuant to this clause (xi), combined with the following clause (xii), shall not exceed in the aggregate 10% of EBITDA for such period (calculated prior to giving effect to such addbacks), (xii) any non-recurring and/or unusual fees, costs, expenses, charges, losses and other similar items; provided, however, that the aggregate amount added back to EBITDA pursuant to this clause (xii), combined with the foregoing clause (xi), shall not exceed in the aggregate 10% of EBITDA for such period (calculated prior to giving effect to such addbacks), and (xiii) any cost-savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies (collectively, “Cost Savings”) projected by Borrowers in good faith to be realized as a

Schedule 1.1 – Page 19

result of actions that have been or are expected to be taken within 18 months after the date of any Acquisition by the Borrowers or any of their Subsidiaries and permitted hereunder during such period (calculated on a pro forma basis as though such Cost Savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions to the extent already included the consolidated net earnings (or loss) for such period; provided, that (A) such Cost Savings are reasonably identifiable and attributable to the actions specified, (B) the benefits resulting from such actions are reasonably anticipated by the Borrowers to be realized within eighteen (18) months of the date of consummation of such Acquisition, and (C) the aggregate amount of Cost Savings added pursuant to this clause (xiii) shall not exceed 15% of EBITDA for such period (calculated prior to giving effect to this clause (xiii)). For the purposes of calculating EBITDA for any period of 4 consecutive fiscal quarters (each, a “Reference Period”), if at any time during such Reference Period (and after the Closing Date), Borrowers or any of their Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case to be mutually and reasonably agreed upon by Borrowers and Agent or in such other manner acceptable to Agent as if any such Permitted Acquisition or adjustment occurred on the first day of such Reference Period).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Accounts” means those Accounts created by any Borrower in the ordinary course of its business, that arise out of such Borrower’s sale or lease of goods or rendition of services, that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit performed by Agent from time to time after the Closing Date in accordance with the terms of this Agreement. Agent shall provide Administrative Borrower with at least five (5) Business Days prior written notice of any revision of such criteria. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash. Eligible Accounts shall not include the following:

(a) Accounts that the Account Debtor has failed to pay by the earlier of (i) the 105th day after the original invoice date thereof or (ii) the 60th day after the due date thereof,

Schedule 1.1 – Page 20

(b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are ineligible under clause (a) above,

(c) Accounts with respect to which the Account Debtor is an Affiliate of a Borrower or an employee or agent of a Borrower or any Affiliate of a Borrower,

(d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e) Accounts that are not payable in Dollars,

(f) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada, or (ii) is not organized under the laws of the United States or any state thereof, or Canada or any province thereof, or (iii) is the government of any foreign country or sovereign state (other than Canada), or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (y) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (z) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent,

(g) Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which the applicable Borrower has complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States,

(h) Accounts with respect to which the Account Debtor is a creditor of a Borrower, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute,

(i) Accounts with respect to which (i) the Account Debtor, or an Affiliate thereof, is a Person with an investment grade rating by S&P or Moody’s (such Person, together with its Affiliates, a “Rated Account Debtor”), and total obligations owing to Borrowers by such Rated Account Debtor exceed 30% (such percentage, as applied to any Rated Account Debtor, being subject to reduction by Agent in its Permitted Discretion by at least five (5) Business Days prior written notice to Administrative Borrower if the creditworthiness of such Rated Account Debtor deteriorates) of the aggregate unpaid balance of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage or (ii) an Account Debtor’s (other than a Rated Account Debtor) total obligations owing to Borrowers exceed 20% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion by at least five (5) Business Days prior written notice to Administrative Borrower if the creditworthiness of such Account Debtor deteriorates) of the aggregate unpaid balance of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the applicable foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon such concentration limit,

Schedule 1.1 – Page 21

(j) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which a Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(k) Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition, if Agent has provided written notice thereof to Administrative Borrower,

(l) Accounts that are not subject to a valid and perfected first priority Agent’s Lien,

(m) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped or made available to and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(n) Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,

(o) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by Borrowers of the subject contract for goods or services,

(p) Accounts owned by a target acquired in connection with a Permitted Acquisition until the completion of a field examination with respect to such target, in each case, reasonably satisfactory to Agent (which field examination may be conducted prior to the closing of such Acquisition),

(q) in the case of any Account in respect of a Rental Payment, such Account is not subject to a written lease agreement or rental contract, or

(r) in the case of any Account in respect of a Rental Payment arising from Leasing Inventory subject to a Vendor Lease, the Vendor Lessor to any related Sale Leaseback is not party to a Sale Leaseback Subordination Agreement.

“Eligible Inventory” means Inventory consisting of merchantable quality finished goods, raw materials or work-in-process held for sale in the ordinary course of Borrowers’ business, that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit or appraisal performed by Agent from time to time after the Closing Date in accordance with the terms of this Agreement. Agent shall provide Administrative Borrower with at least five (5) Business Days prior written notice of any revision of such criteria. In determining the amount to be so included, Inventory shall be valued at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices. An item of Inventory shall not be included in Eligible Inventory if:

(a) a Borrower does not have good, valid, and marketable title thereto,

Schedule 1.1 – Page 22

(b) a Borrower does not have actual and exclusive possession thereof (either directly or through a bailee or agent of Borrowers),

(c) it is not located (or in-transit from one such location to another such location) at one of the locations in the continental United States set forth on Schedule E-1, as such Schedule may be updated by notice from Administrative Borrower to Agent from time to time in a manner consistent with Section 5.15,

(d) it is in-transit to or from a location of a Borrower (other than in-transit from one location set forth on Schedule E-1 to another location set forth on Schedule E-1, as such Schedule may be updated by notice from Administrative Borrower to Agent from time to time in a manner consistent with Section 5.15),

(e) it is located on real property leased by a Borrower or in a contract warehouse, in each case, unless (i) it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises, (ii) a Landlord Reserve (which may be $0 in the Permitted Discretion of Agent) has been established with respect thereto or (iii) the value of the Inventory (calculated in accordance with the definition of “Borrowing Base”) located on such real property or in such contract warehouse (A) is at least $100,000 and (B) when aggregated with the value (calculated in accordance with the definition of “Borrowing Base”) of all other Inventory and Leasing Inventory included in the Borrowing Base under this clause (e)(iii) or clause (d)(iii) of the definition of “Eligible Leasing Inventory” does not exceed $1,000,000,

(f) it is the subject of a bill of lading or other document of title,

(g) it is not subject to a valid and perfected first priority Agent’s Lien,

(h) it consists of goods returned or rejected by a Borrower’s customer,

(i) it consists of goods that are obsolete or slow moving, restrictive or custom items, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in Borrowers’ business, defective goods, “seconds,” or Inventory acquired on consignment,

(j) it is subject to third party trademark, licensing or other proprietary rights, unless Agent is reasonably satisfied that such Inventory can be freely sold by Agent on and after the occurrence of an Event of a Default despite such third party rights, or

(k) it was acquired in connection with a Permitted Acquisition until the completion of an appraisal and field examination of the Inventory acquired in connection with such Acquisition, in each case, reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of such Acquisition).

“Eligible Leasing Inventory” means Inventory consisting of Leasing Inventory that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit or appraisal performed by Agent from time to time after the Third Amendment Effective Date in accordance with the terms of this Agreement.

Schedule 1.1 – Page 23

Agent shall provide Administrative Borrower with at least five (5) Business Days prior written notice of any revision of such criteria. In determining the amount to be so included, Leasing Inventory shall be valued at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices. No item of Leasing Inventory shall be Eligible Leasing Inventory prior to the execution and delivery to Agent of a Collateral Agency Agreement. An item of Leasing Inventory shall not be included in Eligible Leasing Inventory if:

(a) a Leasing Borrower does not have good, valid, and marketable title thereto,

(b) it is not owned by the applicable Leasing Borrower free and clear of all Liens (including Liens securing Purchase Money Indebtedness) and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure performance by such Leasing Borrower with respect to such Leasing Inventory), except Liens in favor of Agent, Permitted Liens that are junior in priority to the Liens of Agent securing the Obligations, and the rights of Persons leasing or renting such Leasing Inventory,

(c) it is not located (or in-transit from one such location to another such location) at one of the locations in the continental United States set forth on Schedule E-1, as such Schedule may be updated by notice from Administrative Borrower to Agent from time to time in a manner consistent with Section 5.15, unless such Leasing Inventory is being leased or rented by a customer of such Leasing Borrower and is located or used by such customer in the continental United States pursuant to the terms of a lease agreement or rental contract entered into between such customer and such Leasing Borrower,

(d) it is located on real property leased by a Leasing Borrower or in a contract warehouse on behalf of a Borrower, in each case, unless (i) it is subject to a Collateral Access Agreement executed by the lessor or warehouseman, as the case may be, and is segregated or otherwise separately identifiable from goods of others, if any, stored on the premises, (ii) a Landlord Reserve (which may be $0 in the Permitted Discretion of Agent) has been established with respect thereto or (iii) the value of the Leasing Inventory (calculated in accordance with the definition of “Borrowing Base”) located on such real property or in such contract warehouse (A) is at least $100,000 and (B) when aggregated with the value (calculated in accordance with the definition of “Borrowing Base”) of all other Inventory and Leasing Inventory included in the Borrowing Base under this clause (d)(iii) or clause (e)(iii) of the definition of “Eligible Inventory” does not exceed $1,000,000,

(e) it is placed on consignment or is in transit or is being serviced, except for Leasing Inventory in transit or being serviced in the continental United States as to which Agent’s Liens in the related Leasing Borrower’s legal or beneficial ownership interest, as applicable, in such Leasing Inventory remain perfected without any further action by Agent,

(f) it is covered by a negotiable document of title, unless such document has been delivered to Agent with all necessary endorsements, free and clear of all Liens except those in favor of Agent and Permitted Liens that are junior in priority to the Liens of Agent securing the Obligations,

(g) it is obsolete, damaged in any material respect, or unfit for sale or lease,

Schedule 1.1 – Page 24

(h) it is not subject to a valid and perfected first priority Agent’s Lien (including, for the avoidance of doubt, with respect to any Leasing Inventory subject to a Certificate of Title statute, as a result of the applicable Leasing Borrower not having complied with Section 6(i) of the Security Agreement); provided, that this clause (h) shall not exclude Leasing Inventory that is subject to a Certificate of Title statute but for which an appropriately notated Certificate of Title has not yet been obtained so long as the applicable Leasing Borrower has applied for Agent’s Lien to be notated on the Certificate of Title and has provided to Agent evidence reasonably satisfactory to it of such application;

(i) it does not conform in all material respects (or in all respects with respect to representations and warranties qualified by materiality or “material adverse effect”) to the representations or warranties in respect of Leasing Inventory contained in this Agreement;

(j) it contains (x) Hazardous Materials that can be transported only with licenses that are not readily available, and (y) goods which would require the Leasing Inventory to be cleaned or modified outside the ordinary course following the transport thereof;

(k) it is not covered by casualty insurance (subject to customary deductibles);

(l) it is held by the applicable Leasing Borrower under a Vendor Lease or any other lease where a Leasing Borrower is a lessee,

(m) it is being leased to a third party as lessee (i) which has commenced a voluntary case or has consented to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case, under the Bankruptcy Code or (ii) with respect to which a court has entered a decree or order for relief in an involuntary case under the Bankruptcy Code,

(n) it is non-serialized Leasing Inventory,

(o) it is not segregated or otherwise separately identifiable from goods of third parties stored on the same premises as such Leasing Inventory,

(p) an Acceptable Appraisal of such Leasing Inventory has not been completed,

(q) it does not meet, or is not under repair or held for repair for the purpose of meeting, in each case in all material respects, all applicable safety or regulatory requirements applicable to it by law for the use for which it is intended or for which it is being used, or

(r) it does not conform in all material respects to all material, applicable standards (including with respect to safety) pertaining to Leasing Inventory imposed by any Governmental Authority having regulatory authority over such Leasing Inventory or the use, lease or sale thereof.

“Eligible Unappraised Leasing Inventory” means, as of any date of determination, Leasing Inventory that (a) is new, (b) is owned by a Leasing Borrower, and (c) was built or acquired by a Leasing Borrower in the ordinary course of business after completion of the most recent Acceptable Appraisal and that qualifies as Eligible Leasing Inventory except that an Acceptable Appraisal of such Leasing Inventory has not been completed; provided, that no Eligible Unappraised Leasing Inventory shall be included in the Borrowing Base until Eligible Leasing Inventory has been included in the Borrowing Base.

Schedule 1.1 – Page 25

“Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $1,000,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $1,000,000,000, (d) any Affiliate (other than individuals) of a pre-existing Lender, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Administrative Borrower (such approval by Administrative Borrower not to be unreasonably withheld, conditioned or delayed), and (f) during the continuation of an Event of Default, any other Person approved by Agent.

“Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, other than a Multiemployer Plan, which provides benefits to any employees of a Loan Party or Subsidiary thereof or to which a Loan Party or Subsidiary thereof has an obligation to make contributions, including as the result of being an ERISA Affiliate.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication to a Loan Party or any of its Subsidiaries from any Governmental Authority, or any third party, alleging that any Loan Party or any of its Subsidiaries is in violation of Environmental Laws or is liable for releases of Hazardous Materials (a) from any assets, properties, or businesses of any Loan Party, any Subsidiary of a Loan Party, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Loan Party, any Subsidiary of a Loan Party, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Loan Party or any Subsidiary of a Loan Party, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any third party or Governmental Authority, or Remedial Action required, by any Environmental Law, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

Schedule 1.1 – Page 26

“Equipment” means equipment (as that term is defined in the Code).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or any of its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Loan Party or any of its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which any Loan Party or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with any Loan Party or any of its Subsidiaries and whose employees are aggregated with the employees of any Loan Party or any of its Subsidiaries under IRC Section 414(o).

“ERISA Event” means (a) a Reportable Event with respect to a Benefit Plan; (b) the failure by any Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (c) the incurrence by any Borrower or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Benefit Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Benefit Plan under, or the treatment of a Benefit Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Benefit Plan; (g) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; (h) the determination that any Benefit Plan is in at-risk status (within the meaning of Section 430 of the IRC or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the IRC or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate; (j) the engagement by any Borrower or any ERISA Affiliate in a transaction that could reasonably be expected to be subject to Section 4069 or Section 4212(c) of ERISA; (k) the imposition of a lien upon the assets of any Loan Party pursuant to Section 430(k) of the IRC or Section 303(k) of ERISA; or (l) the making of an amendment to a Benefit Plan that could reasonably be expected to result in the posting of bond or security under Section 436(f)(1) of the IRC.

“Erroneous Payment” has the meaning specified therefor in Section 17.18 of this Agreement.

“Erroneous Payment Deficiency Assignment” has the meaning specified therefor in Section 17.18 of this Agreement.

“Erroneous Payment Impacted Loans” has the meaning specified therefor in Section 17.18 of this Agreement.

Schedule 1.1 – Page 27

“Erroneous Payment Return Deficiency” has the meaning specified therefor in Section 17.18 of this Agreement.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“eUCP” means, the Supplement to the Uniform Customs and Practice for Documentary Credits for Electronic Presentation, Version 2.0, supplementing UCP 600 and any version or revision thereof accepted by the Issuing Lender for use.

“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.

“Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of Borrowers and their Domestic Subsidiaries aged in excess of 60 days of their respective due dates and all book overdrafts of Borrowers and their Domestic Subsidiaries in excess of 60 days past due, in each case as determined by Agent in its Permitted Discretion.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Subsidiary” means (a) Immaterial Subsidiaries, (b) any Foreign Subsidiary, (c) any Domestic Subsidiary of a Loan Party that is a direct or indirect subsidiary of a Foreign Subsidiary that is a CFC, (d) any not-for-profit subsidiary or captive insurance subsidiary, (e) any Subsidiary to the extent and for so long as a guarantee of the Obligations by such Subsidiary is prohibited or restricted by applicable law, or would require or be subject to any Governmental Authority or regulatory consent, license, authorization or approval, (f) any Subsidiary to the extent and for so long as a guarantee of the Obligations by such Subsidiary would result in material adverse tax consequences to Administrative Borrower or any of its direct or indirect Subsidiaries, as reasonably determined by Administrative Borrower and Agent, (g) any bankruptcy-remote special purpose entity engaging in receivables financing transactions permitted under this Agreement, (h) any Subsidiary created solely for the purpose of consummating a Permitted Acquisition and meeting the requirements thereof, provided that such Subsidiary shall be an Excluded Subsidiary under this clause (h) solely until the consummation of such acquisition and (i) any Subsidiary where Agent and Administrative Borrower agree the cost of obtaining a guarantee by such Subsidiary would be excessive in light of the practical benefit to the Lenders afforded thereby; provided, that no Loan Party and no Subsidiary of a Loan Party which owns or is the exclusive licensee of Material Intellectual Property shall constitute an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party of (including by virtue of the joint and several liability provisions of Section 2.14), or the grant by such Loan Party of a security interest to secure ~~the guaranty of~~, such Swap Obligation (or the guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time

Schedule 1.1 – Page 28

the guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to Agent, any Lender or Participant (each a “Recipient”) or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advance or commitment (other than pursuant to an assignment request by any Loan Party) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 16.1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) United States Taxes attributable to such Recipient’s failure to comply with Section 16.2, and (d) any United States federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” has the meaning specified therefor in the Statement of Purpose hereof.

“Existing Credit Facility Closing Date” means May 8, 2012.

“Existing Letters of Credit” has the meaning specified therefor in Section 2.11(g) of the Agreement.

“Existing Obligations” means the “Obligations” as defined in the Existing Credit Agreement, including, without limitation, interest and fees accrued to the Closing Date.

“Exiting Lender” has the meaning specified in Section 14.1(e).

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and (a) any current or future regulations or official interpretations thereof, (b) any agreements entered into pursuant to Section 1471(b)(1) of the IRC, and (c) any intergovernmental agreement entered into by the United States (or any fiscal or regulatory legislation, rules, or practices adopted pursuant to any such intergovernmental agreement~~, treaty or convention with the implementing such Sections of the IRC~~ entered into in connection therewith.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

Schedule 1.1 – Page 29

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

“Fee Letter” means that certain second amended and restated fee letter, dated as of the Third Amendment Effective Date, among Borrowers and Agent, together with any supplements thereto.

“Fifth Amendment” means that certain Fifth Amendment to Second Amended and Restated Credit Agreement dated as of the Fifth Amendment Effective Date, by and among the Borrowers, the Guarantors party thereto, Agent and the Lenders party thereto.

“Fifth Amendment Effective Date” means the “Effective Date” under and as defined in the Fifth Amendment.

“Financial Covenant Conversion Date” means, so long as no Event of Default is in existence as of such date, the date upon which Agent has received evidence that the Fixed Charge Coverage Ratio of the Loan Parties for the twelve fiscal month periods ending as of the two most recently ended consecutive fiscal quarters is greater than 1.00 to 1.00, with the first of such two most recently ended fiscal quarters ending no earlier than December 31, 2026, as demonstrated by the financial statements and related Compliance Certificates delivered to Agent and Lenders pursuant to Section 5.1 of this Agreement.

“Financial Covenant Liquidity” means the sum of (a) Excess Availability (calculated without giving effect to the Availability Block) plus (b) Qualified Cash on such date (i) not subject to any Liens other than Permitted Liens permitted by clauses (a), (s) and (w) of the definition thereof and (ii) not subject to legal or contractual obligations to be used for a particular purpose.

“Financial Covenant Trigger Event” means that Excess Availability (calculated without giving effect to the Availability Block) on any date is less than the greater of (a) 10% of the Line Cap as of such date or (b) $25,000,000.

“First Amendment” means that certain First Amendment to Second Amended and Restated Credit Agreement dated as of the First Amendment Effective Date by and among Borrowers, Guarantors, Agent and the Lenders party thereto.

“First Amendment Effective Date” means the “Effective Date” under and as defined in the First Amendment.

“Fixed Charges” means, with respect to any fiscal period and with respect to Borrowers determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense accrued (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period (and excluding, for the avoidance of doubt, any Interest Expense arising from the effects of applying FASB ASC 815 (Derivatives and Hedging) and any related interpretations), (b) scheduled principal payments in respect of Indebtedness that are required to be paid during such period, and (c) all federal, state, and local income taxes paid in cash during such period. For the avoidance of doubt, mandatory payments of “Excess Cash Flow” in respect of the Term Loan Indebtedness shall not be deemed to be “scheduled principal payments”.

Schedule 1.1 – Page 30

“Fixed Charge Coverage Ratio” means, with respect to Borrowers and their Subsidiaries for any period, the ratio of (i) EBITDA for such period minus unfinanced Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to (ii) Fixed Charges for such period.

“Floor” means a rate of interest equal to 0%.

“Foreign Acquisition” means an Acquisition in which the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located outside of the United States, or the Person whose Stock is being acquired is organized in a jurisdiction located outside the United States.

“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

“Foreign Subsidiary” means (i) a Subsidiary that is a CFC, (ii) a Subsidiary substantially all of whose assets consist of the equity in a Subsidiary described in clause (i) of this definition, or (iii) an entity treated as disregarded for U.S. federal income tax purposes that owns more than 65% of the voting equity in a Subsidiary described in clauses (i) or (ii) of this definition.

“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning specified therefor in Section 2.12(b)(ii) of the Agreement.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States; provided, however, that all calculations relative to liabilities shall be made without giving effect to Statement of Financial Accounting Standards No. 159.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, county, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantors” means (a) each Subsidiary of a Borrower (other than (i) WNC Receivables Management Corp. and Wabash Financing, LLC, and (ii) any Subsidiary that is not required to become a Guarantor pursuant to Section 5.11 (including any Excluded Subsidiary)) and (b) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.11 of the Agreement, and “Guarantor” means any one of them, it being understood, in each case, that a Person shall cease to constitute a “Guarantor” if it is released as such in accordance with the terms of the Loan Documents.

Schedule 1.1 – Page 31

“Guaranty” means that certain amended and restated general continuing guaranty, dated as of the Existing Credit Facility Closing Date, executed and delivered by each extant Guarantor in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any Environmental Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “TCLP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of a Borrower or its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the ~~Bank Product~~Hedge Providers.

“Hedge Provider” means any ~~Lender or any of its Affiliates~~Bank Product Provider that is party to a Hedge Agreement with a Loan Party or its Subsidiaries or otherwise provides Bank Products under clause (f) of the definition thereof; provided, however, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Hedge Provider unless and until (i) Agent shall have received a Bank Product Provider Letter Agreement (or a “Bank Product Provider Letter Agreement” pursuant to the Existing Credit Agreement) from such Person and with respect to the applicable Hedge Agreement within 10 days (or such later date as agreed to by Agent in writing) after the execution and delivery of such Hedge Agreement with a Borrower or its Subsidiaries (or, with respect to Hedge Agreements extended by JPMorgan Chase Bank, NA. on or prior to the Third Amendment Effective Date, within 10 days (or such later date as agreed to by Agent in writing) of the Third Amendment Effective Date) and (ii) to the extent that such Lender or any of its Affiliates are lenders with respect to the Term Loan Indebtedness, Agent shall have consented in writing to the designation of such Lender or its Affiliate as a Hedge Provider hereunder with respect to such Hedge Agreement; provided, further, however, that if, at any time, a Lender ceases to be a Lender under the Agreement (prior to the payment in full of the Obligations), then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Hedge Providers and the obligations with respect to Hedge Agreements entered into with such former Lender or any of its Affiliates shall no longer constitute Hedge Obligations.

“Holdout Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

Schedule 1.1 – Page 32

“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary.

“Inactive Subsidiaries” ~~means WNC Receivables Management Corp., Wabash Financing LLC, FTSI Distribution Company, L.P., Wabash National Manufacturing, L.P., Wabash National Services, L.P., Cloud Oak Flooring Company, Inc. and Continental Transit Corporation.~~as of the Sixth Amendment Effective Date, refers to no Subsidiaries.

“Incremental Equivalent Indebtedness” has the meaning ascribed to such term in the Term Loan Credit Agreement (as in effect on the First Amendment Effective Date), mutatis mutandis, and, for the avoidance of doubt, if secured by Liens on the Collateral, such Liens shall be junior in priority to the Liens on the ABL Priority Collateral granted to, or for the benefit of, Agent to secure the Obligations.

“Increased Reporting ~~Period” means the period commencing on any date on which~~Event” means if at any time Excess Availability (calculated without giving effect to the Availability Block) is less than the greater of (a) $35,000,000 or (b) 12.5% of the Line Cap~~,~~ .

“Increased Reporting Period” means the period commencing after the continuance of an Increased Reporting Event for three (3) consecutive Business Days and continuing until the date on which Excess Availability (calculated without giving effect to the Availability Block) equals or exceeds the greater of (i) $35,000,000 and (ii) 12.5% of the Line Cap for 30 consecutive days.

“Indebtedness” as to any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables and accounts payable incurred in the ordinary course of business and repayable in accordance with customary trade practices, accrued expenses and employee compensation and employee benefit obligations, in each case accrued or arising in the ordinary course of business); provided, that purchase price adjustments, earnouts, holdbacks and similar deferred payment obligations (including deferred compensation representing consideration or other contingent obligations in connection with an Acquisition) shall not be considered Indebtedness until such obligation becomes a liability on the balance sheet in accordance with GAAP and is not paid within thirty (30) days of becoming due and payable, (f) all net obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the net amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any obligations of such Person in respect of Disqualified Stock, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets of such

Schedule 1.1 – Page 33

Person securing such obligation, and (iii) Indebtedness shall not include (x) any indebtedness that is defeased, discharged and/or redeemed in accordance with its terms by the deposit of cash or Cash Equivalents or is cash collateralized, (y) interest, fees, premium or expenses, if any, relating to the principal amount of Indebtedness or (z) obligations in respect of customer advances received and held in the ordinary course of business.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Insolvency Laws of Canada” means each of the Bankruptcy and Insolvency Act (Canada) and the Companies Creditors’ Arrangement Act (Canada), each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar laws of any Canadian jurisdiction including, without limitation, any law of any Canadian jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of (a) the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief or (b) the Insolvency Laws of Canada.

“Intercompany Subordination Agreement” means a second amended and restated intercompany subordination agreement, dated as of the First Amendment Effective Date, executed and delivered by Borrowers, each of their Subsidiaries, Term Loan Administrative Agent and Agent, as amended, restated supplemented or otherwise modified from time to time.

“Intercreditor Agreement” means, collectively, that certain Intercreditor Agreement dated as of the First Amendment Effective Date among Agent and Term Loan Administrative Agent, together with the Acknowledgement executed by the Loan Parties with respect thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Interest Expense” means, for any period, the aggregate of the interest expense of Borrowers for such period, determined on a consolidated basis in accordance with GAAP.

“Interest Period” means, with respect to any SOFR Loan, a period commencing on the date of the making of such SOFR Loan (or the continuation of a SOFR Loan or the conversion of a Base Rate Loan to a SOFR Loan) and ending 1, 3 or 6 months thereafter; provided, that (a) interest shall accrue at the applicable rate based upon ~~Adjusted~~ Term SOFR from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an

Schedule 1.1 – Page 34

Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 3 or 6 months after the date on which the Interest Period began, as applicable, (d) Borrowers may not elect an Interest Period which will end after the Latest Maturity Date and (e) no tenor that has been removed from this definition pursuant to Section 2.12(d)(iii)(D) shall be available for specification in any SOFR Notice or conversion or continuation notice (unless and until such tenor is reinstated pursuant to Section 2.12(d)(iii)(D)).

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide Accounts arising in the ordinary course of business), or acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but without duplication of any other increase in baskets or amounts hereunder, giving effect to any returns or distributions of capital or repayment of principal actually received in cash by such Person with respect thereto (but only to the extent that the aggregate amount of all such returns, distributions and repayments with respect to such Investment does not exceed the principal amount of such Investment).

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590)~~, or such later~~ and any version or revision thereof ~~as may be in effect at the applicable time and~~ accepted by the Issuing Lender for use.

“Issuer Document” means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Borrower in favor of Issuing Lender and relating to such Letter of Credit.

“Issuing Lender” means (a) WFCF or (b) any Lender other than WFCF that, at the request of any Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing Letters of Credit pursuant to Section 2.11 of the Agreement and the Issuing Lender shall be a Lender.

“Joint Lead Arrangers” has the meaning set forth in the preamble to this Agreement.

“Joint Venture” means a Person in which any Borrower or any of its Subsidiaries owns Stock, but which is not a Subsidiary of a Loan Party.

Schedule 1.1 – Page 35

“Judgment Conversion Date” has the meaning specified therefor in Section 2.16 of the Agreement.

“Judgment Currency” has the meaning specified therefor in Section 2.16 of the Agreement.

“Landlord Reserve” means, as to each leased location or of a bailee or similar third party at which a Loan Party has Inventory (including Leasing Inventory) located and as to which a Collateral Access Agreement has not been received by Agent, a reserve in an amount equal to up to three (3) months’ rent, storage charges, fees or other amounts under the lease or other applicable agreement relative to such location or, if greater and Agent so elects, the number of months’ rent, storage charges, fees or other amounts for which the landlord, bailee, warehouseman or other property owner will have, under applicable law, a Lien in the Inventory (including Leasing Inventory) of such Loan Party to secure the payment of such amounts under the lease or other applicable agreement relative to such location.

“Latest Maturity Date” means, as of any date of determination, the latest maturity or expiration date applicable to any Advance or Commitment hereunder at such time, including the latest maturity of any Extended Revolver Commitment as extended in accordance with this Agreement from time to time. If no Extension has been consummated pursuant to Section 2.18 of this Agreement, the Latest Maturity Date is the Maturity Date.

“LC Fee Letter” means that certain WFCF Fee Letter (Letters of Credit), dated as of the Sixth Amendment Effective Date, as amended from time to time, among Borrowers and Wells Fargo, as Issuing Lender, in form and substance reasonably satisfactory to Wells Fargo.

“Leasing Borrower” means Wabash National Trailers Centers, Inc. or any other Borrower that is designated by the Administrative Borrower as a “Leasing Borrower” by written notice to the Agent from time to time and approved by the Agent in its Permitted Discretion (such approval to be provided or rejected reasonably promptly after the Agent’s receipt of the applicable notice).

“Leasing Inventory” means tangible personal property of a Leasing Borrower that consists of trailers, truck bodies, structural composite panels and products, transportation, logistics and distribution industry parts and/or specialty food grade processing equipment, in each case, that are leased or rented or offered for sale, lease or rent by a Leasing Borrower in the ordinary course of business.

~~“Leasing Inventory Incremental Margin” means as of any date of determination, the applicable margin set forth in the following table that corresponds to the amount of the Borrowing Base predicated on Eligible Leasing Inventory for the most recently ended month, provided, however, that for the period from the Third Amendment Effective Date through the last day of the first full month following the Third Amendment Effective Date, the Leasing Inventory Incremental Margin shall be at the margin in the row styled “Level I” below:~~

Schedule 1.1 – Page 36

~~Level~~	~~Borrowing Base predicated on Eligible Leasing Inventory~~	~~Leasing Inventory Incremental Margin~~

~~I~~	~~If the amount of the Borrowing Base predicated on Eligible Leasing Inventory is less than or equal to 30% of the aggregate amount of the Borrowing Base (excluding Suppressed Availability)~~	~~0.00 percentage points~~

~~II~~	~~If the amount of the Borrowing Base predicated on Eligible Leasing Inventory is greater than 30%, but less than or equal to 50%, of the aggregate amount of the Borrowing Base (excluding Suppressed Availability)~~ 	~~0.25 percentage points~~

~~III~~	~~If the amount of the Borrowing Base predicated on Eligible Leasing Inventory is greater than 50% of the aggregate amount of the Borrowing Base (excluding Suppressed Availability)~~	~~0.50 percentage points~~

~~Except as set forth in the foregoing proviso, the Leasing Inventory Incremental Margin shall be based upon the most recent Borrowing Base Certificate delivered to Agent in accordance with Schedule 5.2 and re-determined monthly on the first day of the month; provided, however, that if Borrowers fail to provide any Borrowing Base Certificate or other information required by this Agreement with respect thereto for any period on the date required hereunder, the Leasing Inventory Incremental Margin shall be set at the margin in the row styled “Level III” above as of the first day of the month following the date on which such Borrowing Base Certificate or other information was required to be delivered until the date on which such Borrowing Base Certificate or other information is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such Borrowing Base Certificate or other information, the Leasing Inventory Incremental Margin shall be set at the margin based upon the calculations disclosed by such Borrowing Base Certificate or other information). In the event that the information contained in any Borrowing Base Certificate or other information delivered by Borrowers to Agent is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Leasing Inventory Incremental Margin for any period (an “Incremental Margin Period”) than the Leasing Inventory Incremental Margin actually applied for such Incremental Margin Period, then (i) Borrowers shall deliver to Agent a correct Borrowing Base Certificate or other information for such Incremental Margin Period as promptly as practicable (and in any event within 2 Business Days), (ii) the Leasing Inventory Incremental Margin shall be determined as if the correct Leasing Inventory Incremental Margin (as set forth in the table above) were applicable for such Incremental Margin Period, and (iii) Borrowers shall deliver to Agent full payment in respect of the accrued additional interest and Letter of Credit Fees as a result of such increased Leasing Inventory Incremental Margin for such Incremental Margin Period as promptly as practicable (and in any event within 2 Business Days), which payment shall be promptly applied by Agent to the affected Obligations.~~

Schedule 1.1 – Page 37

“Lender” has the meaning set forth in the preamble to the Agreement, shall include the Issuing Lender and the Swing Lender, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” means each of the Lenders (including the Issuing Lender and the Swing Lender) and Agent, or any one or more of them.

“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by any Loan Party or any of its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by Agent or the Lender Group, (b) reasonable and documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with any Loan Party or any of its Subsidiaries under any of the Loan Documents, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication and appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter), (c) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to any Loan Party or its Subsidiaries, (d) reasonable and documented out-of-pocket costs and expenses incurred by Agent in the disbursement of funds to Borrowers or other members of the Lender Group (by wire transfer or otherwise), (~~d~~e)  reasonable and documented out-of-pocket charges paid or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (~~e~~f)  reasonable and documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (~~f~~g) reasonable and documented out-of-pocket audit fees and expenses (including travel, meals, and lodging) of Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter, (~~g~~h)  reasonable and documented out-of-pocket costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with any Loan Party or any of its Subsidiaries, (~~h~~i) Agent’s reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating, or amending the Loan Documents, and (~~i~~j)  Agent’s and each Lender’s reasonable and documented costs and expenses (including reasonable and documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Loan Party or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

Schedule 1.1 – Page 38

“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of the Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means a letter of credit issued by Issuing Lender.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit Fee and all commissions, fees, charges and expenses provided for in Section 2.11(k) of the Agreement (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 103% of the then existing Letter of Credit Usage, (b) causing the Letters of Credit to be returned to the Issuing Lender, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank reasonably acceptable to Agent (in its Permitted Discretion) in an amount equal to 103% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit Fee and all usage charges set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Disbursement” means a payment made by Issuing Lender pursuant to a Letter of Credit.

“Letter of Credit Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Letter of Credit Usage pursuant to Section 2.11(e) on such date.

“Letter of Credit Fee” has the meaning specified therefor in Section 2.6(b) of this Agreement.

“Letter of Credit Indemnified Costs” has the meaning specified therefor in Section 2.11(f) of this Agreement.

“Letter of Credit Related Person” has the meaning specified therefor in Section 2.11(f) of this Agreement.

“Letter of Credit Sublimit” means $25,000,000.

“Letter of Credit Usage” means, as of any date of determination, (a) the aggregate undrawn amount of all outstanding Letters of Credit, plus (b) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through an Advance.

Schedule 1.1 – Page 39

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security purposes, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever in the nature of a security interest, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Line Cap” means, as of any date of determination, the lesser of (a) the Maximum Revolver Amount as of such date, and (b) the Borrowing Base (based on the most recent Borrowing Base Certificate delivered by Borrowers to Agent) as of such date.

“Liquidity” shall mean, as of any date, the sum of (a) Qualified Cash on such date (i) not subject to any Liens other than Permitted Liens permitted by clauses (a), (s) and (w) of the definition thereof and (ii) not subject to legal or contractual obligations to be used for a particular purpose plus (b) Availability on such date minus (c) the amount necessary to repay in full the Term Loan Indebtedness.

“Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.

“Loan Documents” means the Agreement, any Borrowing Base Certificate, the Control Agreements, the Fee Letter, the Guaranty, the Intercompany Subordination Agreement, the Letters of Credit, the LC Fee Letter, the Patent Security Agreement, the Security Agreement, the Trademark Security Agreement, any note or notes executed by any Borrower in connection with the Agreement and payable to any member of the Lender Group, any letter of credit application entered into by any Borrower in connection with the Agreement, and any other agreement entered into, now or in the future, by any Loan Party or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.

“Loan Party” means any Borrower or any Guarantor.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Change” means (a) a material adverse change in the business, operations, results of operations, assets, liabilities or financial condition of the Loan Parties and their Subsidiaries, taken as a whole, (b) a material impairment of the Loan Parties’ and their Subsidiaries ability, taken as a whole, to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon a material portion of the Collateral, or (c) a material impairment of the enforceability or priority of Agent’s Liens with respect to a material portion of the Collateral as a result of an action or failure to act on the part of the Loan Parties or their Subsidiaries.

“Material Contract” means, with respect to any Person as of any date of determination, each contract or agreement to which such Person or any of its Subsidiaries is a party the loss of which could reasonably be expected to result in a Material Adverse Change.

Schedule 1.1 – Page 40

“Material Foreign Subsidiary” means a Foreign Subsidiary that at any time (a) generates annual revenues that exceed 5% of the consolidated annual revenues of the Borrowers and all of their Subsidiaries or (b) owns assets the book value of which exceeds 5% of the consolidated book value of the assets of the Borrowers and all of their Subsidiaries; provided, that, Material Foreign Subsidiary shall include all Foreign Subsidiaries that are not Material Foreign Subsidiaries which, in the aggregate, own consolidated total assets the book value of which is in excess of 10% of the book value of the consolidated total assets of the Borrowers and their Subsidiaries, or have consolidated revenue which is in excess of 10% of the consolidated revenue of the Borrowers and their Subsidiaries.

“Material Intellectual Property” means any intellectual property owned by or licensed to any Loan Party or any of their Subsidiaries that is material to the conduct of the business of the Loan Parties and their Subsidiaries, taken as a whole, including all proprietary software used by or on behalf of such Person or offered, marketed, or licensed (including software as a service) by such Person to third parties for generating material revenue for Loan Parties or any of their Subsidiaries (“Proprietary Software”). Notwithstanding the foregoing, Material Intellectual Property shall not include any software licensed (including software as a service) to any Borrower or any of their Affiliates from any third party, which is Shrink-wrap Software, unless such software is incorporated into and material to, necessary for and material to the operation of, or used for purposes of providing and material to the provision of, any Proprietary Software, and not readily replaceable by any Borrower or any of their Affiliates.

“Material Subsidiary” means (a) each Borrower, and (b) a Subsidiary that, together with its Subsidiaries on a consolidated basis, as of the date of the most recently delivered pursuant financial statements required to be delivered at the end of any fiscal year or fiscal quarter, (~~a~~i) generates annual revenue in excess of 10.0% of the consolidated annual revenue of the Borrowers and their Subsidiaries or (~~b~~ii) owns assets the book value of which exceeds 10.0% of the consolidated book value of the total assets of the Borrowers and their Subsidiaries provided that no Subsidiary shall be excluded as an Material Subsidiary until, and for so long as, the Administrative Borrower shall have designated such Subsidiary’s status as an Immaterial Subsidiary in writing to Agent; and provided further that no Subsidiary shall be excluded as a Material Subsidiary if the consolidated total assets or consolidated revenue of such Subsidiary, taken together with the consolidated total assets and consolidated revenue of all other Subsidiaries then excluded as Material Subsidiaries, exceeds 10.0% of consolidated total assets or consolidated revenue, as the case may be, of the Borrowers and their Subsidiaries~~. As of the Closing Date, the Administrative Borrower hereby designates each of WNC Receivables Management Corp., Wabash Financing LLC, Supreme Midwest Properties, Inc., a Texas corporation, Supreme Southeast Properties, Inc., a Texas corporation, Supreme Southwest Properties, Inc., a Texas corporation, Supreme West Properties, Inc., a Texas corporation, Supreme STB, LLC, a California limited liability company, Supreme Northwest, L.L.C., a Texas limited liability company, and Supreme/Murphy Truck Bodies, Inc., a North Carolina corporation, as an Immaterial Subsidiary. For the sake of clarity, on the Closing Date, upon the effectiveness of this Agreement, each of the foregoing entities that, immediately prior to the effectiveness of this Agreement, is a Guarantor shall no longer be a Guarantor.~~ , and (c) any Subsidiary of a Loan Party or any Loan Party which owns or is the exclusive licensee of Material Intellectual Property.

As of the ~~Third~~Sixth Amendment Effective Date, Administrative Borrower is deemed to have designated each of ~~Cloud Oak Flooring Company, Inc., Wabash National Manufacturing, L.P.,~~Linq Venture Holdings, LLC, Wabash Parts, LLC, SC Tower Structural Laminating, Inc. and Continental Transit Corporation~~, and FTSI Distribution Company, L.P.~~ as an Immaterial Subsidiary.

Schedule 1.1 – Page 41

~~“Maturity Date” shall mean September 23, 2027.~~

“Maturity Date” means the earliest of (i) August 12, 2031, (ii) so long as the Indebtedness under the 2028 Notes is outstanding, the date that is ninety-one (91) days prior to the maturity date (or such other applicable definition thereof) of such Indebtedness, (iii) so long as the Indebtedness under the Convertible Notes is outstanding, the date that is ninety-one (91) days prior to the maturity date (or such other applicable definition thereof) of such Indebtedness and (iv) the date that is ninety-one (91) days prior to the maturity date (or such other applicable definition) of any Indebtedness of any one or more of the Borrowers and/or the other Loan Parties in an aggregate outstanding principal amount exceeding $40,000,000.

“Maximum Revolver Amount” means, as of the ~~Third~~Sixth Amendment Effective Date, $~~350,000,000~~300,000,000, decreased thereafter by the amount of reductions in the Revolver Commitments made in accordance with Section 2.4(c) or Section 3.5 of the Agreement, and increased thereafter by the amount of any Revolver Increases made in accordance with Section 2.2 of the Agreement.

“Merger Sub” means Redhawk Acquisition Corporation, a Delaware corporation, and a wholly-owned Subsidiary of Wabash.

“Monthly Average Excess Availability” has the meaning specified therefor in the definition of Base Rate Margin.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years has made or been obligated to make contributions, or has any liability.

“National Priorities List” means the National Priorities List maintained by the U.S. Environmental Protection Agency.

“Net Book Value” means, with respect to Leasing Inventory, Cost minus accumulated depreciation that is calculated in accordance with GAAP.

“Net Cash Proceeds” means:

(a) with respect to any sale or disposition by any Loan Party or any of its Subsidiaries of assets, the amount of cash proceeds actually received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of any Loan Party or any of its Subsidiaries, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness (and related interest, premiums, penalties and other amounts) secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by such Loan Party or such Subsidiary in connection with such sale or disposition, and (iii) taxes paid or payable to any taxing authorities by such Loan Party or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and are properly attributable to such transaction; and

Schedule 1.1 – Page 42

(b) with respect to the issuance or incurrence of any Indebtedness by any Loan Party or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Loan Party or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by such Loan Party or such Subsidiary in connection with such issuance or incurrence, and (ii) taxes paid or payable to any taxing authorities by such Loan Party or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and are properly attributable to such transaction.

“Net Liquidation Percentage” means the percentage of the book value of Borrowers’ Inventory or Leasing Inventory, as the case may be, that is estimated to be recoverable in an orderly liquidation of such Inventory or Leasing Inventory net of all associated costs and expenses of such liquidation, such percentage to be as determined from time to time by, (a) with respect to finished goods Inventory consisting of new and used trailers, Taylor & Martin or such other appraisal company with expertise in the industry in which Borrowers operate their businesses as selected by Agent in its Permitted Discretion in consultation with Administrative Borrower, (b) with respect to Leasing Inventory, an Approved Appraiser, and (c) with respect to all other Inventory, an appraisal company with expertise in the industry in which Borrowers operate their businesses as selected by Agent in its Permitted Discretion in consultation with Administrative Borrower; provided that with respect to Leasing Inventory, if such Acceptable Appraisal does not provide the costs and expenses of such liquidation on an item by item basis, then costs and expenses of liquidation for each item of Eligible Leasing Inventory will be such amount as determined by Agent in its Permitted Discretion.

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.

“Notice of Additional Borrower” means a Notice of Additional Borrower and Assumption Agreement in substantially the form of Exhibit D-1 hereto.

“Obligation Currency” has the meaning specified therefor in Section 2.16 of the Agreement.

“Obligations” means, without duplication, (a) all loans (including the Advances (inclusive of Protective Advances and Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed

Schedule 1.1 – Page 43

or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, covenants, and duties of any kind and description owing by any Loan Party pursuant to or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, (b) [reserved], and (c) all Bank Product Obligations; provided, that anything to the contrary contained in the foregoing notwithstanding, the Obligations shall not include any Excluded Swap Obligations. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Off-Balance Sheet Financing” means, with respect to any Loan Party or any of its Subsidiaries, any transaction, obligation, or arrangement (including any synthetic lease, operating lease that would have been classified as such under GAAP prior to ASC 842, sale-leaseback transaction, receivables facility, factoring arrangement, securitization transaction, or similar structured financing but excluding operating leases entered into in the ordinary course of business and guaranties that constitute Permitted Indebtedness) that (a) is not or may not be required to be reflected as Indebtedness on the balance sheet of the Loan Parties and their Subsidiaries under GAAP, but (b) involves the incurrence of a reimbursement, repurchase, payment, performance, sale, commitment, or similar obligation by such Loan Party or its Subsidiary, whether contingent or otherwise. For the avoidance of doubt, “Off-Balance Sheet Financing” includes any obligations of a Loan Party or one of its Subsidiaries under any special purpose or variable interest entity that is not consolidated with such Person under GAAP.

“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Advance or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, excise, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except Excluded Taxes and any such Taxes that are Other Connection Taxes imposed with respect to an assignment by a Lender after the date hereof (other than an assignment made at the request of any Loan Party or during an Event of Default described in Section 8.1, 8.4, or 8.5).

“Overadvance” has the meaning specified therefor in Section 2.5 of the Agreement.

Schedule 1.1 – Page 44

“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Participant Register” has the meaning set forth in Section 13.1(i) of the Agreement.

“Patent Security Agreement” has the meaning specified therefor in the Security Agreement.

“Patriot Act” has the meaning specified therefor in Section 4.18 of the Agreement.

“Payment Conditions” means, at the time of determination with respect to a proposed payment to fund a Specified Transaction, that:

(a) no Default or Event of Default then exists or would arise upon giving effect to the consummation of such Specified Transaction,

(b) either

(i) Excess Availability (x) at all times during the 30 consecutive days immediately preceding the date of such proposed payment and the consummation of such Specified Transaction, calculated on a pro forma basis as if such proposed payment was made, and the Specified Transaction was consummated, on the first day of such period, and (y) immediately after giving effect to such proposed payment and Specified Transaction, in each case, is not less than (A) in the case of a Specified Transaction consisting of an Acquisition or other Investment, the greater of (I) 17.5% of the Line Cap and (II) $50,000,000, and (B) in the case of a Specified Transaction consisting of a prepayment of Indebtedness or a Restricted Junior Payment, the greater of (I) 20% of the Line Cap and (II) $62,500,000, or

(ii) both (A) the Fixed Charge Coverage Ratio of Borrowers and their Subsidiaries is equal to or greater than (x) in the case of a Specified Transaction consisting of an Acquisition or other Investment, 1.00:1.00, and (y) in the case of a Specified Transaction consisting of a prepayment of Indebtedness or a Restricted Junior Payment, 1.10:1.00, in each case for the trailing 12 month period most recently ended for which financial statements are required to have been delivered to Agent pursuant to Schedule 5.1 to this Agreement (calculated on a pro forma basis as if such proposed payment is a Fixed Charge made on the last day of such 12 month period (it being understood that such proposed payment shall also be a Fixed Charge made on the last day of such 12 month period for purposes of calculating the Fixed Charge Coverage Ratio under this clause (ii) for any subsequent proposed payment to fund a Specified Transaction)), and (B) Excess Availability (x) at all times during the 60 consecutive days immediately preceding the date of such proposed payment and the consummation of such Specified Transaction, calculated on a pro forma basis as if such proposed payment was made, and the Specified Transaction was consummated, on the first day of such period, and (y) immediately after giving effect to such proposed payment and Specified Transaction, in each case, is not less than (1) in the case of a Specified Transaction consisting of an Acquisition or other Investment, the greater of (I) 12.5% of the Line Cap and (II) $25,000,000, and (2) in the case of a Specified Transaction consisting of a prepayment of Indebtedness or a Restricted Junior Payment, the greater of (I) 15% of the Line Cap and (II) $37,500,000, and

Schedule 1.1 – Page 45

(c) Administrative Borrower has delivered a certificate to Agent certifying that all conditions described in clauses (a) and (b) above have been satisfied.

“Payment Recipient” has the meaning specified therefor in Section 17.18 of this Agreement.

“Payoff Date” means the first date on which all of the Obligations are paid in full and the Commitments of the Lenders are terminated.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the IRC and ERISA regarding minimum funding standards and minimum required contributions (including any installment payment thereof) to Benefit Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the IRC and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the IRC and Sections 302, 303, 304 and 305 of ERISA.

Perkins v. Wabash Litigation means L.P, A Minor, et al., v. Wabash National Corporation, Case No. 2022-CC00495 (Circuit Court of the City of St. Louis, 22nd Judicial Circuit, State of Missouri).

“Permitted Acquisition” means any Acquisition so long as:

(a) no Default or Event of Default shall have occurred and be continuing or would exist upon giving effect to the consummation of the proposed Acquisition and the proposed Acquisition is consensual,

(b) no Indebtedness will be incurred, assumed, or would exist with respect to any Borrower or its Subsidiaries as a result of such Acquisition, other than Permitted Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of any Borrower or its Subsidiaries as a result of such Acquisition other than Permitted Liens,

(c) either (i) (A) Borrowers have provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually and reasonably agreed upon by Borrowers and Agent created by adding the historical combined financial statements of Borrowers (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition), Borrowers and their Subsidiaries (1) would have been in compliance with the financial covenants in Section 7 of the Agreement for the 4 fiscal quarter period ended immediately prior to the proposed date of consummation of such proposed Acquisition (including, without limitation, Borrowers and their Subsidiaries would have a Fixed

Schedule 1.1 – Page 46

Charge Coverage Ratio of not less than 1.0 to 1.0 for such period), and (2) are projected to be in compliance with the financial covenants in Section 7 for the 4 fiscal quarter period ended one year after the proposed date of consummation of such proposed Acquisition (including, without limitation, Borrowers and their Subsidiaries would have a Fixed Charge Coverage Ratio of not less than 1.0 to 1.0 for such period), and (B) Borrowers shall have Excess Availability (calculated without giving effect to the Availability Block) in an amount equal to or greater than 15% of the Maximum Revolver Amount both immediately prior to, and immediately after giving effect to, the consummation of the proposed Acquisition, or (ii) Borrowers shall have Excess Availability (calculated without giving effect to the Availability Block) in an amount equal to or greater than 20% of the Maximum Revolver Amount both immediately prior to, and immediately after giving effect to, the consummation of the proposed Acquisition, or (iii) the Payment Conditions are satisfied,

(d) Borrowers have provided Agent with its due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent,

(e) [reserved],

(f) the assets being acquired or the Person whose Stock is being acquired did not have negative EBITDA during the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition,

(g) Borrowers have provided Agent with written notice of the proposed Acquisition at least 10 Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than 4 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition, which agreement and documents must be reasonably acceptable to Agent,

(h) the assets being acquired (other than a de minimis amount of assets in relation to Borrowers’ and their Subsidiaries’ total assets), or the Person whose Stock is being acquired, are useful in or engaged in, as applicable, the business of Borrowers and their Subsidiaries or a business reasonably related thereto or a business that is a reasonable extension thereof,

(i) (i) the assets being acquired (other than a de minimis amount of assets in relation to the assets being acquired) are located within the United States or the Person whose Stock is being acquired is organized in a jurisdiction located within the United States, or (ii) if such Acquisition is a Foreign Acquisition, the total consideration being paid for such Acquisition that is derived from Advances under the Agreement and cash of the Borrowers or other Loan Parties shall be counted against the limit under clause (o) of the definition of “Permitted Investments”,

(j) the subject assets or Stock, as applicable, are being acquired directly by a Borrower or one of its Subsidiaries that is a Loan Party, and, in connection therewith, such Borrower or the applicable Loan Party shall have complied with Section 5.11 or 5.12, as applicable, of the Agreement, to the extent required thereunder, ~~and~~

Schedule 1.1 – Page 47

(k) such Acquisition shall not be prohibited under either the Term Loan Indebtedness Documents or Agent shall have received evidence that the requisite number of lenders under the Term Loan Indebtedness Documents have consented to such Acquisition~~.~~, and

(l) the closing date of such Acquisition is after the Financial Covenant Conversion Date.

The parties hereto agree that any Accounts, Inventory and Leasing Inventory acquired in connection with any Permitted Acquisition may be included in the Borrowing Base to the extent that (A) such Accounts, Inventory and Leasing Inventory, as the case may be, satisfy the criteria of Eligible Accounts, Eligible Inventory and Eligible Leasing Inventory, as applicable, as set forth in the definitions of such terms in this Schedule 1.1, (B) Agent receives an appraisal of such assets by a valuation firm selected by Borrowers and reasonably acceptable to Agent and that is in form and substance reasonably satisfactory to Agent, and (C) Agent receives a field examination in connection with such assets that is in form and substance reasonably satisfactory to Agent.

The parties hereto further agree that, notwithstanding the foregoing requirements, the Redhawk Acquisition shall be deemed to be a Permitted Acquisition for the purposes of this Agreement and the other Loan Documents.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Dispositions” means:

(a) sales, abandonment, or other dispositions of Equipment or other assets not constituting ABL Priority Collateral that are substantially worn, damaged, surplus or obsolete in the ordinary course of business,

(b) sales and leases of Inventory in the ordinary course of business,

(c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,

(d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(e) the granting of Permitted Liens,

(f) the sale or discount, in each case without recourse or with de minimis recourse (other than credit recourse) for breach of customary representations, warranties and covenants and aggregate credit recourse no greater than $100,000 outstanding at any time, and so long as such sale or discount constitutes a true sale for accounting purposes notwithstanding such de minimis recourse, of Accounts arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(g) any involuntary loss, damage or destruction of property,

Schedule 1.1 – Page 48

(h) any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(i) the leasing or subleasing of assets of any Borrower or its Subsidiaries in the ordinary course of business (including leases or rentals of Leasing Inventory to lessees in the ordinary course of business),

(j) the sale or issuance of Stock (other than Disqualified Stock) of Administrative Borrower (so long as a Change of Control does not occur as a result thereof),

(k) the lapse of registered patents, trademarks and other intellectual property of any Borrower and its Subsidiaries (other than any Material Intellectual Property), the lapse of which could not reasonably be expected to result in a Material Adverse Change and so long as such lapse is not materially adverse to the interests of the Lenders,

(l) the making of a Restricted Junior Payment that is expressly permitted to be made pursuant to the Agreement,

(m) the making of a Permitted Investment,

(n) dispositions of assets acquired by Borrowers and their Subsidiaries pursuant to a Permitted Acquisition consummated within 12 months of the date of the proposed Disposition (the “Subject Permitted Acquisition”) so long as (i) the consideration received for the assets to be so disposed is at least equal to the fair market value thereof, (ii) in the case of dispositions involving aggregate consideration of at least $10,000,000, not less than 75% of the consideration for such disposition is in the form of cash received by a Loan Party or its Subsidiaries (it being agreed that the following shall be considered “cash” for purposes of this sub-clause (n): (x) liabilities assumed by the transferee or that are otherwise cancelled or terminated in connection with the disposition; (y) securities, notes or other obligations or assets received from the transferee that are converted into cash or Cash Equivalents within 180 days of the disposition and (z) Indebtedness of a Subsidiary that ceases to be a Subsidiary as a result of the disposition, so long as there is no recourse to any Loan Party in connection with such Indebtedness), (iii) the assets to be so disposed are not necessary in connection with the business of Borrowers and their Subsidiaries, and (iv) the assets to be so disposed are readily identifiable as assets acquired pursuant to the subject Permitted Acquisition,

(o) sales, leases and other dispositions of assets on an arm’s length basis with a fair market value of up to the Disposition Base Amount (excluding any Material Intellectual Property) (provided, that any unused amounts may be carried forward to the next succeeding calendar year if not used in such calendar year; provided further, that any amount so carried over may not be used in that calendar year until the Disposition Base Amount permitted to be expended in such calendar year has first been used in full and any such carry-over amount applicable to a succeeding fiscal year may not be carried forward to another fiscal year), in each case so long as (i) no Default or Event of Default is in existence or would result therefrom, (ii) in the case of dispositions involving aggregate consideration of at least $10,000,000, not less than 75% of the consideration received in respect thereof is cash received by a Loan Party or its Subsidiaries (it being agreed that the following shall be considered “cash” for purposes of this sub-clause (o): (x) liabilities assumed by the transferee or that are otherwise cancelled or terminated in connection with the disposition; (y) securities, notes or other obligations or assets received from the transferee that are converted into cash or Cash Equivalents within 180 days of the disposition and (z) Indebtedness of a Subsidiary that ceases to be a Subsidiary as a result of the disposition, so long as there is no recourse to any Loan Party in connection with such Indebtedness), and (iii) the consideration received for the assets to be so disposed is at least equal to the fair market value thereof, and

Schedule 1.1 – Page 49

(p) any disposition of Stock of a Lender received as the result of a Bail-In Action.

Notwithstanding anything herein to the contrary, (x) Sale Leasebacks of Leasing Inventory shall not be permitted or constitute Permitted Dispositions except for (i) the PNC Sale Leaseback and (ii) other Sale Leasebacks consummated after the Third Amendment Effective Date so long as (A) the aggregate fair market value of all Leasing Inventory (other than (I) Leasing Inventory subject to the PNC Sale Leaseback and (II) any Leasing Inventory that, at the time of determination, is subject to a sublease with a customer of the applicable Leasing Borrower) that is subject to Sale Leasebacks at any time does not exceed $100,000,000, and (B) the counterparty to any such Sale Leaseback enters into a subordination agreement with Agent in form and substance acceptable to Agent, which subordination agreement shall include, among other things, (1) a subordination of such counterparty’s Liens on the Accounts related to the Leasing Inventory subject to the Sale Leaseback, and (2) a 90 day standstill by such counterparty in respect of taking any enforcement action against any such Accounts (each, a “Sale Leaseback Subordination Agreement”), and (y) no Loan Party shall transfer any of the Leasing Inventory, Rental Payments or other Accounts or General Intangibles in respect thereof to a Vehicle Trust, and no such transfer shall be permitted or constitute a Permitted Disposition, in each case, without the prior written consent of Agent.

“Permitted Indebtedness” means

(a) Indebtedness evidenced by the Agreement or the other Loan Documents, as well as Indebtedness owed to an Issuing Lender with respect to Letters of Credit and any other Obligations constituting Indebtedness,

(b) Indebtedness set forth on Schedule 4.19 and any Refinancing Indebtedness in respect of such Indebtedness,

(c) Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d) endorsement of instruments or other payment items for deposit,

(e) Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of a Borrower or one of its Subsidiaries, to the extent that the Person that is obligated under such guaranty could have incurred such underlying Indebtedness,

Schedule 1.1 – Page 50

(f) unsecured Indebtedness that is incurred in connection with a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) such unsecured Indebtedness is not incurred for working capital purposes, (iii) such unsecured Indebtedness does not mature prior to the date that is 12 months after the Latest Maturity Date (as in effect at the time of such Permitted Acquisition), (iv) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to Agent, and (v) the only interest that accrues with respect to such Indebtedness is payable in kind,

(g) Acquired Indebtedness of Redhawk outstanding as of the consummation of the Redhawk Acquisition and permitted to remain outstanding under the Redhawk Acquisition Agreement, plus additional Acquired Indebtedness in an aggregate principal amount not to exceed $25,000,000 outstanding at any one time;

(h) Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds,

(i) Indebtedness owed to any Person providing property, casualty, liability, or other insurance to any Borrower or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

(j) the incurrence by any Borrower or any of its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with any Borrower’s and its Subsidiaries’ operations and not for speculative purposes,

(k) Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”), or Cash Management Services, in each case, incurred in the ordinary course of business,

(l) unsecured Indebtedness of Administrative Borrower owing to former employees, officers or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by Administrative Borrower of the Stock of Administrative Borrower that has been issued to such Person, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness incurred and outstanding plus the amount of redemptions made by Borrowers in accordance with Section 6.9(b), does not exceed the Stock Redemption Base Amount in any fiscal year; provided, that an amount of up to the Stock Redemption Carry-Forward Amount (minus the amount of any Stock Redemption Carry-Forward Amount for such year under clause (l) of the definition of Permitted Indebtedness) may be carried forward to the next succeeding fiscal year if not used in such fiscal year; provided further, that any amount so carried over may not be used in that fiscal year until the Stock Redemption Base Amount permitted to be expended in such fiscal year has first been used in full and any such carry-over amount applicable to a succeeding fiscal year may not be carried forward to another fiscal year, and (iii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent,

Schedule 1.1 – Page 51

(m) unsecured Indebtedness (including any earnouts) owing to sellers of assets or Stock to a Loan Party that is incurred by the applicable Loan Party in connection with the consummation of one or more Permitted Acquisitions so long as such Indebtedness (i) is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent (it being understood that the requirement in this clause (i) shall not apply to earnouts in an aggregate amount of up to $5,000,000 (if fully earned) outstanding at any time), and (ii) is otherwise on terms and conditions (including all economic terms and the absence of covenants) reasonably acceptable to Agent,

(n) contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligations of Borrowers or the applicable Loan Party incurred in connection with the consummation of one or more Permitted Acquisitions,

(o) Indebtedness comprising Permitted Investments,

(p) Incremental Equivalent Indebtedness and any Refinancing Indebtedness in respect thereof; provided that at the time of incurrence, and upon giving effect thereto, the aggregate principal amount of such Indebtedness shall not, together with all “Incremental Commitments” and “Incremental Loans” (as such terms are defined in the Term Loan Credit Agreement as in effect on the First Amendment Date) incurred pursuant to Section 2.15 of the Term Loan Credit Agreement (as in effect on the First Amendment Effective Date) at such time, exceed the “Incremental Limit” (as such term is defined in the Term Loan Credit Agreement as in effect on the First Amendment Date);

(q) [~~Reserved~~reserved],

(r) Term Loan Indebtedness in an aggregate principal amount not to exceed (i) $150,000,000, plus (ii) an amount equal to the amount of the “Incremental Loans”, the “Incremental Commitments” (as such terms are defined in the Term Loan Credit Agreement as in effect on the First Amendment Date) and the Incremental Equivalent Indebtedness, in each case, that can be incurred under Section 2.15 of the Term Loan Credit Agreement (as in effect on the First Amendment Effective Date), plus (iii) the amount of obligations in respect of (A) Secured Hedge Obligations and (B) Secured Cash Management Obligations (in the case of each of the foregoing clauses (A) and (B), as defined in the Term Loan Agreement) at any time outstanding, in each case, and any Refinancing Indebtedness in respect of such Indebtedness,

(s) Indebtedness of Foreign Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $15,000,000,

(t) the 2028 Notes, in an aggregate principal amount not to exceed $400,000,000, and Refinancing Indebtedness in respect thereof, in each case with a maturity date no earlier than 91 days after the Latest Maturity Date,

(u) the Convertible Notes issued pursuant to the Convertible Notes Documents, in an aggregate principal amount not to exceed $150,000,000, and Refinancing Indebtedness in respect thereof, in each case with a maturity date no earlier than 91 days after the Latest Maturity Date,

(v) [~~Reserved~~reserved],

Schedule 1.1 – Page 52

(w) Indebtedness owing under the Permitted Inventory Financing, and

(x) Indebtedness not otherwise permitted pursuant to clauses (a) through (w) above that is incurred by the Loan Parties in an aggregate principal amount not to exceed at any one time up to the greater of (x) $60,000,000 and (y) 4.0% of Wabash’s consolidated total assets (as determined at the time of such incurrence).

“Permitted Intercompany Advances” means loans made by (a) a Loan Party to another Loan Party that is not an Inactive Subsidiary, (b) a non-Loan Party to another non-Loan Party, (c) a non-Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, and (d) Investments made in cash by a Loan Party in a Subsidiary that is not a Loan Party; provided, that such Investments made pursuant to this clause (d) shall not exceed the greater of (x) $15,000,000 and (y) 1.0% of Wabash’s consolidated total assets (as determined at the time of such Investment) (net of any return of capital or repayments in each case received in cash by the Loan Parties on account of such Investments).

“Permitted Inventory Financing” means (a) the financing available under that certain Bailment Pool Financing Agreement among Supreme Corporation, a Texas corporation, various of its Subsidiaries, and Wabash National, L.P., and GM Financial and/or its Affiliates, and each of the other agreements, instruments and documents executed in connection therewith, as in effect on the Third Amendment Effective Date (the “GM Financing Documents”), or (b) any financing entered into by Redhawk and/or one or more of its Subsidiaries and/or Wabash National, L.P. in substitution of the financing under the GM Financing Documents that is substantially similar to the financing under the GM Financing Documents in all material respects, as determined in Agent’s reasonable discretion, in each case, which shall be subject to a Permitted Inventory Financing Intercreditor Agreement unless otherwise agreed by Agent in its reasonable discretion.

“Permitted Inventory Financing Intercreditor Agreement” means, (a) with respect to the Permitted Inventory Financing described in clause (a) of the definition thereof, that certain Intercreditor Agreement dated as of July 27, 2021, entered into in connection with the Permitted Inventory Financing among certain of the Loan Parties, Agent, the Term Loan Administrative Agent and Americredit Financial Services, Inc., doing business as GM Financial, as amended by that certain Addendum to Intercreditor Agreement dated as of February 10, 2022, and (b) with respect to the Permitted Inventory Financing described in clause (b) of the definition thereof, an intercreditor agreement entered into in connection with such Permitted Inventory Financing among the applicable Loan Parties, Agent, the Term Loan Administrative Agent (if any Term Loan Indebtedness is then outstanding) and the lender(s) providing such Permitted Inventory Financing, in form and substance reasonably satisfactory to Agent.

“Permitted Inventory Financing Inventory” means (a) Inventory of Supreme Corporation, a Texas corporation~~,~~ and various of its Subsidiaries, and Wabash National, L.P., in each case the purchase of which is financed by GM Financial or its Affiliates, pursuant to the terms of the GM Financing Documents (the “GM Inventory”), or (b) Inventory of Redhawk and/or one or more of its Subsidiaries and/or Wabash National, L.P. that is substantially similar to the GM Inventory in all material respects, as determined in Agent’s reasonable discretion.

“Permitted Investments” means:

(a) Investments in cash and Cash Equivalents,

Schedule 1.1 – Page 53

(b) Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c) advances made in connection with purchases of goods or services in the ordinary course of business,

(d) Investments received in settlement of amounts due to any Borrower or any of its Subsidiaries effected in the ordinary course of business or owing to any Borrower or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of any Borrower or any of its Subsidiaries,

(e) Investments owned by any Loan Party or any of its Subsidiaries on the ~~Third~~Sixth Amendment Effective Date and set forth on Schedule P-1,

(f) guarantees permitted under the definition of Permitted Indebtedness and guaranties by a Loan Party of obligations of any other Loan Party that do not constitute Indebtedness,

(g) Permitted Intercompany Advances,

(h) Stock or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to any Borrower or any of its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

(i) deposits of cash made in the ordinary course of business to secure performance of operating leases,

(j) non-cash loans to employees, officers, and directors of any Loan Party or any of its Subsidiaries for the purpose of purchasing Stock in Administrative Borrower so long as the proceeds of such loans are used in their entirety to purchase such stock in Administrative Borrower,

(k) Permitted Acquisitions other than Foreign Acquisitions, and any customary cash earnest money deposits made in connection with such Acquisitions,

(l) Investments in the form of capital contributions and the acquisition of Stock made by any Loan Party in any other Loan Party (other than capital contributions to or the acquisition of Stock of Administrative Borrower),

(m) Investments resulting from entering into (i) Bank Product Agreements, or (ii) agreements relative to Indebtedness that is permitted under clause (j) of the definition of Permitted Indebtedness,

(n) Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition,

Schedule 1.1 – Page 54

(o) so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments (including without limitation Investments in Joint Ventures and Investments in the form of Permitted Acquisitions that are Foreign Acquisitions in an aggregate amount from and after the ~~Closing~~Sixth Amendment Effective Date not to exceed the greater of (x) $60,000,000 and (y) 4.0% of Wabash’s consolidated total assets (as determined at the time of such Investment) (net of any return of capital or repayments, in each case received in cash by the Borrowers and their Subsidiaries, on account of such Investments); provided, however, that any Investments made by a Loan Party in an Affiliate that is not a Loan Party must be made in cash,

(p) obligations under letters of intent or similar agreements that are conditioned upon satisfying any applicable approval or other requirements contained in the Agreement,

(q) to the extent constituting an Investment, escrow deposits to secure indemnification obligations in connection with a Permitted Disposition or a Permitted Acquisition,

(r) Investments constituting non-cash consideration received in connection with any Permitted Disposition,

(s) ~~[Reserved],~~ solely prior to the Financial Covenant Conversion Date, Investments made by Administrative Borrower and/or the other Loan Parties to effect the collaborative framework established by the Administrative Borrower to identify, design, incubate, develop, and launch new businesses in the mobility and digital solutions sector, in each case, so long as (i) no Default or Event of Default then exists or would arise upon the making of any such payment and (ii) the aggregate amount of such payments shall not exceed $10,000,000 during any fiscal year,

(t) Investments by Administrative Borrower resulting from the redemption, purchase or other acquisition of Stock permitted under any of Sections 6.9(b), (c), (d) or (f),

(u) other Investments (other than Acquisitions) so long as the Payment Conditions are satisfied; provided, however, that any such Investments made by a Loan Party in an Affiliate that is not a Loan Party must be made in cash; provided, further, that no Investments may be made pursuant to this clause (u) on and after the Sixth Amendment Effective Date until after the Financial Covenant Conversion Date, and

(v) any Stock of a Lender received as the result of a Bail-In Action.

“Permitted Liens” means:

(a) Liens granted to, or for the benefit of, Agent to secure the Obligations,

(b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent for more than 30 days, or (ii) do not have priority over Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,

(c) judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,

(d) Liens set forth on Schedule P-2; provided, however, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 shall only secure the Indebtedness that it secures on the ~~Third~~Sixth Amendment Effective Date and any Refinancing Indebtedness in respect thereof,

Schedule 1.1 – Page 55

(e) the interests of lessors under operating leases and non-exclusive licensors under license agreements,

(f) Liens securing Permitted Purchase Money Indebtedness (including the interests of lessors under Capital Leases and floor plan financing arrangements) and any Refinancing Indebtedness in respect thereof, to the extent that (x) solely in the case of Permitted Purchase Money Indebtedness other than floor plan financing arrangements, (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures Indebtedness incurred to acquire the asset purchased or acquired and other assets purchased or acquired from the same lender and/or its Affiliates, the repayment of costs incurred in connection with the collection of such Indebtedness and any Refinancing Indebtedness in respect thereof, and (y) solely in the case of floor plan financing arrangements, (i) such Lien attaches only to the assets purchased or acquired in connection with such floor plan financing arrangement and the proceeds thereof, and (ii) such Lien only secures Indebtedness that was incurred under such floor plan financing arrangement to acquire or purchase such assets, the repayment of costs incurred in connection with the collection of such Indebtedness and any Refinancing Indebtedness in respect thereof.

(g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(h) Liens on amounts deposited to secure a Borrower’s and its Subsidiaries’ obligations in connection with worker’s compensation, unemployment insurance or other types of social security,

(i) Liens on amounts deposited to secure a Borrower’s and its Subsidiaries’ obligations in connection with the making or entering into of bids, tenders, statutory obligations, licenses, or leases in the ordinary course of business and not in connection with the borrowing of money,

(j) Liens on amounts deposited to secure a Borrower’s and its Subsidiaries’ reimbursement obligations with respect to surety, performance or appeal bonds obtained in the ordinary course of business,

(k) with respect to any Real Property, easements, rights of way, covenants, conditions and zoning restrictions and minor defects in title that do not materially interfere with or impair the use or operation thereof,

(l) non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(m) Liens that are replacements of Permitted Liens to the extent that the original Indebtedness (and related interest, premiums and other amounts) is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets within the scope of the collateral grant that secured the original Indebtedness and products and proceeds thereof,

Schedule 1.1 – Page 56

(n) rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business,

(o) Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(q) Liens solely on any cash earnest money deposits made by any Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,

(r) Liens assumed by a Borrower or its Subsidiaries in connection with a Permitted Acquisition that secure Acquired Indebtedness,

(s) (i) Liens on Collateral securing the Term Loan Indebtedness subject to the Intercreditor Agreement and any Refinancing Indebtedness in respect thereof, subject to an Acceptable Intercreditor Agreement, and (ii) Liens on the Collateral securing Incremental Equivalent Indebtedness; provided that any Liens securing the Incremental Equivalent Indebtedness (i) are junior in priority to the Liens granted to, or for the benefit of, Agent on the ABL Priority Collateral securing the Obligations, (ii) rank no higher than pari passu with the Liens on the Collateral securing the Term Loan Indebtedness, (iii) do not encumber any property or assets of any Borrower or any Subsidiary other than the Collateral and (iv) are subject to the Intercreditor Agreement and, to the extent not addressed in the Intercreditor Agreement, another Acceptable Intercreditor Agreement,

(t) [~~Reserved~~reserved],

(u) Liens on the assets of Foreign Subsidiaries securing Indebtedness of such Foreign Subsidiaries permitted pursuant to clause (s) of the definition of “Permitted Indebtedness”,

(v) [~~Reserved~~reserved],

(w) Liens securing the Permitted Inventory Financing solely on the Permitted Inventory Financing Inventory,

(x) [~~Reserved~~reserved],

(y) other Liens, so long as the aggregate principal amount of the obligations secured thereby does not exceed $25,000,000 at any time outstanding; provided that the aggregate principal amount of obligations that may be secured by assets constituting Collateral pursuant to this clause (y) shall not exceed $10,000,000 at any time outstanding; and provided, further, that any such obligations secured by Liens constituting Collateral are subject to the Intercreditor Agreement in the capacity of “Other Pari Passu Lien Obligations” or “Term Loan Obligations” and such Liens are granted pursuant to one or more Security Documents or have “Junior Lien Priority” (and are subject to the Intercreditor Agreement in such capacity),

Schedule 1.1 – Page 57

(z) [~~Reserved~~reserved], and

(aa) Liens on any amounts held by a trustee or similar party under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions thereunder in connection with any repayment thereof permitted hereunder.

“Permitted Protest” means the right of any Loan Party or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien, unless otherwise approved by Agent in its sole discretion), or rental payment, provided that (a) a reserve with respect to such obligation is established on such Loan Party’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Loan Party or its Subsidiary, as applicable, in good faith, and (c) Agent is reasonably satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.

“Permitted Purchase Money Indebtedness” means as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date that is not incurred to finance the acquisition of Leasing Inventory in an aggregate outstanding principal amount not to exceed, at the time of incurrence thereof, the greater of (i) $60,000,000 and (ii) 5.0% of Wabash’s consolidated total assets.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Plan” means any plan of reorganization or plan of liquidation pursuant to any Insolvency Proceeding.

“Platform” has the meaning specified therefor in Section 17.9(c) of this Agreement.

“PNC Sale Leaseback” means that certain Sale Leaseback with PNC Equipment Finance, LLC pursuant to (a) customary sale documentation, including sales orders, invoices and specifications, and (b) that certain Master Lease Agreement #191130 dated as of January 10, 2022 between Wabash National Trailer Centers, Inc. and PNC Equipment Finance, LLC and Lease Schedule #191130-001 with respect thereto, in each case as in effect on the Third Amendment Effective Date.

“Projections” means Borrowers’ forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrowers’ historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means, as of any date of determination:

Schedule 1.1 – Page 58

(a) with respect to a Lender’s obligation to make Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Advances,

(b) with respect to a Lender’s obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances by (z) the outstanding principal amount of all Advances; provided, however, that if all of the Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Revolver Commitments had not been terminated or reduced to zero and based upon the Revolver Commitments as they existed immediately prior to their termination or reduction to zero, and

(c) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), (i) prior to the Revolver Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Revolver Commitment, by (z) the aggregate amount of Revolver Commitments of all Lenders, and (ii) from and after the time that the Revolver Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances, by (z) the outstanding principal amount of all Advances; provided, however, that if all of the Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Revolver Commitments had not been terminated or reduced to zero and based upon the Revolver Commitments as they existed immediately prior to their termination or reduction to zero.

“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred (a) in connection with floor plan financing arrangements or (b) at the time of, or within 180 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. § 5390(c)(8)(D).

“QFC Credit Support” has the meaning specified therefor in Section 17.17 of this Agreement.

Schedule 1.1 – Page 59

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Borrowers and their Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant guaranty, keepwell, or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Stock” means and refers to any Stock issued by Administrative Borrower (and not by one or more of its Subsidiaries) that is not Disqualified Stock.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by Borrowers or their Domestic Subsidiaries and the improvements thereto.

“Recipient” has the meaning set forth in the definition of Excluded Taxes.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Redhawk” means Supreme Industries, Inc., a Delaware corporation.

“Redhawk Acquisition” means the merger of Merger Sub with and into Redhawk, with Redhawk being the surviving entity of such merger and a wholly-owned Subsidiary of Wabash, pursuant to the terms of the Redhawk Acquisition Agreement.

“Redhawk Acquisition Agreement” means that certain Agreement and Plan of Merger dated as of August 8, 2017 by and among Wabash, Merger Sub and Redhawk (without giving effect to any amendment, modification, supplement, consent or waiver that is materially adverse to the Lenders, unless consented to by Agent.

“Refinancing Indebtedness” means refinancings, renewals, amendments, replacements or extensions of Indebtedness so long as:

(a) except in the case of Term Loan Indebtedness and any refinancing, replacement, renewal of extension thereof, such refinancings, renewals, amendments, replacements or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of premiums paid thereon and the fees and expenses incurred in connection therewith and by the amount of unfunded commitments with respect thereto,

(b) except in the case of Term Loan Indebtedness and any refinancing, replacement, renewal of extension thereof, such refinancings, renewals, amendments, replacements or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, amendment, replacement or extension) of the Indebtedness so refinanced, renewed, amended, replaced or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,

Schedule 1.1 – Page 60

(c) if the Indebtedness that is refinanced, renewed, amended, replaced or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, amendment, replacement or extension must include subordination terms and conditions that are at least as favorable in all material respects to the Lender Group as those that were applicable to the refinanced, renewed, amended, replaced or extended Indebtedness,

(d) the Indebtedness that is refinanced, renewed, amended, replaced or extended is not recourse to any Person that is liable on account of the Obligations other than (x) those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended, or (y) in the case of a refinancing, renewal or extension of Term Loan Indebtedness, any Borrower or Guarantor,

(e) [~~Reserved~~reserved], and

(f) in the case of Term Loan Indebtedness and any refinancing, replacement, renewal or extension thereof, such refinancings, renewals, amendments, replacements or extensions are made in compliance with the terms of the Intercreditor Agreement.

“Rejected Term Loan Prepayment Proceeds” shall have the meaning specified therefor in Section 2.4(e)(v).

“Register” has the meaning set forth in Section 13.1(h) of the Agreement.

“Registered Loan” has the meaning set forth in Section 13.1(h) of the Agreement.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Relevant Governmental Body” means the Board of Governors or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors or the Federal Reserve Bank of New York, or in each case any successor thereto.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address releases or threatened releases of Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment in response to a release or threatened release of Hazardous Materials, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities related to any release or threatened release of Hazardous Materials, or (e) conduct any other actions with respect to a release or threatened release of Hazardous Materials required by Environmental Laws.

“Rental Payments” means rental payments due to a Loan Party from the lease or rental of Leasing Inventory owned or leased by such Loan Party.

Schedule 1.1 – Page 61

“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Report” has the meaning specified therefor in Section 15.16 of the Agreement.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30-day notice period has been waived.

“Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (c) of the definition of Pro Rata Shares) exceed 50%; provided, however, that (i) such Pro Rata Share of any Defaulting Lender shall be disregarded in the determination of the Required Lenders and (ii) at any time there are 2 or more Lenders (who are not Affiliates of each other or Defaulting Lenders), “Required Lenders” must include at least 2 Lenders (who are not Affiliates of each other).

“Rescission Notice” has the meaning set forth in the Security Agreement.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Junior Payment” means to (a) declare or pay any dividend or make any other payment or distribution on account of Stock issued by Administrative Borrower (including any payment in connection with any merger or consolidation involving Administrative Borrower) (other than dividends or distributions payable in Qualified Stock issued by Administrative Borrower), or (b) purchase, redeem, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving Administrative Borrower) any Stock issued by Administrative Borrower.

“Revolver Commitment” means, with respect to each Lender, its Revolver Commitment, and, with respect to all Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement, increased pursuant to Section 2.2 of the Agreement or otherwise in accordance with the Agreement, or reduced pursuant to Section 2.4(c) or Section 3.5 of the Agreement or otherwise in accordance with the Agreement.

“Revolver Increase” has the meaning specified therefor in Section 2.2 of the Agreement.

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Advances (which, for the avoidance of doubt, includes Swing Loans and Protective Advances), plus (b) the amount of the Letter of Credit Usage.

“Revolving Loan Exposure” means, with respect to any Lender, as of any date of determination, the aggregate outstanding principal amount of such Lender’s Advances.

Schedule 1.1 – Page 62

“Rolling Stock” means all transportation inventory or equipment owned by any of the Loan Parties that is used to transport Leasing Inventory, which in each case is covered by a Certificate of Title under applicable state law, other than in each case Leasing Inventory.

“Sale Leaseback” means any arrangement with any Person providing for the leasing by any Borrower or any Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by such Borrower or Subsidiary to such Person in contemplation of such leasing.

“Sale Leaseback Subordination Agreement” has the meaning set forth in the last sentence of the definition of Permitted Disposition.

“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country or territory, in each case of clauses (a) through (d) that is a target of Sanctions, including a target of any country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means, at any time (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, OFAC’s consolidated Non-SDN list or any other Sanctions-related list maintained by any Governmental Authority, (b) a Person or legal entity that is a target of Sanctions, (c) any Person operating, organized or resident in a Sanctioned Entity, or (d) any Person directly or indirectly owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above.

“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes, anti-terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by OFAC, the U.S. Department of State, the U.S. Department of Commerce, or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) ~~Her~~His Majesty’s Treasury of the United Kingdom, or (d) any other Governmental Authority with jurisdiction over any member of Lender Group or any Loan Party or any of their respective Subsidiaries or Affiliates.

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

Schedule 1.1 – Page 63

“Security Agreement” means an amended and restated security agreement, dated as of the Existing Credit Facility Closing Date, executed and delivered by Borrowers and Guarantors to Agent.

“Settlement” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

“Sixth Amendment” means that certain Sixth Amendment to Second Amended and Restated Credit Agreement dated as of the Sixth Amendment Effective Date by and among Borrowers, Guarantors, Agent and the Lenders party thereto.

“Sixth Amendment Effective Date” means the “Effective Date” under and as defined in the Sixth Amendment.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Deadline” has the meaning specified therefor in Section 2.12(b)(i) of this Agreement.

“SOFR Loan” means each portion of an Advance that bears interest at a rate determined by reference to ~~Adjusted~~ Term SOFR (other than pursuant to clause (c) of the definition of “Base Rate”).

“SOFR Margin” means, as of any date of determination (with respect to any portion of the outstanding Advances on such date that is a SOFR Loan), the applicable margin set forth in the following table that corresponds to the most recent Monthly Average Excess Availability, provided, however, that for the period from the ~~Third~~Sixth Amendment Effective Date through the last day of the first full month following the ~~Third~~Sixth Amendment Effective Date, the SOFR Margin shall be at the margin in the row styled “Level ~~I~~II” below:

Level	Monthly Average Excess Availability	SOFR Margin

I	If the Monthly Average Excess Availability is greater than ~~35~~66% of the Maximum Revolver Amount	~~125~~150 percentage points

II	If the Monthly Average Excess Availability is greater than ~~17.5~~33% of the Maximum Revolver Amount and less than or equal to ~~35~~66% of the Maximum Revolver Amount	~~150~~175 percentage points

Schedule 1.1 – Page 64

Level	Monthly Average Excess Availability	SOFR Margin

III	If the Monthly Average Excess Availability is less than or equal to ~~17.5~~33% of the Maximum Revolver Amount	~~175~~200 percentage points

Except as set forth in the foregoing proviso, the SOFR Margin shall be based upon the most recent Monthly Average Excess Availability, which will be calculated as of the end of each fiscal month. Except as set forth in the foregoing proviso, the SOFR Margin shall be re-determined monthly on the first day of the month; provided, however, that if Borrowers fail to provide any Borrowing Base Certificate or other information required by this Agreement with respect thereto for any period on the date required hereunder, the SOFR Margin shall be set at the margin in the row styled “Level III” as of the first day of the month following the date on which such Borrowing Base Certificate or other information was required to be delivered until the date on which such Borrowing Base Certificate or other information is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such Borrowing Base Certificate or other information, the SOFR Margin shall be set at the margin based upon the calculations disclosed by such Borrowing Base Certificate or other information). In the event that the information regarding the Monthly Average Excess Availability contained in any Borrowing Base Certificate or other information delivered by Borrowers to Agent is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher SOFR Margin for any period (a “SOFR Period”) than the SOFR Margin actually applied for such SOFR Period, then (i) Borrowers shall deliver to Agent a correct Borrowing Base Certificate or other information for such SOFR Period as promptly as practicable (and in any event within 2 Business Days), (ii) the SOFR Margin shall be determined as if the correct SOFR Margin (as set forth in the table above) were applicable for such SOFR Period, and (iii) Borrowers shall deliver to Agent full payment in respect of the accrued additional interest and Letter of Credit Fees as a result of such increased SOFR Margin for such SOFR Period as promptly as practicable (and in any event within 2 Business Days), which payment shall be promptly applied by Agent to the affected Obligations.

“SOFR Notice” means a written notice in the form of Exhibit S-1 to this Agreement.

“SOFR Option” has the meaning specified therefor in Section 2.12(a) of this Agreement.

“Solvent” shall mean, with respect to any Person and its Subsidiaries, on a consolidated basis, that as of the date of determination, both (a) (i) the sum of such Person’s and its Subsidiaries’ debts (including contingent liabilities) does not exceed the present fair saleable value of such Person’s and its Subsidiaries’ present assets, (ii) such Person and its Subsidiaries’ capital is not unreasonably small in relation to their businesses as contemplated on the date of determination, and (iii) such Person and its Subsidiaries have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise); and (b) such Person and its Subsidiaries are “solvent,” on a consolidated basis, within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that such Person reasonably expects to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

Schedule 1.1 – Page 65

“Specified Event of Default” means any Event of Default described in any of Sections 8.1, 8.4 or 8.5.

“Specified Transaction” means any Investment, prepayment of Indebtedness or Restricted Junior Payment (or declaration of any prepayment or Restricted Junior Payment).

“Standard Letter of Credit Practice” means, for Issuing Lender, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Lender issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP ~~or~~, UCP or eUCP, as chosen in the applicable Letter of Credit.

“Stock” means all shares, limited liability company or partnership interests (whether general or limited), options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Stock Redemption Base Amount” means $2,500,000 in the aggregate in any fiscal year.

“Stock Redemption Carry-Forward Amount” means an aggregate amount of up to $1,000,000 in any fiscal year.

“Structured Payables” means any accounts payable or similar obligations of any Loan Party or any of its Subsidiaries that, pursuant to any arrangement or agreement, have payment terms that are extended, modified, or financed in a manner inconsistent with the Loan Party’s ordinary-course trade terms with the applicable supplier (including pursuant to any Supply Chain Financing Arrangement), and, in each case, regardless of whether the arrangement or agreement is committed or uncommitted.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

~~“Supply Chain Financing” means any agreement to provide any Borrower or any of its Subsidiary letters of credit, guarantees or other credit support provided in respect of trade payables of such Borrower or such Subsidiary, in each case issued for the benefit of any bank, financial institution or other Person that has acquired such trade payables pursuant to “supply chain” or other similar financing for vendors and suppliers, including tooling vendors, of a Borrower or any Subsidiary, so long as (i) other than pursuant to this Agreement and the other Loan Documents, such Indebtedness is unsecured, (ii) the terms of such trade payables shall not have been extended in connection with the Supply Chain Financing and (iii) such Indebtedness represents amounts not in excess of those which such Borrower or Subsidiary would otherwise have been obligated to pay to its vendor or supplier in respect of the applicable trade payables.~~

Schedule 1.1 – Page 66

“Supply Chain Financing Arrangement” means any arrangement, program, or facility (including any supplier finance program, supply chain finance services, reverse factoring program, structured payable program, trade payable services, supplier accounts receivable purchases, inventory financing arrangement, or similar arrangement), in each case, pursuant to which (a) trade payables or obligations of any Loan Party or any of its Subsidiaries owing to one or more suppliers or vendors are paid or purchased (whether directly or indirectly) by a third-party finance provider prior to the stated maturity of such payables, or inventory purchases by a Loan Party or any of its Subsidiaries are financed by a third-party finance provider, and (b) the applicable Loan Party or Subsidiary agrees, undertakes, or is otherwise obligated to repay such third-party finance provider (or extend payment terms with suppliers in connection with such program). For the avoidance of doubt, (i) “Supply Chain Financing Arrangement” includes any arrangement that may cause trade payables to be recharacterized as Indebtedness under GAAP, irrespective of how such obligations are classified on the balance sheet, and (ii) “Supply Chain Financing Arrangement” does not include the financing provided under this Agreement.

“Supported QFC” has the meaning specified therefor in Section 17.17 of this Agreement.

“Suppressed Availability” means an amount, if positive, by which the Borrowing Base as then in effect exceeds the aggregate Revolver Commitments as then in effect.

“Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swing Lender” means WFCF or any other Lender that, at the request of Borrowers and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(b) of the Agreement.

“Swing Loan” has the meaning specified therefor in Section 2.3(b) of the Agreement.

“Swing Loan Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Swing Loans on such date.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tax Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Term Loan Administrative Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent and collateral agent under the Term Loan Credit Agreement or any other Term Loan Indebtedness Document, or any successor administrative agent and collateral agent under the Term Loan Credit Agreement.

Schedule 1.1 – Page 67

“Term Loan Collateral Accounts” means one or more segregated Deposit Accounts and Securities Accounts maintained by the Administrative Borrower and its Domestic Subsidiaries from time to time, in each case with respect in which the proceeds of Term Priority Collateral are held and in each case which is subject to a perfected Lien in favor of the “Collateral Agent” (as defined in the Term Loan Credit Agreement).

“Term Loan Credit Agreement” means that certain credit agreement dated as of September 28, 2020, among the Administrative Borrower, the lenders party thereto and Term Loan Administrative Agent, as the same may be amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced, from time to time, in whole or in part, in one or more agreements (in each case with the same or new lenders, institutional investors or agents), including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof, in each case as and to the extent permitted by this Agreement and the Intercreditor Agreement.

“Term Loan Indebtedness” means all Indebtedness and other “Obligations” (as defined in the Term Loan Credit Agreement) incurred by the Administrative Borrower and its Subsidiaries under the Term Loan Indebtedness Documents from time to time.

“Term Loan Indebtedness Documents” means the Term Loan Credit Agreement, and any agreements or instruments in respect of the Refinancing Indebtedness in respect thereof, the Intercreditor Agreement and such other agreements, documents and instruments relating thereto and executed in connection therewith.

“Term Priority Collateral” has the meaning specified therefor in the Intercreditor Agreement.

“Term SOFR” means,

(a) for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

Schedule 1.1 – Page 68

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day~~.~~;

~~“Term SOFR Adjustment” means a percentage equal to 0.10% per annum.~~

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by Agent in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Third Amendment” means that certain Third Amendment to Second Amended and Restated Credit Agreement dated as of September 23, 2022 by and among Borrowers, Guarantors, Agent and the Lenders party thereto.

“Third Amendment Effective Date” means the “Effective Date” under and as defined in the Third Amendment.

“Total Commitment” means, with respect to each Lender, its Total Commitment, and, with respect to all Lenders, their Total Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 attached hereto or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement, increased pursuant to Section 2.2 of the Agreement or otherwise in accordance with the Agreement, or reduced pursuant to Section 2.4(c) or Section 3.5 of the Agreement or otherwise in accordance with the Agreement.

“Trademark Security Agreement” has the meaning specified therefor in the Security Agreement.

“Triggering Event” has the meaning set forth in the Security Agreement.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600, or such later version thereof as may be in effect at the applicable time and accepted by Issuing Lender for use.

Schedule 1.1 – Page 69

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” means the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association, or any successor thereto, recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities; provided, that for purposes of notice requirements in Sections 2.3(a), 2.3(c) and 2.12(b), in each case, such day is also a Business Day.

“U.S. Special Resolution Regimes” has the meaning specified therefor in Section 17.17 of this Agreement.

“Vehicle Title Security Agent” means Wilmington Trust, National Association or such other Person acceptable to Agent in its Permitted Discretion.

“Vehicle Title Security Agent Fee Letter” means a fee letter to be entered into after the Third Amendment Effective Date among certain Loan Parties and Vehicle Title Security Agent, in form and substance reasonably acceptable to Agent.

“Vehicle Trust” means a trust formed by a Loan Party or any Subsidiary to hold chassis, trailers (including any Leasing Inventory), intermodal containers or other Rolling Stock, or any Rental Payments, Accounts, General Intangibles or other rights to payment with respect to the rental or lease of any of the foregoing.

“Vendor Lease” means a lease pursuant to which any Person leases Leasing Inventory from a Vendor Lessor, whether or not such lease constitutes an operating lease or a Capital Lease under GAAP (including, for the avoidance of doubt, the PNC Sale Leaseback).

“Vendor Lessor” means any Person who leases Leasing Inventory to a Loan Party pursuant to a Vendor Lease.

“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.

Schedule 1.1 – Page 70

“Wabash” has the meaning specified therefor in the preamble of the Agreement.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“WFCF” means Wells Fargo Capital Finance, LLC, a Delaware limited liability company.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Schedule 1.1 – Page 71

Schedule 3.1

The effectiveness of this Agreement on the Closing Date is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the following conditions precedent:

(a) Agent shall have received each of the following documents, in form and substance satisfactory to Agent and each Lender, duly executed by each party thereto:

(i) this Agreement,

(ii) representations and warranties certificate,

(iii) closing certificate,

(iv) the Fee Letter,

(v) a certificate from the Secretary of each Borrower (i) attesting to the resolutions of such Borrower’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Borrower is a party, and authorizing specific officers (or the equivalent) of such Borrower to execute the same, and (ii) attesting to the incumbency and signatures of such specific officers (or the equivalent) of such Borrower,

(vi) copies of each Borrower’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary, an Assistant Secretary or another appropriate officer, manager or the equivalent of such Borrower,

(vii) a certificate of status with respect to each Borrower, dated as of a recent date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Borrower, which certificate shall indicate that such Borrower is in good standing (or the equivalent) in such jurisdiction,

(viii) certificates of status with respect to each Borrower, each dated as of a recent date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Borrower) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Borrower is in good standing (or the equivalent) in such jurisdictions,

(ix) a certificate from the Secretary, an Assistant Secretary or another appropriate officer, manager or the equivalent of each Guarantor (i) attesting to the resolutions of such Guarantor’s Board of Directors authorizing its execution, delivery, and performance of the Loan Documents to which such Guarantor is a party, and authorizing specific officers (or the equivalent) of such Guarantor to execute the same and (ii) attesting to the incumbency and signatures of such specific officers (or the equivalent) of such Guarantor,

(x) copies of each Guarantor’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary, an Assistant Secretary or another appropriate officer, manager or the equivalent of such Guarantor,

Schedule 3.1 – Page 1

(xi) a certificate of status with respect to each Guarantor, dated as of a recent date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Guarantor, which certificate shall indicate that such Guarantor is in good standing (or the equivalent) in such jurisdiction,

(xii) certificates of status with respect to each Guarantor, each dated as of a recent date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Guarantor) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Guarantor is in good standing (or the equivalent) in such jurisdictions,

(xiii) certificates of insurance, together with the endorsements thereto, as are required by Section 5.6, the form and substance of which shall be satisfactory to Agent,

(xiv) one or more opinions of Borrowers’ and Guarantors’ counsel under the laws of the States of Delaware, California, Arkansas, Indiana, Texas and Wisconsin, respectively, in form and substance satisfactory to Agent, and

(xv) subject to Section 5.19, all other agreements, instruments and documents listed on the Closing Checklist attached hereto as Exhibit 3.1;

(b) Agent shall have received the results of recent lien searches against each Loan Party, in each case, the scope and results of which shall be satisfactory to Agent;

(c) Agent shall have completed (i) Patriot Act searches, OFAC/PEP searches and customary individual background checks for each Borrower, and (ii) OFAC/PEP searches and customary individual background searches for each Borrower’s senior management and key principals, and each Guarantor, in each case, the results of which shall be satisfactory to Agent;

(d) Agent shall have received a set of Projections of Borrowers for the 3 year period following the Closing Date (on a year by year basis), in form and substance (including as to scope and underlying assumptions) satisfactory to Agent;

(e) Borrowers shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement, to the extent invoiced to Borrowers at least one (1) Business Day in advance of the Closing Date;

(f) Agent shall have received a Borrowing Base Certificate setting forth the Borrowing Base as of the date set forth therein, which shall be completed in a manner reasonably satisfactory to Agent and duly authorized, executed and delivered by an Authorized Person of Administrative Borrower; and

(g) since December 31, 2017, there shall not have been a Material Adverse Change.

Schedule 3.1 – Page 2

Schedule 5.1

Deliver to Agent each of the financial statements, reports, or other items set forth set forth below at the following times in form satisfactory to Agent (it being understood that the items specified below in clauses (a), (c), (f), (i) and (~~g~~j) (to the extent any such documents are included in materials otherwise filed with the SEC) (i) will be deemed to have been delivered hereunder upon Administrative Borrower filing such documents with the SEC via the EDGAR filing system (or any successor system) to the extent such documents are publicly available and (ii) otherwise may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (A) on which Administrative Borrower posts such documents, or provides a link thereto, on Administrative Borrower’s website on the Internet at www.wabashnational.com; or (B) on which such documents are posted on Administrative Borrower’s behalf on an Internet or intranet website (such as Intralinks), if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that Administrative Borrower shall notify Agent (by facsimile or electronic mail) of the posting of any such documents (which shall notify each Lender), and if requested by Agent, Administrative Borrower shall provide to Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Administrative Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Prior to the Financial Covenant Conversion Date, within 30 days after the end of each fiscal month of Administrative Borrower

(a) an unaudited consolidated balance sheet, income statement, and statement of cash flow covering Administrative Borrower’s and its Subsidiaries’ operations during such period (it being understood and agreed that with respect to any applicable fiscal month that is not the last fiscal month of a fiscal quarter, cash flow may be calculated as free cash flow), and

(b) a Compliance Certificate.

~~As~~On and after the Financial Covenant Conversion Date, as soon as available, but in any event within 45 days after the end of each fiscal quarter of Administrative Borrower or, during an Increased Reporting Period, within 30 days after the end of each fiscal month of Administrative Borrower (or 45 days in the case of a fiscal month that is also the end of a fiscal quarter)

(c) ~~(a)~~ an unaudited consolidated balance sheet, income statement, and statement of cash flow covering Administrative Borrower’s and its Subsidiaries’ operations during such period, ~~and~~

(d) ~~(b)~~ a Compliance Certificate~~.~~, and

(e) solely in the case of a month that is the end of one of Borrowers’ fiscal quarters, a certificate describing: (i) all outstanding Supply Chain Financing Arrangements, Off-Balance Sheet Financing, and Structured Payables of the Loan Parties and their Subsidiaries; (ii) the aggregate outstanding amount, maturity profile, and payment terms of each; (iii) whether any such arrangement has been recharacterized as Indebtedness under GAAP; and (iv) any defaults, disputes, or repurchase/reimbursement obligations in respect of any such arrangement that have arisen during the prior fiscal quarter.

Schedule 5.1 – Page 1

As soon as available, but in any event within 120 days after the end of each of Administrative Borrower’s fiscal years

(f) ~~(c)~~ consolidated financial statements of Administrative Borrower and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent (it being acknowledged and agreed that Ernst & Young LLP satisfies such standard) and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, other than any such qualification or exception that is expressed solely with respect to, or resulting solely from (i) an upcoming maturity date under any debt that is scheduled to occur within one year from the time such audit is delivered, and (ii) any inability to satisfy any future financial covenant during the one year period from the time such audit was delivered, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Article 7), except for a qualification for a change in accounting principles with which the accountant concurs, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management) and such report may contain references (excluding formal qualifications) regarding audits performed by other auditors as contemplated by AU Section 543, Part of Audit Performed by Other Independent Auditors (or any successor or similar standard under GAAP), and

(g) ~~(d)~~ a Compliance Certificate.

As soon as available, but in any event within 45 days after the start of each of Administrative Borrower’s fiscal years,	(h) ~~(e)~~ copies of Administrative Borrower’s Projections, in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent, in its Permitted Discretion, for the forthcoming 2 years, year by year, and for the forthcoming fiscal year, month by month, certified by the chief financial officer of Administrative Borrower as being such officer’s good faith estimate of the financial performance of Administrative Borrower during the period covered thereby.

Schedule 5.1 – Page 2

Promptly upon filing thereof by Administrative Borrower,

(i) ~~(f)~~ notice of the filing of Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(j) ~~(g)~~ notice of any other filings made by Administrative Borrower with the SEC which have become publicly available, and

(k) ~~(h)~~ any other information that is provided by Administrative Borrower to its shareholders generally.

Promptly, but in any event within 5 days after Administrative Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default,	(l) ~~(i)~~ notice of such event or condition and a statement of the curative action that Borrowers propose to take with respect thereto.

Promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on Administrative Borrower or any of its Subsidiaries,	(m) ~~(j)~~ notice of all actions, suits, or proceedings brought by or against Administrative Borrower or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Change.

Promptly, but in any event within five Business Days after Administrative Borrower has knowledge thereof,	(n) ~~(k)~~ in respect of the Perkins v. Wabash Litigation, copies of any post-judgment motions and briefing thereon, and any post-judgment orders entered by the Court.

Promptly but in any event five Business Days prior to the date of the relevant action,	(o) any amendment, renewal, or termination of any Supply Chain Financing Arrangement, Off-Balance Sheet Financing, or Structured Payables arrangement of any Loan Party or any of its Subsidiaries.

Promptly, but in any event within two Business Days after Administrative Borrower has knowledge thereof,	(p) ~~(l)~~ in respect of the Perkins v. Wabash Litigation, notice and copies of any judgment or amended or revised judgment entered by the court, and notice and copies of any action or court filing, by or on behalf of plaintiffs, seeking to enforce any judgment, order or award entered in such litigation, regardless of whether or not such judgment, order or award is final for purposes of appeal.

Schedule 5.1 – Page 3

~~Upon~~Promptly upon the request of Agent,

(q) ~~(m)~~ any other information reasonably requested relating to the financial condition of Administrative Borrower or its Subsidiaries~~.~~, and

(r) without limiting clause (q) above, copies of all material agreements, amendments, payoff letters, and statements relating to any Supply Chain Financing Arrangements, Off-Balance Sheet Financing, and Structured Payables of the Loan Parties and their Subsidiaries.

Schedule 5.1 – Page 4

Schedule 5.2

Provide Agent with each of the documents set forth below at the following times in form satisfactory to Agent:

~~Monthly~~Weekly (no later than ~~the 20th day~~Wednesday of each ~~month~~week)

(a) prior to the Financial Covenant Conversion Date, if Excess Availability (calculated without giving effect to the Availability Block) is in an amount less than the greater of (1) 20.0% of the Line Cap and (2) $110,000,000 for three (3) consecutive Business Days, a Borrowing Base Certificate, and

(b) ~~(a) if (i) Excess Availability is less than $100,000,000 or (ii) the outstanding principal balance of Advances exceeds $100,000,000; provided however, that in the event any Eligible Leasing Inventory is included in the most recently delivered Borrowing Base Certificate, then the amount under this clause (ii) shall instead be $75,000,000, in each case at any time, a Borrowing Base Certificate.~~on and after the Financial Covenant Conversion Date, if Excess Availability (calculated without giving effect to the Availability Block) is less than the greater of (1) 12.5% of the Line Cap and (2) $35,000,000 for three (3) consecutive Business Days, a Borrowing Base Certificate.

~~Quarterly~~Monthly (no later than the 20th day of ~~the first~~each month ~~in each fiscal quarter~~)

(c) prior to the Financial Covenant Conversion Date, if Excess Availability (calculated without giving effect to the Availability Block) is in an amount equal to or greater than the greater of (1) 20.0% of the Line Cap and (2) $110,000,000 a Borrowing Base Certificate, and

(d) ~~(b) if (i) Excess Availability is greater than or equal to $100,000,000 and (ii) the outstanding principal balance of Advances is less than $100,000,00; provided however, that in the event any Eligible Leasing Inventory is included in the most recently delivered Borrowing Base Certificate, then the amount under this clause (ii) shall instead be $75,000,000, in each case at all times during such period, a Borrowing Base Certificate.~~on and after the Financial Covenant Conversion Date, if Revolver Usage is greater than 5% of the Line Cap, a Borrowing Base Certificate.

Quarterly (no later than the 20th day of the first month in each fiscal quarter)	(e) on and after the Financial Covenant Conversion Date, a Borrowing Base Certificate.

With each Borrowing Base Certificate	(~~c~~f) a detailed aging, by total, of each Borrower’s Accounts, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting).

Schedule 5.2 – Page 1

(~~d~~g) an Inventory system/perpetual report specifying the cost and the wholesale market value of each Borrower’s Leasing Inventory, by category, with additional detail showing additions to and deletions therefrom, together with a reconciliation to Borrowers’ general ledger (delivered electronically, in an acceptable format, if Borrowers have implemented electronic reporting),

(~~e~~h) a detailed calculation of Leasing Inventory categories that are not eligible for the Borrowing Base as Eligible Leasing Inventory, if Borrowers have not implemented electronic reporting,

(~~f~~i) with respect to the Eligible Leasing Inventory, as of the end of the previous month (or quarter) and for the portion of the fiscal year then ended:

(1) a reasonably detailed list of all Eligible Leasing Inventory by vehicle identification, including Net Book Value,

(2) a report in form and substance reasonably satisfactory to Agent (x) specifying (i) the average number of trailers included in Leasing Inventory which are being leased or rented during such period, divided by (ii) the average number of trailers included in Leasing Inventory during such period, (y) including a roll forward of Leasing Inventory and (z) reflecting the amount spent on such purchases or acquisitions of Leasing Inventory during such period,

(3) a list of Leasing Inventory (including any Eligible Leasing Inventory) subject to a sales-type lease or a direct financing lease or Vendor Lease or other Indebtedness during such period, including the sale or rental lease payments of such Leasing Inventory and the Net Book Value of such Leasing Inventory, together with the vehicle identification number (or other similar serial number) and the owner of such Leasing Inventory,

(4) to the extent requested by the Agent from time to time, a report reconciling the records of the Loan Parties against the most recent report of the Agent with respect to the Leasing Inventory, and

(5) to the extent requested by the Agent from time to time, a report summarizing all taxes and title fees which will become due and payable in respect of the

Eligible Leasing Inventory in the immediately succeeding six (6) month period,

(~~g~~j) notice of the location of any opening of a new location owned or leased by any Loan Party (including terminals) at which Leasing Inventory with a value in excess of $~~250,000~~1,000,000 is regularly stored, and

Schedule 5.2 – Page 2

(~~h~~k) accounts receivable due from Leasing Inventory that are the subject of a Sale Leaseback.

Annually (together with annual financial statements)	(~~i~~l) a detailed list of Borrower’s and its Domestic Subsidiaries’ customers, with address and contact information.

~~Not less than two (2)~~

Not less than two (2) Business Days before

any Loan Party disposes of, or grants to any Person a Lien which has priority over Agent’s Liens on, any Leasing Inventory, which Collateral, together with all other Collateral which has been subject to disposition since the date of the Borrowing Base Certificate most recently delivered to Agent, contributed more than $2,500,000 in the aggregate to the Borrowing Base

(~~j~~m) notice of such disposition or Lien, as applicable, and an updated Borrowing Base Certificate reflecting the removal of any such assets from the Borrowing Base to the extent the same were included immediately prior to such disposition or granting of such Lien,

Promptly but in any event within two (2) Business Days after entry into the applicable arrangement,	(n) any Loan Party’s entry into a Supply Chain Financing Arrangement, Off-Balance Sheet Financing, or Structured Payables arrangement that involves 5% of the fair market value of assets included in the Borrowing Base, a completed Borrowing Base Certificate.

Schedule 5.2 – Page 3

Promptly but in any event within two (2) Business Days after any Loan Party acquires any Margin Stock,	(~~k~~o) notice of such acquisition, together with a description of the Margin Stock and a Form U-1 (with sufficient additional originals thereof for each Lender) duly executed and delivered by such Loan Party, together with such other documentation as Agent shall reasonably request, in order to enable Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the ~~Federal Reserve~~ Board of Governors.

~~Upon~~Promptly upon request by Agent; provided that in the absence of a Default or Event of Default and when Excess Availability (calculated without giving effect to the Availability Block) is not less than 12.5% of the Maximum Revolver Amount for 3 consecutive Business Days, Agent shall not request such information more than 4 times in any fiscal year

(~~l~~p) an Account roll-forward with supporting details supplied from sales journals, collection journals, credit registers and any other records,

(~~m~~q) notice of all claims, offsets, or disputes asserted by Account Debtors with respect to each Borrower’s and its Domestic Subsidiaries’ Accounts, and

(~~n~~r) copies of invoices together with corresponding shipping and delivery documents, and credit memos together with corresponding supporting documentation, with respect to invoices and credit memos in excess of an amount determined in the Permitted Discretion of Agent, from time to time.

~~Upon~~Promptly upon request by Agent

(~~o~~s) with respect to Eligible Leasing Inventory, such additional information as Agent may reasonably request, including, without limitation, serial number, cost, depreciation method, periodic depreciation rate, model type, model and manufacturer, and reconciled to the general ledger trial balance cost and accumulated depreciation,

(~~p~~t) copies of purchase orders and invoices for Inventory and Equipment acquired by any Loan Party, and

(~~q~~u) such other reports as to the Collateral or the financial condition of each Borrower and its Domestic Subsidiaries, as Agent may reasonably request.

Schedule 5.2 – Page 4

Exhibit A-2

Amended and Restated Schedule C-1 to Credit Agreement

Schedule C-1 to the Credit Agreement

Commitments

as of the Sixth Amendment Effective Date

Lender	Revolver Commitment	Total Commitment
Wells Fargo Capital Finance, LLC	$125,000,000	$125,000,000
PNC Bank, National Association	$75,000,000	$75,000,000
JPMorgan Chase Bank, N.A.	$75,000,000	$75,000,000
Morgan Stanley Senior Funding, Inc.	$25,000,000	$25,000,000

All Lenders	$300,000,000	$300,000,000